As filed pursuant to Rule 424(b)(5)
Under the Securities Act of 1933
Registration No. 333-196630

PROSPECTUS SUPPLEMENT

(to Prospectus dated June 10, 2014)

DaVita HealthCare Partners Inc.

$1,750,000,000

5.125% Senior Notes due 2024

We are offering $1,750 million aggregate principal amount of our 5.125% senior notes due 2024, or the notes. The notes will mature on July 15, 2024.

We will pay interest on the notes on January 15 and July 15 of each year. Interest will accrue on the notes from June 13, 2014 and the first interest payment date will be January 15, 2015.

We may redeem some or all of the notes at any time on or after July 15, 2019 at redemption prices described in this prospectus supplement and prior to such date at a “make-whole” redemption price described in this prospectus supplement. At any time prior to July 15, 2017, we may also redeem up to 35% of the notes with the net cash proceeds we receive from certain equity offerings at the redemption price set forth in this prospectus supplement.

If a Change of Control (as defined) occurs, we may be required to offer to purchase the notes from the holders as described in this prospectus supplement under the heading “Description of Notes—Change of control”.

The notes will be our unsecured senior obligations and will rank equally in right of payment with our existing and future unsecured senior indebtedness. The notes will be guaranteed by certain of our domestic subsidiaries. The guarantees will be unsecured senior obligations of the guarantors and will rank equally in right of payment with all existing and future unsecured senior indebtedness of the guarantors. The notes and guarantees will be effectively subordinated to all of our and the guarantors’ existing and future secured indebtedness (including indebtedness under our senior secured credit facilities) to the extent of the value of the collateral securing such indebtedness and structurally subordinated to all existing and future indebtedness and other liabilities of any of our subsidiaries that do not guarantee the notes.

The notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the notes involves risks. See “Risk Factors,” beginning on page S-16 for a discussion of certain risks that you should consider in connection with an investment in the notes.

	Per Note	Total
Public offering price (1)	100.00%	$1,750,000,000
Underwriting discount	1.25%	$21,875,000
Proceeds, before expenses, to us (1)	98.75%	$1,728,125,000

(1) Plus accrued interest from June 13, 2014, if settlement occurs after that date.

The notes will not be listed on any securities exchange or quotation system. Currently, there is no public market for the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about June 13, 2014.

Joint Book-Running Managers

Wells Fargo Securities	Barclays

BofA Merrill Lynch	Credit Suisse	Goldman, Sachs & Co.
J.P. Morgan	Morgan Stanley	SunTrust Robinson Humphrey

Co-Managers

Credit Agricole CIB	Mitsubishi UFJ Securities
Scotiabank	SMBC Nikko

The date of this prospectus supplement is June 10 , 2014.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

This prospectus supplement and the information incorporated by reference in this prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters or any one of them, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

In this prospectus supplement, unless otherwise stated or the context otherwise requires, references to “we,” “us,” “our,” “DaVita,” “DaVita HealthCare Partners” and “Company” refer to DaVita HealthCare Partners Inc. and its consolidated subsidiaries. If we use a capitalized term in this prospectus supplement and do not define the term in this document, it is defined in the accompanying prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents deemed to be incorporated by reference in this prospectus supplement contains or may contain statements that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements to be covered by the safe harbor provisions for such statements contained in these documents. All statements that do not concern historical facts are forward-looking statements and include, among other things, statements about our expectations, beliefs, intentions and/or strategies for the future. These forward-looking statements include statements regarding anticipated refinancing transactions, our future operations, financial condition and prospects, expectations for treatment growth rates, revenue per treatment, expense growth, levels of the provision for uncollectible accounts receivable, operating income, cash flow, operating cash flow, estimated tax rates, capital expenditures, the development of new centers and center acquisitions, government and commercial payment rates, revenue estimating risk and the impact of our related level of indebtedness on our financial performance, including earnings per share. These statements can sometimes be identified by the use of forward looking words such as “may,” “believe,” “will,” “should,”

“could,” “would,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “continue,” “seek,” “forecast,” or “intend” or other similar words or expressions of the negative thereof.

These statements involve substantial known and unknown risks and uncertainties that could cause our actual results to differ materially from those described in the forward-looking statements, including, but not limited to :

•	risks resulting from the concentration of profits generated by higher-paying commercial payor plans for which there is continued downward pressure on average realized payment rates, and a reduction in the number of patients under such plans, which may result in the loss of revenues or patients,

•	a reduction in government payment rates under the Medicare ESRD program or other government-based programs,

•	the impact of health care reform legislation that was enacted in the U.S. in March 2010,

•	the impact of the Center for Medicare and Medicaid Services (CMS) 2014 Medicare Advantage benchmark structure,

•	the impact of the American Taxpayer Relief Act,

•	the impact of the sequestration that went into effect on April 1, 2013,

•	the impact of disruptions in federal government operations and funding,

•	changes in pharmaceutical or anemia management practice patterns, payment policies, or pharmaceutical pricing,

•	legal compliance risks, including our continued compliance with complex government regulations and current or potential investigations by various government entities and related government or private-party proceedings, including risks relating to the final resolution of the 2010 and 2011 U.S. Attorney Physician Relationship Investigations, such as restrictions on our business and operations required by a corporate integrity agreement and other settlement terms, and the financial impact thereof,

•	continued increased competition from large and medium-sized dialysis providers that compete directly with us,

•	our ability to maintain contracts with physician medical directors, changing affiliation models for physicians, and the emergence of new models of care introduced by the government or private sector that may erode our patient base and reimbursement rates such as accountable care organizations (ACOs), independent practice associations (IPAs) and integrated delivery systems, or to businesses outside of dialysis and HCP’s business,

•	our ability to complete acquisitions, mergers or dispositions that we might be considering or announce, or to integrate and successfully operate any business we may acquire or have acquired, including HCP, or to expand our operations and services to markets outside the U.S.,

•	variability of our cash flows,

•	the risk that we might invest material amounts of capital and incur significant costs in connection with the growth and development of our international operations, yet we might not be able to operate them profitably anytime soon, if at all,

•	risks arising from the use of accounting estimates, judgments and interpretations in our financial statements,

•	loss of key HCP employees, potential disruption from the HCP transaction making it more difficult to maintain business and operational relationships with customers, partners, associated physicians and physician groups, hospitals and others,

•	the risk that laws regulating the corporate practice of medicine could restrict the manner in which HCP conducts its business,

•	the risk that the cost of providing services under HCP’s agreements may exceed our compensation,

•	the risk that reductions in reimbursement rates, including Medicare Advantage rates, and future regulations may negatively impact HCP’s business, revenue and profitability,

•	the risk that HCP may not be able to successfully establish a presence in new geographic regions or successfully address competitive threats that could reduce its profitability,

•	the risk that a disruption in HCP’s healthcare provider networks could have an adverse effect on HCP’s operations and profitability,

•	the risk that reductions in the quality ratings of health maintenance organization plan customers of HCP could have an adverse effect on HCP’s business, and

•	the risk that health plans that acquire health maintenance organizations may not be willing to contract with HCP or may be willing to contract only on less favorable terms.

The forward-looking statements included or incorporated by reference in this prospectus supplement are only made as of the date of this prospectus supplement or the respective document incorporated by reference herein, as applicable. Except as required by law, we undertake no obligation to update or revise these statements, whether as a result of changes in underlying factors, new information, future events or otherwise. See “Where You Can Find More Information.”

INDUSTRY AND MARKET DATA

Industry and market data contained or incorporated by reference in this prospectus supplement were obtained through company research, surveys and studies conducted by third parties and industry and general publications or based on our experience in the industry. We have not independently verified market and industry data from third-party sources. While we believe internal company surveys and assumptions are reliable and market definitions are appropriate, neither these surveys and assumptions nor these definitions have been verified by any independent sources and we cannot assure that they are accurate. Our internal company reports have not been verified by any independent source. Statements as to our industry position are based on market data currently available to us. While we are not aware of any misstatements regarding the industry data presented herein, this information involves risks and uncertainties and is subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus supplement.

SUMMARY

This summary may not contain all the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus, together with the information incorporated by reference herein and therein, including our financial statements and related notes, before making an investment decision. Unless this prospectus supplement indicates otherwise or the context otherwise requires the terms “we,” “our,” “us,” “DaVita,” “DaVita HealthCare Partners” and the “Company” refer to DaVita HealthCare Partners Inc. and its consolidated subsidiaries. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus supplement to our senior secured credit facilities refer to our current senior secured credit facilities as of the date of this prospectus supplement as described under “Description of Other Indebtedness—Current Senior Secured Credit Facilities” and, to the extent entered into after the date of this prospectus supplement, our proposed amended and restated senior secured credit facilities as described under “Description of Other Indebtedness-Proposed Amended and Restated Senior Secured Credit Facilities”. In this summary, we have presented certain financial measures, such as free cash flow, net debt, pro forma Adjusted EBITDA and Adjusted EBITDA and metrics derived therefrom, that are non-GAAP financial measures. We are presenting these non-GAAP financial measures because we believe that they provide us and readers of this prospectus supplement with useful supplemental information. We do not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. See “Summary—Summary Financial and Operating Data” for a reconciliation of these non-GAAP financial measures to their most comparable measure calculated and presented in accordance with GAAP.

Our Company

Our Company consists of two major divisions, Kidney Care and HealthCare Partners (HCP). Our Kidney Care division is comprised of our U.S. dialysis and related lab services business, our ancillary services and strategic initiatives including our international operations, and our corporate support expenses. Our HCP division is comprised of our HCP business. Our largest line of business is our U.S. dialysis and related lab services business, which is a leading provider of kidney dialysis services in the U.S. for patients suffering from chronic kidney failure, also known as end stage renal disease (ESRD). Our other major line of business is HCP, which is a patient-and physician-focused integrated health care delivery and management company with nearly three decades of providing coordinated, outcomes-based medical care in a cost-effective manner.

U.S. dialysis and related lab services business

Our U.S. dialysis and related lab services business is a leading provider of kidney dialysis services for patients suffering from chronic kidney failure or ESRD. As of March 31, 2014, we provided dialysis and administrative services in the U.S. through a network of 2,098 outpatient dialysis centers in 46 states and the District of Columbia, serving a total of approximately 165,000 patients. We also provide acute inpatient dialysis services in approximately 1,000 hospitals and related laboratory services throughout the U.S. Our U.S. dialysis and related lab services business accounted for approximately 65% of our consolidated net revenues for the twelve months ended March 31, 2014. All references in this prospectus supplement or the accompanying prospectus to dialysis and related lab services refer only to our U.S. dialysis and related lab services business.

HealthCare Partners business

HCP is a patient- and physician-focused integrated health care delivery and management company with nearly three decades of experience providing coordinated, outcomes-based medical care in a cost-effective manner. Through capitation contracts with some of the nation’s leading health plans, as of March 31, 2014, HCP had approximately 795,000 members under its care in southern California, central and south Florida, southern Nevada, central New Mexico and central Arizona. Of these, approximately 292,000 individuals were patients enrolled in Medicare Advantage. The remaining approximately 503,000 individuals were managed care members whose health coverage is provided through their employer or who have individually acquired health coverage directly from a health plan or as a result of their eligibility for Medicaid benefits. In addition to its managed care business, during the twelve months ended March 31, 2014, HCP provided care in all markets, except Arizona, to over 448,000 patients whose health coverage is structured on a fee-for-service (FFS) basis, including patients enrolled through traditional Medicare and Medicaid programs, preferred provider organizations and other third-party payors.

The patients of HCP’s associated physicians, physician groups and independent practice associations (IPAs) benefit from an integrated approach to medical care that places the physician at the center of patient care. As of March 31, 2014, HCP delivered services to its members via a network of over 3,000 associated group and other network primary care physicians, 217 network hospitals, and several thousand associated group and network specialists. Together with hundreds of case managers, registered nurses and other care coordinators, these medical professionals utilize a comprehensive information technology system, sophisticated risk management techniques and clinical protocols to provide high-quality, cost-effective care to HCP’s members.

Ancillary services and strategic initiatives businesses

As of March 31, 2014, our ancillary services and strategic initiatives consisted primarily of pharmacy services, disease management services, vascular access services, ESRD clinical research, physician services, direct primary care and our international dialysis operations. Our ancillary services and strategic initiatives, including our international operations accounted for approximately 8% of our consolidated net revenues for the twelve months ended March 31, 2014, and relate primarily to our core business of providing kidney care services. As of March 31, 2014, we provided dialysis and administrative services to a total of 75 outpatient dialysis centers located in ten countries outside the U.S.

Recent Developments

Tender Offer and Consent Solicitation for Our 2018 Notes

We have commenced a cash tender offer to purchase any and all of our outstanding 6-3/8% Senior Notes due 2018, or the 2018 Notes and a concurrent consent solicitation to approve amendments to the indenture governing the 2018 Notes, to eliminate substantially all of the restrictive covenants and certain events of default. We refer to this tender offer and consent solicitation, together, as the Offer. As of March 31, 2014, $775 million aggregate principal amount of the 2018 Notes was outstanding. Pursuant to the current terms of the Offer, the total consideration payable for 2018 Notes tendered and accepted by us for purchase in the Offer, excluding accrued interest, will be $1,051.25 per $1,000 principal amount of 2018 Notes, which total consideration includes a consent payment of $30.00 per $1,000 principal amount of 2018 Notes validly tendered and not withdrawn prior to June 17, 2014, which is the consent payment deadline. The terms of the Offer provide that only 2018 Notes that are tendered and not withdrawn prior to the consent payment deadline will be eligible to receive the consent payment and that any 2018 Notes tendered after the consent payment deadline and prior to the expiration of the Offer (midnight at the end of July 1, 2014, unless extended or earlier terminated) will be eligible to receive the total consideration less the consent payment. The Offer is being made on the terms and subject to the conditions set forth in an Offer to Purchase and Consent Solicitation Statement.

The consummation of this offering is not conditioned on the consummation of the Offer. The Offer is conditioned on, among other things, our receipt of funds from the issuance of senior unsecured indebtedness and borrowings under our proposed amended and restated senior secured credit facilities (described below) sufficient to fund the purchase of all of the outstanding 2018 Notes pursuant to the Offer, including the consent payments, repay borrowings outstanding and pay other amounts payable under our existing credit facilities and pay fees and expenses related to the foregoing. Holders of 2018 Notes are not obligated to tender their 2018 Notes to us pursuant to the Offer. Accordingly, we cannot assure you that any 2018 Notes will be purchased in the Offer or the amount of any 2018 Notes that may be purchased in the Offer or that the Offer will be completed on the terms currently contemplated, or at all. If any 2018 Notes are not purchased in the Offer, we currently intend to use net proceeds from borrowings under our proposed amended and restated senior secured credit facilities or from other senior unsecured indebtedness to redeem any 2018 Notes that remain outstanding in accordance with the indenture governing the 2018 Notes. Under the terms of that indenture, the redemption price for the 2018 Notes is currently 104.781% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date. This prospectus supplement is not a solicitation for acceptance of the Offer.

Proposed Amended and Restated Senior Secured Credit Facilities

We have commenced a syndication process pursuant to which we are seeking to enter into amended and restated senior secured credit facilities, which we are planning to enter into subsequent to the closing of this offering. We anticipate that the proposed amended and restated senior secured credit facilities will provide for an aggregate borrowing capacity of up to $5,500 million (and that we will have the right to request an increase in the borrowing capacity by up to $1,500 million or more, subject to lender participation and other specific conditions), comprised of:

•	a five-year $1,000 million revolving credit facility,

•	a five-year $1,000 million term loan A, and

•	a seven-year $3,500 million term loan B.

We currently estimate that we will borrow a total of approximately $4,500 million of term loans under our proposed amended and restated senior secured credit facilities and expect that we will use the proceeds from such terms loans to purchase 2018 Notes tendered pursuant to the Offer (or, if any 2018 Notes are not purchased pursuant to the Offer, to redeem such 2018 Notes), to repay all remaining borrowings outstanding and pay other amounts payable under our current senior secured credit facilities, and to pay fees and expenses related to the foregoing. In addition, accrued and unpaid interest on the 2018 Notes that we purchase in the Offer or redeem will be paid from other available cash. Any remaining net proceeds from such term loans will be used for general corporate purposes. Pending such uses, the net proceeds may be invested in short term investments.

The proposed amended and restated senior secured credit facilities are contingent upon the closing of this offering, the repayment of all borrowings and payment of other amounts payable under our current senior secured credit facilities, and other conditions, including final documentation, and we can give no assurance that our proposed amended and restated senior secured credit facilities will become effective as proposed or at all. Whether or not we enter into the proposed amended and restated senior secured credit facilities as contemplated above, we may choose to seek additional funding through additional senior unsecured indebtedness or other funding sources to finance all or a portion of the cost of repurchasing or redeeming the 2018 Notes or paying the other amounts described in the preceding paragraph.

The Offering

The summary below describes some of the principal terms of the notes and the related indenture. Certain of the terms described below are subject to important limitations and exceptions. For a more detailed description of the terms of the notes and the related indenture, see the section entitled “Description of Notes.” As used in this section, references to the “Company”, “our”, “we” and similar references mean DaVita HealthCare Partners Inc. and not any of its subsidiaries.

Issuer	DaVita HealthCare Partners Inc.

Notes Offered	$1,750,000,000 aggregate principal amount of 5.125% Senior Notes due 2024.

Maturity Date	The notes will mature on July 15, 2024.

Interest	The notes will bear interest at 5.125% per year. Interest will accrue from June 13, 2014.

Interest Payment Dates	January 15 and July 15 of each year, commencing January 15, 2015.

Guarantees	The notes initially will be guaranteed by each of our domestic restricted subsidiaries that guarantees our senior secured credit facilities.

Ranking	The notes will be unsecured senior obligations of the Company. The notes will rank equally in right of payment with all of the Company’s existing and future unsecured senior indebtedness, will be effectively subordinated to all of the Company’s existing and future secured indebtedness (including indebtedness under its senior secured credit facilities) to the extent of the value of the collateral securing such indebtedness, will be structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries that do not guarantee the notes, and will rank senior in right of payment to any of the Company’s existing and future unsecured indebtedness that is expressly subordinated in right of payment to the notes.

The guarantees of the notes will be unsecured senior obligations of the guarantors. Each guarantor’s guarantee of the notes will rank equally in right of payment with all of such guarantor’s existing and future unsecured senior indebtedness, will be effectively subordinated to all of such guarantor’s existing and future secured indebtedness (including its guarantee of indebtedness under the Company’s senior secured credit facilities) to the extent of the value of the collateral securing such indebtedness, will be structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) of any of such guarantor’s subsidiaries that do not guarantee the notes, and will rank senior in right of payment to any existing and future unsecured indebtedness of such guarantor that is expressly subordinated in right of payment to its guarantee of the notes.

As of March 31, 2014, after giving effect to the issuance of the notes offered hereby and the application of the proceeds therefrom to the repayment of a portion of the term loans under our current senior secured credit facilities and to pay related fees and expenses as if they had occurred on that date, the Company and the guarantors would have had total secured debt of approximately $3,678 million, excluding the debt discounts associated with our term loans, and approximately $267 million of additional secured debt available to be borrowed under our current senior secured credit facilities, after giving effect to outstanding letters of credit of approximately $83 million, and the notes and the guarantees of the notes would have been structurally subordinated to approximately $319 million of indebtedness and other liabilities (including trade payables, but excluding liabilities owed to the Company or a guarantor of the notes) of the Company’s non-guarantor subsidiaries, and the total assets of our non-guarantor subsidiaries would have accounted for approximately 14% of our consolidated total assets at that date.

If, after the issuance of the notes offered hereby and the application of the proceeds therefrom on the terms described below under “Use of Proceeds,” we were able to enter into our proposed amended and restated senior secured credit facilities, make the initial borrowings thereunder and apply the proceeds thereof to the payment of all remaining amounts payable under our current senior secured credit facilities and to purchase all of the outstanding 2018 Notes in the Offer, all as contemplated under “Summary—Recent Developments”, then, after giving effect to all of the foregoing transactions as if they had occurred on March 31, 2014, as of that date the Company and the guarantors would have had total secured debt of approximately $4,553 million, excluding the debt discounts associated with our term loans, and approximately $917 million of additional secured debt available to be borrowed under our proposed amended and restated senior secured credit facilities, after giving effect to outstanding letters of credit of approximately $83 million.

Optional Redemption	At any time prior to July 15, 2017, the Company may redeem up to 35% of the notes with the net cash proceeds of certain equity offerings at the redemption price set forth under “Description of Notes—Optional redemption,” plus accrued and unpaid interest to the date of redemption.

At any time prior to July 15, 2019, the Company may redeem the notes, in whole or in part, at a “make whole” redemption price as set forth under “Description of Notes—Optional redemption,” plus accrued and unpaid interest to the date of redemption.

At any time on and after July 15, 2019, the Company may redeem the notes, in whole or in part, at the redemption prices set forth under “Description of Notes—Optional redemption,” plus accrued and unpaid interest to the date of redemption.

Change of Control	If a Change of Control (as defined under “Description of notes – Certain definitions”) occurs and the Company has not previously exercised its right to redeem all of the outstanding notes as described under “Description of Notes—Optional redemption,” the Company must offer to purchase the notes at a price equal to 101% of the principal amount thereof plus any accrued and unpaid interest.

Covenants	The indenture governing the notes, which we refer to as the indenture, will, among other things, restrict our ability and the ability of our Restricted Subsidiaries (as defined under “Description of notes – Certain definitions”) to:

•	incur additional indebtedness and issue certain preferred stock;

•	make certain distributions, investments and other restricted payments;

•	sell certain assets;

•	agree to restrictions on the ability of Restricted Subsidiaries to make payments to us;

•	create certain liens;

•	merge, consolidate or sell substantially all of our assets; and

•	enter into certain transactions with affiliates.

These covenants are subject to important exceptions and qualifications described under the heading “Description of Notes.”

Use of Proceeds	We intend to use the net proceeds from this offering to repay, concurrently with the closing of this offering, a portion of our borrowings outstanding under our current senior secured credit facilities and to pay fees and expenses related to this offering. Pending such uses, the net proceeds of this offering may be invested in short-term investments. See “Use of Proceeds.”

No Public Market	The notes are a new series of securities for which there is currently no established trading market. The underwriters have advised us that they presently intend to make a market in the notes. However, you should be aware that they are not obligated to make a market and may discontinue their market-making activities at any time without notice. As a result, a liquid market for the notes may not be available if you try to sell your notes. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

Form	The notes will be represented by global notes registered in the name of Cede & Co., the nominee of The Depository Trust Company, or DTC. Beneficial interests in the global notes will be shown on, and transfers will be effected through, records maintained by DTC and its direct and indirect participants.

Risk Factors	See “Risk Factors” beginning on page S-16 of this prospectus supplement for important information regarding us and an investment in the notes.

Summary Financial and Operating Data

The summary consolidated financial information as of and for each of the three years ended December 31, 2013 is derived from our audited consolidated financial statements. The summary consolidated financial information as of and for the three months ended March 31, 2014 and March 31, 2013 and the twelve months ended March 31, 2014 is unaudited. The results for the three months ended March 31, 2014 and the three months ended March 31, 2013 are not necessarily indicative of the results that may be expected for the year ended December 31, 2014 or any future period. Our unaudited interim financial information as of and for the three months ended March 31, 2014 and March 31, 2013 and our unaudited twelve month financial information as of the end of a particular quarter reflect all adjustments that our management considers necessary for a fair statement of the financial position and results of operations for such periods in accordance with U.S. generally accepted accounting principles, or GAAP. The unaudited financial information for the twelve months ended March 31, 2014 has been derived by adding our financial information for the year ended December 31, 2013 to the financial information for the three months ended March 31, 2014 and subtracting the financial information for the three months ended March 31, 2013.

The summary financial information should be read in conjunction with our consolidated financial statements and the related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections included in our Annual Report on Form 10-K for the year ended December 31, 2013 and our quarterly report on Form 10-Q for the quarter ended March 31, 2014, which we have filed with the Securities and Exchange Commission, or SEC, and are incorporated by reference in this prospectus supplement.

	Years ended December 31,			Three months ended March 31,		Twelve months ended March 31, 2014
	2011	2012	2013	2013	2014
	(dollars rounded to nearest millions)
Statement of income data:
Net operating revenues(1)	$ 6,732	$ 8,186	$ 11,764	$ 2,830	$ 3,043	$ 11,977
Operating expenses and charges:
Patient care costs	4,634	5,584	8,198	1,961	2,180	8,417
General and administrative	685	889	1,177	284	284	1,176
Depreciation and amortization	264	342	529	126	142	545
Provision for uncollectible accounts	3	4	5	1	3	7
Equity investment income	(9)	(16)	(35)	(9)	(7)	(32)
Loss contingency reserve and other legal settlements	–	86	397	300	–	97
Contingent earn-out obligation adjustment	–	–	(57)	–	–	(57)

Total operating expenses and charges	5,577	6,889	10,214	2,663	2,602	10,153

Operating income	1,155	1,297	1,550	167	441	1,824
Debt expense	(241)	(289)	(430)	(106)	(106)	(430)
Debt redemption charges	–	(11)	–	–	–	–
Other income	3	4	5	1	2	6

Income from continuing operations before income taxes	917	1,001	1,125	62	337	1,400
Income tax expense	326	360	381	15	125	491

Income from continuing operations	591	641	744	47	212	909
Discontinued operations	(18)	–	13	13	–	–

Net income	573	641	757	60	212	909
Less: Net income attributable to noncontrolling interests	(95)	(105)	(124)	(30)	(29)	(122)

Net income attributable to DaVita HealthCare Partners Inc.	$ 478	$ 536	$ 633	$ 30	$ 183	$ 787

	Years ended December 31,			Three months ended March 31,		Twelve months ended March 31, 2014
	2011	2012	2013	2013	2014
	(dollars rounded to nearest millions)
Balance sheet data (at end of period):
Cash and cash equivalents	$ 394	$ 534	$ 946	$ 700	$ 1,108
Working capital	1,128	871	1,010	866	1,141
Total assets	8,904	16,015	17,099	16,413	17,398
Long-term debt	4,418	8,327	8,141	8,277	8,072
Total DaVita HealthCare Partners Inc. shareholders’ equity	2,141	3,763	4,432	3,799	4,660

	Years ended December 31,			Three months ended March 31,		Twelve months ended March 31, 2014
	2011	2012	2013	2013	2014
	(dollars rounded to nearest millions, except per treatment data)
Other financial data:
Net cash provided by (used in):
Operating activities	$ 1,180	$ 1,101	$ 1,773	$ 379	$ 419	$ 1,813
Investing activities	(1,399)	(4,832)	(877)	(146)	(196)	(927)
Financing activities	(247)	3,872	(483)	(67)	(62)	(478)
Free cash flow (3)	855	715	1,366	299	337	1,403
Capital expenditures	400	550	618	117	127	627
Adjusted EBITDA (4)	1,534	2,337	2,511	596	587	2,504
Operating data:
Centers (2)	1,820	1,990	2,147	2,032	2,173	2,173
Patients (2)	143,000	155,000	168,000	159,000	170,000	170,000
U.S. dialysis treatments	19,599,472	22,053,597	23,637,584	5,628,799	5,975,627	23,984,413
Average U.S. dialysis revenue per treatment	$ 330	$ 332	$ 340	$ 340	$ 341	$ 340
HCP capitated membership:
Total	–	724,000	764,000	742,000	795,000	795,000
Member months	–	1,442,600	8,973,400	2,239,400	2,373,000	9,106,900
Adjusted data (5):
Interest expense (6)						$ 409
Total debt (7)						8,489
Net debt (8)						7,494
Ratio of total debt to Adjusted EBITDA (4)						3.4x
Ratio of net debt to Adjusted EBITDA (4)						3.0x
Ratio of Adjusted EBITDA to interest expense (4)						6.1x
Ratio of earnings to fixed charges (9)						3.1x

(1)	On January 1, 2012, we adopted FASB’s ASU No. 2011-07, Health Care Entities – Presentation and Disclosure of Patient Service Revenue, Provision for Bad Debts, and the Allowance for Doubtful Accounts. This standard was applied retrospectively to all prior periods presented. Upon adoption of this standard, we changed our presentation of our provision for uncollectible accounts related to patient services revenues as a deduction from our patient services operating revenues.

(2)	Includes international operations.

(3)

Free cash flow represents net cash provided by operating activities less income distributions to noncontrolling interest and capital expenditures for routine maintenance and information technology. We believe free cash flow is a useful adjunct to cash flow from operating activities and other measurements under GAAP, since free cash flow is a meaningful measure of our ability to fund acquisition and development activities and meet our debt service requirements. In addition, free cash flow excluding income distributions to noncontrolling interests is not a measure of financial performance computed in accordance with GAAP and should not be considered as a substitute for cash flows from operating, investing or financing activities, or other cash flow data prepared in conformity with GAAP, or as a measure of liquidity. In addition, free cash flow may not be comparable to similarly titled measures of other companies. Free cash flow may not be indicative of cash flows available for discretionary expenditures, and we do not mean it to be predictive of future cash flows.

Free cash flow reconciled to cash provided by operating activities is as follows:

	Years ended December 31,			Three months ended March 31,		Twelve months ended March 31, 2014
	2011	2012	2013	2013	2014
	(dollars rounded to nearest millions)
Cash provided by operating activities	$ 1,180	$ 1,101	$ 1,773	$ 379	$ 419	$ 1,813
Less: Income distributions to noncontrolling interests	(101)	(114)	(139)	(35)	(33)	(138)

Cash provided by operating activities attributable to DaVita HealthCare Partners Inc.	1,079	987	1,634	344	386	1,675
Less: Expenditures for routine maintenance and information technology	(224)	(272)	(268)	(45)	(49)	(272)

Free cash flow	$ 855	$ 715	$ 1,366	$ 299	$ 337	$ 1,403

(4)	Adjusted EBITDA is defined as net income attributable to DaVita HealthCare Partners Inc. before income taxes, debt expense, depreciation and amortization, noncontrolling interests and equity investment income, net, and we further adjust for non-cash charges, pro forma amounts for acquisitions and assets sales as if they had been consummated on the first day of each period, and non-cash gains and credits. We believe Adjusted EBITDA provides information useful for evaluating our businesses and understanding our operation performance in a manner similar to management. In addition, we present Adjusted EBITDA because it is one of the components used in the calculations under the covenants contained in our current senior secured credit facilities, and we expect similar covenants to be included in our proposed amended and restated senior secured credit facilities. Adjusted EBITDA is not a measure of operating performance computed in accordance with GAAP and should not be considered as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as measures of profitability or liquidity. In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Adjusted EBITDA may not be indicative of historical operating results, and we do not mean for it to be predictive of future results of operations or cash flows.

Adjusted EBITDA reconciled to net income attributable to DaVita HealthCare Partners Inc. is as follows:

	Years ended December 31,			Three months ended March 31,		Twelve months ended March 31, 2014
	2011(a)	2012(a)	2013	2013	2014
	(dollars rounded to nearest millions)
Net income attributable to DaVita HealthCare Partners Inc.	$ 478	$ 536	$ 633	$ 30	$ 183	$ 787
Income tax expense	316	360	381	15	125	491
Debt expense (b)	240	298	427	105	105	427
Depreciation and amortization	267	344	529	126	142	545
Noncontrolling interests and equity investment income, net	96	109	126	28	29	126
Non-cash and other unusual charges (c)	81	172	482	316	17	183
Pro-forma amounts for acquisitions and assets sales	88	563	29	4	2	30
Non-cash gains and credits (d)	(32)	(45)	(96)	(28)	(16)	(85)

Adjusted EBITDA	$ 1,534	$ 2,337	$ 2,511	$ 596	$ 587	$ 2,504

(a)	Represents the original amounts and have not been recast for certain divestitures that are reported as discontinued operations.

(b)	Debt expense is defined as interest expense plus the amortization of deferred financing costs, the amortization of debt discounts, the amortization of interest rate cap agreements and debt refinancing costs.

(c)	Includes stock-based compensation expense, impairments and valuation adjustments, other non-cash charges and losses, a loss contingency reserve, other legal settlements and transaction expenses associated with the acquisition of HCP.

(d)	Includes a contingent earn-out adjustment, EBITDA related to HCP’s non-guarantors entities and other non-cash gains and credits.

(5)	As adjusted to give effect to the issuance of the notes offered hereby and the application of the proceeds therefrom to the repayment of a portion of the term loans under our current senior secured credit facilities and to pay fees and expenses related to this offering. None of the adjusted data appearing in the foregoing table gives effect to the proposed purchase of 2018 Notes in the Offer, entry into our proposed amended and restated senior secured credit facility or any borrowings thereunder, or any of the other transactions described under “—Summary-Recent Developments-Tender Offer and Consent Solicitation for our 2018 Notes” and “—Proposed Amended and Restated Senior Secured Credit Facilities.”

(6)	Interest expense is defined as debt expense minus amortization of deferred financing costs, the amortization of interest rate cap agreements, the amortization of debt discounts, and debt refinancing costs less interest income.

(7)	Total debt refers to total funded debt outstanding plus outstanding letters of credit.

(8)	As used in this prospectus supplement, net debt refers to total debt less cash and cash equivalents and excluding HCP’s non-guarantors cash and cash equivalents.

(9)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings for this purpose are defined as pre-tax income from continuing operations adjusted by adding back fixed charges expensed during the period less pre-tax net income attributable to noncontrolling interests. Fixed charges include debt expense (interest expense, the amortization of deferred financing costs, the amortization of debt discounts, the amortization of the interest rate cap agreements and excludes interest income), the estimated interest component of rent expense on operating leases, and capitalized interest.

RISK FACTORS

Any investment in the notes involves a high degree of risk. You should carefully consider the risks described below together with all the other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, before making a decision to invest in the notes. Some of these factors relate principally to our business. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also have a material adverse effect on our business and operations.

If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you may lose all or part of your original investment.

Risks Relating to Our Business

Risk factors related to our U.S. dialysis and related lab services, ancillary services and strategic initiatives:

If the average rates that commercial payors pay us decline significantly, it would have a material adverse effect on our revenues, earnings and cash flows.

Approximately 33% of our dialysis and related lab services revenues for the quarter ended March 31, 2014, were generated from patients who have commercial payors as their primary payor. The majority of these patients have insurance policies that pay us on terms and at rates that are generally significantly higher than Medicare rates. The payments we receive from commercial payors generate nearly all of our profit and all of our nonacute dialysis profits come from commercial payors. We continue to experience downward pressure on some of our commercial payment rates as a result of general conditions in the market, recent and future consolidations among commercial payors, increased focus on dialysis services and other factors. There is no guarantee that commercial payment rates will not be materially lower in the future.

We are continuously in the process of negotiating our existing or potentially new agreements with commercial payors who tend to be aggressive in their negotiations with us. Sometimes many significant agreements are up for renewal or being renegotiated at the same time. In the event that our continual negotiations result in overall commercial rate reductions in excess of overall commercial rate increases, the cumulative effect could have a material adverse effect on our financial results. Consolidations have significantly increased the negotiating leverage of commercial payors. Our negotiations with payors are also influenced by competitive pressures, and we may experience decreased contracted rates with commercial payors or experience decreases in patient volume as our negotiations with commercial payors continue. In addition to downward pressure on contracted commercial payor rates, payors have been attempting to impose restrictions and limitations on non-contracted or out-of-network providers, and in some circumstances designate our centers as out-of-network providers. Rates for out-of-network providers are on average higher than rates for in-network providers. We believe commercial payors have or will begin to restructure their benefits to create disincentives for patients to select or remain with out-of-network providers and to decrease payment rates for out-of-network providers. Decreases in out-of-network rates and restrictions on out-of-network access, our turning away new patients in instances where we are unable to come to agreement on rates, or decreases in contracted rates could result in a significant decrease in our overall revenues derived from commercial payors. If the average rates that commercial payors pay us decline significantly, or if we see a decline in commercial patients, it would have a material adverse effect on our revenues, earnings and cash flows. For additional details regarding specific risks we face regarding regulatory changes that could result in fewer patients covered under commercial plans or an increase of patients covered under more restrictive commercial plans with lower reimbursement rates, see the discussion of individual and small group health plans in the risk factor below under the heading “Health care reform could substantially reduce our revenues, earnings and cash flows.”

If the number of patients with higher-paying commercial insurance declines, then our revenues, earnings and cash flows would be substantially reduced.

Our revenue levels are sensitive to the percentage of our patients with higher-paying commercial insurance coverage. A patient’s insurance coverage may change for a number of reasons, including changes in the patient’s or a family member’s employment status. Currently, for a patient covered by an employer group health plan, Medicare generally becomes the primary payor after 33 months, or earlier, if the patient’s employer group health plan coverage terminates. When Medicare becomes the primary payor, the payment rate we receive for that patient decreases from the employer group health plan rate to the lower Medicare payment rate. We have seen an increase in the number of patients who have government-based programs as their primary payors which we believe is largely a result of improved mortality and recent economic conditions which have a negative impact on the percentage of patients covered under commercial insurance plans. To the extent there are sustained or increased job losses in the U.S., independent of whether general economic conditions might be improving, we could experience a continued decrease in the number of patients covered under commercial plans. We could also experience a further decrease if changes to the healthcare regulatory system result in fewer patients covered under commercial plans or an increase of patients covered under more restrictive commercial plans with lower reimbursement rates. In addition, our continuous process of negotiations with commercial payors under existing or potentially new agreements could result in a decrease in the number of patients under commercial plans to the extent that we cannot reach agreement with commercial payors on rates and other terms, resulting in termination or non-renewals of existing agreements or our inability to enter into new ones. If there is a significant reduction in the number of patients under higher-paying commercial plans relative to government-based programs that pay at lower rates, it would have a material adverse effect on our revenues, earnings and cash flows.

Changes in the structure of and payment rates under the Medicare ESRD program, including the American Taxpayer Relief Act of 2012, the Budget Control Act of 2011 and other healthcare reform initiatives, could substantially reduce our revenues, earnings and cash flows.

Approximately 47% of our dialysis and related lab services revenues for the quarter ended March 31, 2014 was generated from patients who have Medicare as their primary payor. For patients with Medicare coverage, all ESRD payments for dialysis treatments are made under a single bundled payment rate which provides a fixed payment rate to encompass all goods and services provided during the dialysis treatment, including pharmaceuticals that were historically separately reimbursed to the dialysis providers, such as EPO, vitamin D analogs and iron supplements, irrespective of the level of pharmaceuticals administered or additional services performed. Most lab services that used to be paid directly to laboratories are also included in the bundled payment. The bundled payment rate is also adjusted for certain patient characteristics, a geographic usage index and certain other factors.

The current bundled payment system presents certain operating, clinical and financial risks, which include:

•	Risk that our rates are reduced by CMS. CMS issued the 2014 final rule for the ESRD PPS, which phases in over three to four years the 12% cut mandated by ATRA. Although no reimbursement reduction is expected in 2014 or 2015 under the final ESRD PPS rule, it is anticipated that future reductions will occur no later than 2017. However, the recent “Protecting Access to Medicare Act” that was passed on March 31, 2014 further modified the reduction to only 1.25% in 2016 and 2017, and 1% in 2018. While this modification eases reimbursement pressure, future legislative actions could have the opposite effect.

•	Risk that increases in our operating costs will outpace the Medicare rate increases we receive. We expect to continue experiencing increases in operating costs that are subject to inflation, such as labor and supply costs, regardless of whether there is a compensating inflation-based increase in Medicare payment rates or in payments under the bundled payment rate system.

•	Risk of federal budget sequestration cuts. As a result of the Budget Control Act of 2011 (BCA) and subsequent activity in Congress, a $1.2 trillion sequester (across-the-board spending cuts) in discretionary programs took effect on March 1, 2013. In particular, a 2% reduction to Medicare payments took effect on April 1, 2013, which was recently extended through 2014 and 2015 by a two-year funding bill signed into law on December 26, 2013. The across-the-board spending cuts pursuant to the sequester have affected and will continue to adversely affect our revenues, earnings and cash flows.

•	Risk that we may not be able to comply with the CMS ESRD Quality Incentive Program requirements. Beginning in payment year 2016, CMS proposed to adopt two new clinical and reporting measures, continue using six existing clinical and reporting measures, revise two existing clinical and reporting measures, and expand one existing reporting measure. The final rule establishes calendar year 2014 as the performance period for all of the quality measures. To the extent we are not able to meet CMS’s quality measures, it could have a material adverse effect on our revenues, earnings and cash flows.

For additional details regarding the risks we face for failing to adhere to our Medicare and Medicaid regulatory compliance obligations, see the risk factor below under the heading “If we fail to adhere to all of the complex government regulations that apply to our business, we could suffer severe consequences that would substantially reduce our revenues, earnings, cash flows and stock price.”

Health care reform could substantially reduce our revenues, earnings and cash flows.

We cannot predict how employers, private payors or persons buying insurance might react to the changes brought on by broad U.S. health care reform legislation.

The health care reform legislation introduced health care insurance exchanges which provide a marketplace for eligible individuals and small employers to purchase health care insurance. Although we cannot predict the short or long term effects of these measures, we believe the health care insurance exchanges could result in a reduction in patients covered by commercial insurance or an increase of patients covered through the exchanges under more restrictive commercial plans with lower reimbursement rates. To the extent that the implementation of such exchanges results in a reduction in patients covered by commercial insurance or a reduction in reimbursement rates for our services from commercial and/or government payors, our revenues, earnings and cash flows could be adversely affected.

In addition, the health care reform legislation introduced severe penalties for the knowing and improper retention of overpayments collected from government payors and reduced the timeline to file Medicare claims. As a result, we made significant initial investments in new resources to accelerate the time it takes us to identify and process overpayments and we deployed significant resources to reduce our timeline and improve our claims processing methods to ensure that our Medicare claims are filed in a timely fashion. We may be required to make additional investments in the future. Failure to timely identify and return overpayments may result in significant additional penalties, which may have a negative impact on our revenues, earnings and cash flows. Failure to file a claim within the one year window could result in payment denials, adversely affecting our revenues, earnings and cash flows.

The health care reform legislation also added several new tax provisions that, among other things, impose various fees and excise taxes, and limit compensation deductions for health insurance providers and their affiliates. These rules could negatively impact our cash flow and tax liabilities.

The CMS Center for Medicare & Medicaid Innovation (Innovation Center) is currently working with various healthcare providers to develop and implement ACOs and other innovative models of care for Medicare and Medicaid beneficiaries. We are currently uncertain of the extent to which these models of care, including ACOs, Bundled Payments for Care Improvement Initiative, Comprehensive ESRD Care Model (which includes the development of ESCOs), the Comprehensive Primary Care Initiative, the Duals Demonstration, or other models, will impact the health care market. Our U.S. dialysis business may choose to participate in one or several of these models either as a partner with other providers or independently. We are currently seeking to participate in the Comprehensive ESRD Care Model with the Innovation Center. Even if we do not participate in this or other programs, some of our patients may be assigned to a program, in which case the quality and cost of care that we furnish will be included in an ACO’s or other programs’ calculations. As new models of care emerge, we may be at risk for losing our Medicare patient base, which would have a materially adverse effect on our revenues, earnings and cash flow. Other initiatives in the government or private sector may arise, including the development of models similar to ACOs, IPAs and integrated delivery systems or evolutions of those concepts which could adversely impact our business.

CMS instituted new screening procedures which we expect will delay the Medicare contractor approval process, potentially causing a delay in reimbursement. We anticipate the new screening and enrollment requirements will require additional personnel and financial resources and will potentially delay the enrollment and revalidation of our centers which in turn will delay payment. These delays may negatively impact our revenues, earnings and cash flows.

Other reform measures allow CMS to place a moratorium on new enrollment of providers and to suspend payment to providers upon a credible allegation of fraud from any source. These types of reform measures, as well as other measures, could adversely impact our revenues, earnings and cash flows depending upon the scope and breadth of the implementing regulations.

There is also a considerable amount of uncertainty as to the prospective implementation of the federal healthcare reform legislation and what similar measures might be enacted at the state level. The enacted reforms as well as future legislative changes could have a material adverse effect on our results of operations, including lowering our reimbursement rates and increasing our expenses.

Changes in state Medicaid or other non-Medicare government-based programs or payment rates could reduce our revenues, earnings and cash flows.

Approximately 20% of our dialysis and related lab services revenues for the quarter ended March 31, 2014 was generated from patients who have state Medicaid or other non-Medicare government-based programs, such as coverage through the Department of Veterans Affairs (VA), as their primary coverage. As state governments and other governmental organizations face increasing budgetary pressure, we may in turn face reductions in payment rates, delays in the receipt of payments, limitations on enrollee eligibility or other changes to the applicable programs. For example, certain state Medicaid programs and the VA have recently considered, proposed or implemented payment rate reductions.

The VA recently adopted Medicare’s bundled PPS pricing methodology for any veterans receiving treatment from non-VA providers under a new national contracting initiative. Since we are a non-VA provider, these reimbursements are now tied to a percentage of Medicare reimbursement, and we have additional exposure to any dialysis reimbursement changes made by CMS. Approximately 2% of our dialysis and related lab services revenues for the quarter ended March 31, 2014 was generated by the VA. On October 1, 2013, we entered into a five-year Nationwide Dialysis Services contract with the VA which is subject to one-year renewal periods, consistent with all provider agreements with the VA under this contract. These agreements provide for the right of the VA to terminate the agreements without cause on short notice. Should the VA not renew or cancel these agreements for any reason, we may cease accepting patients under this program and may be forced to close centers, which could adversely affect our revenues, earnings and cash flows.

State Medicaid programs are increasingly adopting Medicare-like bundled payment systems, but sometimes these payment systems are poorly defined and are implemented without any claims processing infrastructure, or patient or facility adjusters. If these payment systems are implemented without any adjusters and claims processing changes, Medicaid payments will be substantially reduced and the costs to submit such claims may increase, which will have a negative impact on our revenues, earnings and cash flows. In addition, some state Medicaid program eligibility requirements mandate that citizen enrollees in such programs provide documented proof of citizenship. If our patients cannot meet these proof of citizenship documentation requirements, they may be denied coverage under these programs, resulting in decreased patient volumes and revenue. These Medicaid payment and enrollment changes, along with similar changes to other non-Medicare government programs could reduce the rates paid by these programs for dialysis and related services, delay the receipt of payment for services provided, and further limit eligibility for coverage which could adversely affect our revenues, earnings and cash flows.

Changes in clinical practices, payment rates or regulations impacting EPO and other pharmaceuticals could adversely affect our operating results, reduce our revenues, earnings and cash flows and negatively impact our ability to care for patients.

Medicare bundles EPO into the prospective payment system such that dosing variations do not change the amount paid to a dialysis facility. Although some Medicaid programs and other payors suggest movement towards a bundled payment system inclusive of EPO, some non-Medicare payors continue to pay for EPO separately from the treatment rate. The administration of EPO and other pharmaceuticals that are separately billable accounted for approximately 5% of our dialysis and related lab services revenues for the quarter ended March 31, 2014, with EPO alone accounting for approximately 3% of our dialysis and related lab services revenues during that period. Changes in physician clinical practices that result in further decreased utilization of prescribed pharmaceuticals or changes in payment rates for those pharmaceuticals could reduce our revenues, earnings and cash flows.

Evaluations on the utilization and reimbursement for ESAs, which have occurred in the past and may occur in the future, and related actions by the U.S. Congress and federal agencies, could result in further restrictions on the utilization and reimbursement for ESAs. Additionally, commercial payors have increasingly examined their administration policies for EPO and, in some cases, have modified those policies. Changes in labeling of EPO and other pharmaceuticals in a manner that alters physician practice patterns or accepted clinical practices, changes in private and governmental payment criteria, including the introduction of EPO administration policies or the conversion to alternate types of administration of EPO or other pharmaceuticals that result in further decreases in utilization of EPO for patients covered by commercial payors could have a material adverse effect on our revenues, earnings and cash flows. Further increased utilization of EPO for patients for whom the cost of EPO is included in a bundled reimbursement rate, or further decreases in reimbursement for EPO and other pharmaceuticals that are not included in a bundled reimbursement rate, could also have a material adverse effect on our revenues, earnings and cash flows.

Additionally, as a result of the current high level of scrutiny and controversy, we may be subject to increased inquiries or audits from a variety of governmental bodies or claims by third parties. Although we believe our anemia management practices and other pharmaceutical administration practices have been compliant with existing laws and regulations, increased inquiries or audits from governmental bodies or claims by third parties would require management’s attention, and could result in significant legal expense. Any negative findings could result in substantial financial penalties or repayment obligations, the imposition of certain obligations on and changes to our practices and procedures as well as the attendant financial burden on us to comply with the obligations, or exclusion from future participation in the Medicare and Medicaid programs, and could have a material adverse effect on our revenues, earnings and cash flows.

Changes in EPO pricing could materially reduce our earnings and cash flows and affect our ability to care for our patients.

Future increases in the cost of EPO without corresponding increases in payment rates for EPO from commercial payors and without corresponding increases in the Medicare bundled rate could have a material adverse effect on our earnings and cash flows and ultimately reduce our income. In November 2011, we entered into a seven year Sourcing and Supply Agreement with Amgen USA Inc., pursuant to which we committed to purchase EPO in amounts necessary to meet no less than 90% of our requirements for ESAs. As long as we meet certain conditions, the agreement limits Amgen’s ability to unilaterally increase the price for EPO during the term of the agreement. Our agreement with Amgen for EPO provides for discounted pricing and rebates for EPO. However, some of the rebates are subject to various conditions including, but not limited to, future pricing levels of EPO by Amgen and data submission by us. In addition, the rebates are subject to certain limitations. We cannot predict whether, over the seven year term of the agreement, we will continue to receive the rebates for EPO that we have received in the past, or whether we will continue to achieve the same levels of rebates within that structure as we have historically achieved. In the initial years of the agreement, the total rebate opportunity is less than what was provided in the agreement that expired at the end of 2011; however, the opportunity for us to earn discounts and rebates increases over the term of the agreement. Factors that could impact our ability to qualify for rebates provided for in our agreement with Amgen in the future include, but are not limited to, our ability to track certain data elements. We cannot predict whether we will be able to meet the applicable qualification requirements for receiving rebates. Failure to meet certain targets and earn the specified rebates could have a material adverse effect on our earnings and cash flows.

We are the subject of a number of investigations by the federal government and two private civil suits, any of which could result in substantial penalties or awards against us, the imposition of certain obligations on our practices and procedures, exclusion from future participation in the Medicare and Medicaid programs and possible criminal penalties.

We are the subject of a number of investigations by the federal government. We have received subpoenas or other requests for documents from the federal government in connection with the Vainer private civil suit, the 2010 U.S. Attorney physician relationship investigation, the 2011 U.S. Attorney physician relationship investigation and the 2011 U.S. Attorney Medicaid investigation. Certain current and former members of our Board, as well as executives and other teammates have been subpoenaed to testify before a grand jury in Colorado related to the 2011 U.S. Attorney physician relationship investigation.

With respect to the Vainer private civil suit, after investigation, the federal government did not intervene and is not actively pursuing this private civil suit. With respect to the Swoben civil suit, the United States Department of Justice declined to intervene after its review of the allegations contained in the Third Amended Complaint and is not actively pursuing this private civil suit other than its partial intervention for the purpose of settlement with and dismissal of the initial defendant in this proceeding. In each of these private civil suits, a relator filed a complaint against us in federal court under the qui tam provisions of the False Claims Act (FCA) (and in the Swoben matter, provisions of the California False Claims Act, as well) and pursued the claims independently after the government declined to intervene. The parties are engaged in active litigation in the Vainer private civil suit. With regard to the Swoben private civil suit, in July 2013, the court granted HCP’s motion and dismissed with prejudice all of the claims in the Third Amended Complaint, and in October 2013 the plaintiff filed an appeal of the dismissal, which is currently pending.

We are cooperating with HHS’s OIG and those offices of the U.S. Attorney pursuing the matters mentioned above. In addition, we have agreed to a framework for a global resolution with the United States Attorney’s Office for the District of Colorado, the Civil Division of the United States Department of Justice and the Office of the Inspector General for both the 2010 and the 2011 U.S. Attorney Physician Relationship Investigations. The settlement will include the payment of approximately $389 million, entry into a corporate integrity agreement, the appointment of an independent compliance monitor, and the imposition of certain other business restrictions related to a subset of our joint venture arrangements. We have agreed to unwind a limited subset of joint ventures that were created through partial divestiture to nephrologists, and agreed not to enter into this type of partial divestiture joint venture with nephrologists in the future. The final settlement remains subject to negotiation of specific terms, and we can make no assurances as to the final outcome.

If we fail to adhere to all of the complex government regulations that apply to our business, we could suffer severe consequences that would substantially reduce our revenues, earnings, cash flows and stock price.

Our dialysis operations are subject to extensive federal, state and local government regulations, including Medicare and Medicaid payment rules and regulations, federal and state anti-kickback laws, the physician self-referral law (Stark Law) and analogous state self-referral prohibition statutes, Federal Acquisition Regulations, the FCA and federal and state laws regarding the collection, use and disclosure of patient health information and the storage, handling and administration of pharmaceuticals. The Medicare and Medicaid reimbursement rules related to claims submission, enrollment and licensing requirements, cost reporting, and payment processes impose complex and extensive requirements upon dialysis providers as well. A violation or departure from any of these legal requirements may result in government audits, lower reimbursements, significant fines and penalties, the potential loss of certification, recoupment efforts or voluntary repayments.

We endeavor to comply with all legal requirements, however, there is no guarantee that we will be able to adhere to all of the complex government regulations that apply to our business. For example, we have experienced past security breaches with regard to patient health information and there can be no assurance that we will not suffer security breaches in the future. We further endeavor to structure all of our relationships with physicians to comply with state and federal anti-kickback and physician self-referral laws. We utilize considerable resources to monitor the laws and implement necessary changes. However, the laws and regulations in these areas are complex and often subject to varying interpretations. For example, if an enforcement agency were to challenge the level of compensation that we pay our medical directors or the number of medical directors whom we engage, we could be required to change our practices, face criminal or civil penalties, pay substantial fines or otherwise experience a material adverse effect as a result of a challenge to these arrangements. In addition, amendments to the FCA impose severe penalties for the knowing and improper retention of overpayments collected from government payors. These amendments could subject our procedures for identifying and processing overpayments to greater scrutiny. We have made significant investments in new resources to decrease the time it takes to identify and process overpayments and we may be required to make additional investments in the future. An acceleration in our ability to identify and process overpayments could result in us refunding overpayments to government and other payors more rapidly than we have in the past which could have a material adverse effect on our operating cash flows. Additionally, amendments to the federal anti-kickback statute in the health reform law make anti-kickback violations subject to FCA prosecution, including qui tam or whistleblower suits.

If any of our operations are found to violate these or other government regulations, we could suffer severe consequences that would have a material adverse effect on our revenues, earnings, cash flows and stock price, including:

•	Suspension or termination of our participation in government payment programs;

•	Refunds of amounts received in violation of law or applicable payment program requirements;

•	Loss of required government certifications or exclusion from government payment programs;

•	Loss of licenses required to operate health care facilities or administer pharmaceuticals in some of the states in which we operate;

•	Reductions in payment rates or coverage for dialysis and ancillary services and related pharmaceuticals;

•	Fines, damages or monetary penalties for anti-kickback law violations, Stark Law violations, FCA violations, civil or criminal liability based on violations of law, or other failures to meet regulatory requirements;

•	Enforcement actions by governmental agencies and/or state claims for monetary damages by patients who believe their protected health information has been used, disclosed or not properly safeguarded in violation of federal or state patient privacy laws, including Health Insurance Portability and Accountability Act (HIPAA) of 1996;

•	Mandated changes to our practices or procedures that significantly increase operating expenses;

•	Imposition of and compliance with corporate integrity agreements that could subject us to ongoing audits and reporting requirements as well as increased scrutiny of our billing and business practices which could lead to potential fines;

•	Termination of relationships with medical directors; and

•	Harm to our reputation which could impact our business relationships, affect our ability to obtain financing and decrease access to new business opportunities.

Delays in state Medicare and Medicaid certification of our dialysis centers could adversely affect our revenues, earnings and cash flows.

Before we can begin billing for patients treated in our outpatient dialysis centers who are enrolled in government-based programs, we are required to obtain state and federal certification for participation in the Medicare and Medicaid programs. As state agencies responsible for surveying dialysis centers on behalf of the state and Medicare program face increasing budgetary pressure, certain states are having difficulty keeping up with certifying dialysis centers in the normal course resulting in significant delays in certification. If state governments continue to have difficulty keeping up with certifying new centers in the normal course and we continue to experience significant delays in our ability to treat and bill for services provided to patients covered under government programs, it could cause us to incur write-offs of investments or accelerate the recognition of lease obligations in the event we have to close centers or our centers’ operating performance deteriorates, and it could have an adverse effect on our revenues, earnings and cash flows.

If our joint ventures were found to violate the law, we could suffer severe consequences that would have a material adverse effect on our revenues, earnings and cash flows.

As of March 31, 2014, we owned a controlling interest in numerous dialysis-related joint ventures, which represented approximately 21% of our U.S. dialysis and related lab services revenues for the quarter ended March 31, 2014. In addition, we also owned minority equity investments in several other dialysis related joint ventures. We may continue to increase the number of our joint ventures. Many of our joint ventures with physicians or physician groups also have certain physician owners providing medical director services to centers we own and operate. Because our relationships with physicians are governed by the federal and state anti-kickback statutes, we have sought to structure our joint venture arrangements to satisfy as many federal safe harbor requirements as we believe are commercially reasonable. However, our joint venture arrangements do not satisfy all of the elements of any safe harbor under the federal anti-kickback statute. Arrangements that do not meet all of the elements of a safe harbor are not automatically prohibited under the federal anti-kickback statute but are susceptible to government scrutiny. We have recently agreed to a framework for a global resolution with the United States Attorney’s Office for the District of Colorado, the Civil Division of the United States Department of Justice and the Office of the Inspector General for both the 2010 and the 2011 U.S. Attorney Physician Relationship Investigations, including the payment of approximately $389 million, entry into a corporate integrity agreement, the appointment of an independent compliance monitor, and the imposition of certain other business restrictions related to a subset of our joint venture arrangements. Under the terms of the framework for resolution, we have agreed to unwind a limited subset of joint ventures that were created through partial divestiture to nephrologists, and agreed not to enter into this type of partial divestiture joint venture with nephrologists in the future. The final settlement remains subject to negotiation of specific terms, and we can make no assurances as to the final outcome.

There are significant estimating risks associated with the amount of dialysis revenues and related refund liabilities that we recognize and if we are unable to accurately estimate our revenues and related refund liabilities, it could impact the timing and the amount of our revenues recognition or have a significant impact on our operating results.

There are significant estimating risks associated with the amount of dialysis and related lab services revenues and related refund liabilities that we recognize in a reporting period. The billing and collection process is complex due to ongoing insurance coverage changes, geographic coverage differences, differing interpretations of contract coverage, and other payor issues. Determining applicable primary and secondary coverage for approximately 165,000 U.S. patients at any point in time, together with the changes in patient coverage that occur each month, requires complex, resource-intensive processes. Errors in determining the correct coordination of benefits may result in refunds to payors. Revenues associated with Medicare and Medicaid programs are also subject to estimating risk related to the amounts not paid by the primary government payor that will ultimately be collectible from other government programs paying secondary coverage, the patient’s commercial health plan secondary coverage or the patient. Collections, refunds and payor retractions typically continue to occur for up to three years and longer after services are provided. We generally expect our range of U.S. dialysis and related lab services revenues estimating risk to be within 1% of net revenues for the segment, which represents approximately 5% of dialysis adjusted operating income. If our estimates of dialysis and related lab services revenues and related refund liabilities are materially inaccurate, it could impact the timing and the amount of our revenues recognition and have a significant impact on our operating results.

Our ancillary services and strategic initiatives, including our international dialysis operations, that we invest in now or in the future may generate losses and may ultimately be unsuccessful. In the event that one or more of these activities is unsuccessful, we may have to write off our investment and incur other exit costs.

Our ancillary services and strategic initiatives currently include pharmacy services, disease management services, vascular access services, ESRD clinical research programs, physician services, direct primary care and our international dialysis operations. We expect to add additional service offerings and pursue additional strategic initiatives in the future as circumstances warrant, which could include healthcare services not related to dialysis. Many of these initiatives require or would require investments of both management and financial resources and can generate significant losses for a substantial period of time and may not become profitable. There can be no assurance that any such strategic initiative will ultimately be successful. Any significant change in market conditions, or business performance, or in the political, legislative or regulatory environment, may impact the economic viability of any of these strategic initiatives. If any of our ancillary services or strategic initiatives, including our international dialysis operations, do not perform as planned, we may incur a material write-off or an impairment of our investment, including goodwill, in one or more of these activities or we could incur significant termination costs if we were to exit a certain line of business.

If a significant number of physicians were to cease referring patients to our dialysis centers, whether due to regulatory or other reasons, it would have a material adverse effect on our revenues, earnings and cash flows.

We believe that physicians prefer to have their patients treated at dialysis centers where they or other members of their practice supervise the overall care provided as medical director of the center. As a result, the primary referral source for most of our centers is often the physician or physician group providing medical director services to the center.

Our medical director contracts are for fixed periods, generally ten years, and at any given time a large number of them could be up for renewal at the same time. Medical directors have no obligation to extend their agreements with us and if we are unable to enforce noncompetition provisions contained in terminated medical director agreements, our former medical directors may choose to provide medical director services for competing providers or establish their own dialysis centers in competition with ours. Neither our current nor former medical directors have an obligation to refer their patients to our centers.

Opportunities presented by our competitors or different affiliation models in the changing healthcare environment, such as an increase in the number of physicians becoming employed by hospitals or a perceived decrease in the quality of service levels at our centers may negatively impact a medical director’s decision to enter into or extend his or her agreement with us, refer patients to our centers or otherwise negatively impact treatment volumes.

In addition, we may take actions to restructure existing relationships or take positions in negotiating extensions of relationships to assure compliance with the anti-kickback statute, Stark Law and other similar laws. If the terms of any existing agreement are found to violate applicable laws, we may not be successful in restructuring the relationship which could lead to the early termination of the agreement, or cause the physician to stop referring patients to our dialysis centers. These actions in an effort to comply with applicable laws and regulations could negatively impact the decision of physicians to extend their medical director agreements with us or to refer their patients to us. If a significant number of physicians were to cease referring patients to our dialysis centers, our revenues, earnings and cash flows would be substantially reduced.

Current economic conditions as well as further disruptions in the financial markets could have a material adverse effect on our revenues, earnings and cash flows and otherwise adversely affect our financial condition.

Current economic conditions could adversely affect our business and our profitability. Among other things, the potential decline in federal and state revenues that may result from such conditions may create additional pressures to contain or reduce reimbursements for our services from Medicare, Medicaid and other government sponsored programs. Increasing job losses or slow improvement in the unemployment rate in the U.S. as a result of current or recent economic conditions has and may continue to result in a smaller percentage of our patients being covered by an employer group health plan and a larger percentage being covered by lower paying Medicare and Medicaid programs. Employers may also begin to select more restrictive commercial plans with lower reimbursement rates. To the extent that payors are negatively impacted by a decline in the economy, we may experience further pressure on commercial rates, a further slowdown in collections and a reduction in the amounts we expect to collect. In addition, uncertainty in the financial markets could adversely affect the variable interest rates payable under our credit facilities or could make it more difficult to obtain or renew such facilities or to obtain other forms of financing in the future, if at all. Any or all of these factors, as well as other consequences of the current economic conditions which cannot currently be anticipated, could have a material adverse effect on our revenues, earnings and cash flows and otherwise adversely affect our financial condition.

If there are shortages of skilled clinical personnel or if we experience a higher than normal turnover rate, we may experience disruptions in our business operations and increases in operating expenses.

We are experiencing increased labor costs and difficulties in hiring nurses due to a nationwide shortage of skilled clinical personnel. We compete for nurses with hospitals and other health care providers. This nursing shortage may limit our ability to expand our operations. In addition, changes in certification requirements or increases in the required staffing levels for skilled clinical personnel can impact our ability to maintain sufficient staff levels to the extent our teammates are not able to meet new requirements or we experience a higher than normal turnover rate due to increased competition for qualified clinical personnel. If we are unable to hire skilled clinical personnel when needed, or if we experience a higher than normal turnover rate for our skilled clinical personnel, our operations and treatment growth will be negatively impacted, which would result in reduced revenues, earnings and cash flows.

Our business is labor intensive and could be adversely affected if we are unable to maintain satisfactory relations with our employees or if union organizing activities result in significant increases in our operating costs or decreases in productivity.

Our business is labor intensive, and our results are subject to variations in labor-related costs, productivity and the number of pending or potential claims against us related to labor and employment practices. If political efforts at the national and local level result in actions or proposals that increase the likelihood of union organizing activities at our facilities or if union organizing activities increase for other reasons, or if labor and employment claims, including the filing of class action suits, trend upwards, our operating costs could increase and our employee relations, productivity, earnings and cash flows could be adversely affected.

Upgrades to our billing and collections systems and complications associated with upgrades and other improvements to our billing and collections systems could have a material adverse effect on our revenues, cash flows and operating results.

We are continuously performing upgrades to our billing systems and expect to continue to do so in the near term. In addition, we continuously work to improve our billing and collections performance through process upgrades, organizational changes and other improvements. We may experience difficulties in our ability to successfully bill and collect for services rendered as a result of these changes, including a slow-down of collections, a reduction in the amounts we expect to collect, increased risk of retractions from and refunds to commercial and government payors, an increase in our provision for uncollectible accounts receivable and noncompliance with reimbursement regulations. The failure to successfully implement upgrades to the billing and collection systems and other improvements could have a material adverse effect on our revenues, cash flows and operating results.

Our ability to effectively provide the services we offer could be negatively impacted if certain of our suppliers are unable to meet our needs or if we are unable to effectively access new technology, which could substantially reduce our revenues, earnings and cash flows.

We have significant suppliers that are either the sole or primary source of products critical to the services we provide, including Amgen, Baxter Healthcare Corporation, NxStage Medical, Inc. and others or to which we have committed obligations to make purchases including Gambro and FMC. If any of these suppliers are unable to meet our needs for the products they supply, including in the event of a product recall or shortage, and we are not able to find adequate alternative sources, or if some of the drugs that we purchase are not reimbursed or not adequately reimbursed by commercial payors or through the bundled payment rate by Medicare, our revenues, earnings and cash flows could be substantially reduced. In addition, the technology related to the products critical to the services we provide is subject to new developments and may result in superior products. If we are not able to access superior products on a cost-effective basis or if suppliers are not able to fulfill our requirements for such products, we could face patient attrition which could substantially reduce our revenues, earnings and cash flows.

Risk factors related to HCP:

HCP is subject to many of the same risks to which our dialysis business is subject.

As a participant in the healthcare industry, HCP is subject to many of the same risks to which our dialysis business is subject to as described in the risk factors set forth above, any of which could materially and adversely affect HCP’s revenues, earnings or cash flows. Among these risks are the following:

•	The healthcare business is heavily regulated and changes in laws, regulations, or government programs could have a material impact on HCP;

•	Failure to comply with complex governmental regulations could have severe consequences to HCP, including, without limitation, exclusion from governmental payor programs like Medicare and Medicaid;

•	HCP could become the subject of governmental investigations, claims, and litigation;

•	HCP may be unable to continue to explore potential acquisition candidates, make acquisitions or successfully integrate such acquisitions into its business, and such acquisitions may include liabilities of which HCP was not aware; and

•	As a result of the broad scope of HCP’s medical practice, HCP is exposed to medical malpractice claims, as well as claims for damages and other expenses, that may not be covered by insurance or for which adequate limits of insurance coverage may not be available.

Under most of HCP’s agreements with health plans, HCP assumes some or all of the risk that the cost of providing services will exceed its compensation.

Substantially all of HCP’s revenue is derived from fixed Per Member Per Month (PMPM) fees paid by health plans under capitation agreements with HCP or its associated physician groups. While there are variations specific to each arrangement, HealthCare Partners Affiliates Medical Group and HealthCare Partners Associates Medical Group, Inc. (collectively HCPAMG) generally contract with health plans to receive a PMPM fee for professional services and assumes the financial responsibility for professional services only. In some cases, the health plans separately enter into capitation contracts with third parties (typically hospitals) who receive directly a PMPM fee and assume contractual financial responsibility for hospital services. In other cases, the health plan does not pay any portion of the PMPM fee to the hospital, but rather administers claims for hospital expenses itself. In both scenarios, HCP enters into managed care-related administrative services agreements or similar arrangements with those third parties (hospitals) under which HCP agrees to be responsible for utilization review, quality assurance, and other managed care-related administrative functions and claim payments. As compensation for such administrative services, HCP is entitled to receive a percentage of the amount by which the institutional capitation revenue received from health plans exceeds institutional expenses; any such risk-share amount to which HCP is entitled is recorded as medical revenues and HCP is also responsible for any short-fall in the event that institutional expenses exceed institutional revenues. To the extent that members require more care than is anticipated, aggregate fixed PMPM amounts, or capitation payments, may be insufficient to cover the costs associated with treatment. If medical expenses exceed estimates, except in very limited circumstances, HCP will not be able to increase the PMPM fee received under these risk agreements during their then-current terms and could, directly or indirectly through its contracts with its associated physician groups, suffer losses with respect to such agreements.

Changes in HCP’s or its associated physician groups’ anticipated ratio of medical expense to revenue can significantly impact HCP’s financial results. Accordingly, the failure to adequately predict and control medical expenses and to make reasonable estimates and maintain adequate accruals for incurred but not reported claims, may have a material adverse effect on HCP’s financial condition, results of operations or cash flows.

Historically, HCP’s and its associated physician groups’ medical expenses as a percentage of revenue have fluctuated. Factors that may cause medical expenses to exceed estimates include:

•	the health status of members;

•	higher than expected utilization of new or existing healthcare services or technologies;

•	an increase in the cost of healthcare services and supplies, including pharmaceuticals, whether as a result of inflation or otherwise;

•	changes to mandated benefits or other changes in healthcare laws, regulations, and practices;

•	periodic renegotiation of provider contracts with specialist physicians, hospitals, and ancillary providers;

•	periodic renegotiation of contracts with HCP’s associated primary care physicians;

•	changes in the demographics of the participating members and medical trends;

•	contractual or claims disputes with providers, hospitals, or other service providers within a health plan’s network;

•	the occurrence of catastrophes, major epidemics, or acts of terrorism; and

•	plans with declining premiums.

Risk-sharing arrangements that HCP-associated physician groups have with health plans and hospitals could result in their costs exceeding the corresponding revenues, which could reduce or eliminate any shared risk profitability.

Most of the agreements between health plans and HCP and its associated physician groups contain risk-sharing arrangements under which the physician groups can earn additional compensation from the health plans by coordinating the provision of quality, cost-effective healthcare to members. However, such arrangements may require the physician group to assume a portion of any loss sustained from these arrangements, thereby reducing HCP’s net income. Under these risk-sharing arrangements, HCP and its associated physician groups are responsible for a portion of the cost of hospital services or other services that are not capitated. The terms of the particular risk-sharing arrangement allocate responsibility to the respective parties when the cost of services exceeds the related revenue, which results in a deficit, or permit the parties to share in any surplus amounts when actual costs are less than the related revenue. The amount of non-capitated medical and hospital costs in any period could be affected by factors beyond the control of HCP, such as changes in treatment protocols, new technologies, longer lengths of stay by the patient, and inflation. To the extent that such non-capitated medical and hospital costs are higher than anticipated, revenue may not be sufficient to cover the risk-sharing deficits the health plans and HCP are responsible for, which could reduce HCP’s revenues and profitability. Certain of HCP’s agreements with health plans stipulate that risk-sharing pool deficit amounts are carried forward to offset any future years’ surplus amounts HCP would otherwise be entitled to receive. HCP accrues for any such risk-sharing deficits.

Although HCP seeks to contractually reduce or eliminate its liability for risk-sharing deficits, risk-sharing deficits could significantly impact HCP’s profitability.

Renegotiation, renewal, or termination of capitation agreements with health plans could have a significant impact on HCP’s future profitability.

Under most of HCP’s and its associated physician groups’ capitation agreements with health plans, the health plan is generally permitted to modify the benefit and risk obligations and compensation rights from time to time during the terms of the agreements. If a health plan exercises its right to amend its benefit and risk obligations and compensation rights, HCP and its associated physician groups are generally allowed a period of time to object to such amendment. If HCP or its associated physician group so objects, under some of the risk agreements, the relevant health plan may terminate the applicable agreement upon 90 to 180 days written notice. If HCP or its associated physician groups enter into capitation contracts or other risk sharing arrangements with unfavorable economic terms, or a capitation contract is amended to include unfavorable terms, HCP could, directly or indirectly through its contracts with its associated physician groups, suffer losses with respect to such contract. Since HCP does not negotiate with CMS or any health plan regarding the benefits to be provided under their Medicare Advantage plans, HCP often has just a few months to familiarize itself with each new annual package of benefits it is expected to offer. Depending on the health plan at issue and the amount of revenue associated with the health plan’s risk agreement, the renegotiated terms or termination may have a material adverse effect on HCP’s and DaVita’s future revenues and profitability.

Laws regulating the corporate practice of medicine could restrict the manner in which HCP is permitted to conduct its business and the failure to comply with such laws could subject HCP to penalties or require a restructuring of HCP.

Some states have laws that prohibit business entities, such as HCP, from practicing medicine, employing physicians to practice medicine, exercising control over medical decisions by physicians (also known collectively as the corporate practice of medicine) or engaging in certain arrangements, such as fee-splitting, with physicians.

In some states these prohibitions are expressly stated in a statute or regulation, while in other states the prohibition is a matter of judicial or regulatory interpretation. Of the states in which HCP currently operates, California and Nevada prohibit the corporate practice of medicine.

In California and Nevada, HCP operates by maintaining long-term contracts with its associated physician groups which are each owned and operated by physicians and which employ or contract with additional physicians to provide physician services. Under these arrangements, HCP provides management services, receives a management fee for providing non-medical management services, does not represent that it offers medical services, and does not exercise influence or control over the practice of medicine by the physicians or the associated physician groups.

In addition to the above management arrangements, HCP has certain contractual rights relating to the orderly transfer of equity interests in certain of its associated California and Nevada physician groups through succession agreements and other arrangements with their physician equity holders. However, such equity interests cannot be transferred to or held by HCP or by any non-professional organization. Accordingly, neither HCP nor HCP’s subsidiaries directly own any equity interests in any physician groups in California and Nevada. In the event that any of these associated physician groups fails to comply with the management arrangement or any management arrangement is terminated and/or HCP is unable to enforce its contractual rights over the orderly transfer of equity interests in its associated physician groups, such events could have a material adverse effect on HCP’s business, financial condition or results of operations.

It is possible that a state regulatory agency or a court could determine that HCP’s agreements with physician equity holders of certain managed California and Nevada associated physician groups as described above, either independently or coupled with the management services agreements with such associated physician groups are in violation of the corporate practice of medicine doctrine. As a result, these arrangements could be deemed invalid, potentially resulting in a loss of revenues and an adverse effect on results of operations derived from such associated physician groups. Such a determination could force a restructuring of HCP’s management arrangements with associated physician groups in California and/or Nevada, which might include revisions of the management services agreements, including a modification of the management fee and/or establishing an alternative structure, which would permit HCP to contract with a physician network without violating the corporate practice of medicine prohibition. There can be no assurance that such a restructuring would be feasible, or that it could be accomplished within a reasonable time frame without a material adverse effect on HCP’s operations and financial results. In December 2013, HCP obtained a restricted Knox-Keene license in California pursuant to the California Knox-Keene Health Care Service Plan Act of 1975 (the Knox-Keene Act), which permits HCP to contract with a physician network in California without violating the corporate practice of medicine prohibition. However, HCP’s Nevada associated physician groups and HCP, as well as those physician equity holders of associated physician groups who are subject to succession agreements with HCP, could be subject to criminal or civil penalties or an injunction for practicing medicine without a license or aiding and abetting the unlicensed practice of medicine.

If HCP’s agreements or arrangements with any physician equity holder(s) of associated physicians, physician groups, or IPAs are deemed invalid under state law, including laws against the corporate practice of medicine, or federal law, or are terminated as a result of changes in state law, or if there is a change in accounting standards by the Financial Accounting Standards Board (FASB) or the interpretation thereof affecting consolidation of entities, it could impact HCP’s consolidation of total revenues derived from such associated physician groups.

HCP’s financial statements are consolidated and include the accounts of its majority-owned subsidiaries and certain non-owned HCP-associated and managed physician groups, which consolidation is effectuated in accordance with applicable accounting standards. Such consolidation for accounting and/or tax purposes does not, is not intended to, and should not be deemed to, imply or provide to HCP any control over the medical or clinical affairs of such physician groups. In the event of a change in accounting standards promulgated by FASB or in interpretation of its standards, or if there were an adverse determination by a regulatory agency or a court, or a change in state or federal law relating to the ability to maintain present agreements or arrangements with such physician groups, HCP may not be permitted to continue to consolidate the total revenues of such organizations. A change in accounting for consolidation with respect to HCP’s present agreement or arrangements would diminish HCP’s reported revenues but would not be expected to materially adversely affect its reported results of operations, while regulatory or legal rulings or changes in law interfering with HCP’s ability to maintain its present agreements or arrangements could materially diminish both revenues and results of operations.

If HCP’s associated physician group is not able to satisfy the California Department of Managed Health Care’s financial solvency requirements, HCP’s associated physician group could become subject to sanctions and HCP’s ability to do business in California could be limited or terminated.

The California Department of Managed Health Care (DMHC) has instituted financial solvency regulations. The regulations are intended to provide a formal mechanism for monitoring the financial solvency of capitated physician groups. Under the regulations, HCP’s associated physician group is required to, among other things:

•	Maintain, at all times, a minimum cash-to-claims ratio (where cash-to-claims ratio means the organization’s cash, marketable securities, and certain qualified receivables, divided by the organization’s total unpaid claims liability). The regulation currently requires a cash-to-claims ratio of 0.75.

•	Submit periodic reports to the DMHC containing various data and attestations regarding performance and financial solvency, including incurred but not reported calculations and documentation, and attestations as to whether or not the organization was in compliance with the Knox-Keene Act requirements related to claims payment timeliness had maintained positive tangible net equity (i.e., at least $1.00), and had maintained positive working capital (i.e., at least $1.00).

In the event that a physician organization is not in compliance with any of the above criteria, the organization would be required to describe in a report submitted to the DMHC the reasons for non-compliance and actions to be taken to bring the organization into compliance. Further, under these regulations, the DMHC can make public some of the information contained in the reports, including, but not limited to, whether or not a particular physician organization met each of the criteria. In the event HCP’s associated physician group is not able to meet certain of the financial solvency requirements, and fails to meet subsequent corrective action plans, HCP’s associated physician group could be subject to sanctions, or limitations on, or removal of, its ability to do business in California.

Reductions in Medicare Advantage health plan reimbursement rates stemming from recent healthcare reforms and any future related regulations may negatively impact HCP’s business, revenue and profitability.

A significant portion of HCP’s revenue is directly or indirectly derived from the monthly premium payments paid by CMS to health plans for medical services provided to Medicare Advantage enrollees. As a result, HCP’s results of operations are, in part, dependent on government funding levels for Medicare Advantage programs. Any changes that limit or reduce Medicare Advantage reimbursement levels, including those recently approved and effective in 2014, such as reductions in or limitations of reimbursement amounts or rates under programs, reductions in funding of programs, expansion of benefits without adequate funding, elimination of coverage for certain benefits, or elimination of coverage for certain individuals or treatments under programs, could have a material adverse effect on HCP’s revenues, earnings and cash flows. We expect the Medicare provider reimbursement cuts that we currently face will reduce HCP’s Medicare Advantage reimbursement levels by approximately 8% in 2014 as compared to 2013. On April 7, 2014 CMS issued final guidance for 2015 Medicare Advantage rates, which incorporated a re-blending of the risk adjustment models which CMS utilizes to determine risk acuity scores of Medicare Advantage patients. We estimate that the final cumulative impact of the 2015 rate structure represents an increase of up to approximately 0.5% of HCP’s average revenues it manages on behalf of its senior capitated population as compared to 2014.

The Health Reform Acts contain a number of provisions that negatively impact Medicare Advantage plans, which may each have an adverse effect on HCP’s revenues, earnings, and cash flows. These provisions include the following:

•	Medicare Advantage benchmarks for 2011 were frozen at 2010 levels. Beginning in 2012, Medicare Advantage benchmark rates are being phased down from prior levels to levels that are between 95% and 115% of the Medicare FFS costs, depending on a plan’s geographic area. Failure to meet these revised benchmarks may have a significant negative impact on HCP’s revenues, earnings and cash flows.

•	Rebates received by Medicare Advantage plans that underbid based on payment benchmarks will be reduced, with larger reductions for plans failing to receive certain quality ratings.

•	The Secretary of the HHS has been granted the explicit authority to deny Medicare Advantage plan bids that propose significant increases in cost sharing or decreases in benefits. If the bids submitted by plans contracted with HCP are denied, this would have a significant negative impact on HCP’s revenues, earnings and cash flows.

•	Beginning in 2014, Medicare Advantage plans with medical loss ratios below 85% are required to pay a rebate to the Secretary of HHS. The rebate amount will be the total revenue under the contract year multiplied by the difference between 85% and the plan’s actual medical loss ratio. The Secretary of HHS will halt enrollment in any plan failing to meet this ratio for three consecutive years, and terminate any plan failing to meet the ratio for five consecutive years. If an HCP-contracting Medicare Advantage plan experiences a limitation on enrollment or is otherwise terminated from the Medicare Advantage program, HCP may suffer materially adverse consequences to its business or financial condition.

•	Since January 1, 2011, cost-sharing for certain services (such as chemotherapy and skilled nursing care) has been limited to the cost-sharing permitted under the original FFS Medicare program, which could reduce HCP’s revenues, earnings and cash flows by reducing the amount that enrollees are permitted to pay for such services.

•	Prescription drug plans are now required to cover all drugs on a list developed by the Secretary of HHS, which could increase the cost of providing care to Medicare Advantage enrollees, and thereby reduce HCP’s revenues. The Medicare part D premium subsidy for high-income beneficiaries has been reduced by 25%, which could lower the number of Medicare Advantage enrollees, which would have a negative impact on HCP’s revenues, earnings and cash flows.

•	Beginning in 2014, CMS is required to increase coding intensity adjustments for Medicare Advantage plans, which is expected to reduce CMS payments to Medicare Advantage plans, which in turn will likely reduce the amounts payable to HCP and its associated physicians, physician groups, and IPAs under its capitation agreements. The government’s budget for Fiscal Year 2014 further increases the coding intensity adjustments starting in 2015, which may further reduce HCP’s revenues, earnings and cash flows.

The President’s proposed 2015 budget proposes nearly $400 million in cuts to Medicare over the next decade. Although the majority of the cuts are not targeted at Medicare Advantage plans, the broad cuts could signal further downward pressure on reimbursement to Medicare providers and Medicare Advantage plans, which would have a negative impact on HCP’s revenues, earnings and cash flows.

On April 1, 2013, CMS published its final 2014 “Call Letter” —CMS’s annual notice to health plans regarding the Medicare Advantage payment methodology and estimated rates for 2014. In a reversal of its previous estimates, which called for a 2.2% reduction in the 2014 Medicare Advantage rates, CMS included in its final

2014 Call Letter an estimated 3.3% increase in the 2014 Medicare Advantage rates. This reversal was the result of CMS’s new assumption that Congressional action would prospectively fix the Medicare physician fee schedule’s SGR formula. By assuming an imminent solution to the SGR formula’s automatic rate reductions, CMS was able to base its 2014 Medicare Advantage estimates on an assumed 0% change in the Medicare physician fee schedule rates for 2014. As noted above, this change in CMS’s assumption has a dramatic positive impact on the estimated Medicare Advantage rates for 2014. However, a resolution of the SGR formula has yet to be passed by Congress, it recently passed its 17th delay to the implementation of the SGR formula, which would have led to a 24% reduction in Medicare payments to physicians. This delay extends implementation for a further 12 months, during which time we believe that Congress intends to be able to pass a more permanent solution to the SGR formula. Although a congressionally mandated change to the SGR formula, as described above, would potentially have a significant positive impact on HCP’s Medicare Advantage revenues and net income, the likelihood of increasing medical costs and the uncertainty of Congressional action mitigate against the positive impact of CMS’s recent Medicare Advantage estimates.

In addition to the uncertainty surrounding whether Congress will be able to resolve the SGR formula’s automatic rate reductions, there is uncertainty regarding both Medicare Advantage payment rates and beneficiary enrollment, which, if reduced as a result of the implementation of the Health Reform Acts, would reduce HCP’s overall revenues and net income. For example, although the Congressional Budget Office (CBO) predicted in 2012 that Medicare Advantage participation would drop precipitously by 2020, in 2013 the CBO reversed its prediction and instead predicted that enrollment in Medicare Advantage could increase by up to 50% in the next decade. Uncertainty over Medicare Advantage enrollment and payment rates present a continuing risk to HCP’s business.

Finally, although the Health Reform Acts provide for reductions in payments to Medicare Advantage plans, the Health Reform Acts also provide for bonus payments to Medicare Advantage plans with four or five star quality ratings. In November 2011, CMS announced a three-year demonstration project with an alternative bonus structure that awards bonuses to plans with three or more stars. Now in the final year of the demonstration, it is unclear what payment structure will be proposed after the demonstration project, which could impact HCP’s Medicare Advantage and other revenues and net income.

HCP’s operations are dependent on competing health plans and, at times, a health plan’s and HCP’s economic interests may diverge.

For the quarter ended March 31, 2014, 66% of HCP’s consolidated capitated medical revenues were earned through contracts with three health plans.

HCP expects that, going forward, substantially all of its revenue will continue to be derived from these and other health plans. Each health plan may immediately terminate any of HCP’s contracts and/or any individual credentialed physician upon the occurrence of certain events. They may also amend the material terms of the contracts under certain circumstances. Failure to maintain the contracts on favorable terms, for any reason, would materially and adversely affect HCP’s results of operations and financial condition. A material decline in the number of members could also have a material adverse effect on HCP’s results of operations.

Notwithstanding each health plan’s and HCP’s current shared interest in providing service to HCP’s members who are enrolled in the subject health plans, the health plans may have different and, at times, opposing economic interests from those of HCP. The health plans provide a wide range of health insurance services across a wide range of geographic regions, utilizing a vast network of providers. As a result, they and HCP may have different views regarding the proper pricing of services and/or the proper pricing of the various service providers in their provider networks, the cost of which HCP bears to the extent that the services of such service providers are utilized. These health plans may also have different views than HCP regarding the efforts and expenditures that they, HCP, and/or other service providers should make to achieve and/or maintain various quality ratings. In addition, several health plans have purchased or announced their intent to purchase provider organizations. If health plans with which HCP contracts make significant purchases, they may not continue to contract with HCP or contract on less favorable terms or seek to prevent HCP from acquiring or entering into arrangements with certain providers. Similarly, as a result of changes in laws, regulations, consumer preferences, or other factors, the health plans may find it in their best interest to provide health insurance services pursuant to another payment or reimbursement structure. In the event HCP’s interests diverge from the interests of the health plans, HCP may have limited recourse or alternative options in light of its dependence on these health plans. There can be no assurances that HCP will continue to find it mutually beneficial to work with the health plans. As a result of various restrictive provisions that appear in some of the managed care agreements with health plans, HCP may at times have limitations on its ability to cancel an agreement with a particular health plan and immediately thereafter contract with a competing health plan with respect to the same service area.

HCP and its associated physicians, physician groups and IPAs and other physicians may be required to continue providing services following termination or renegotiation of certain agreements with health plans.

There are circumstances under federal and state law pursuant to which HCP and its associated physician groups IPAs, and other physicians could be obligated to continue to provide medical services to HCP members in their care following a termination of their applicable risk agreement with health plans and termination of the receipt of payments thereunder. In certain cases, this obligation could require the physician group or IPA to provide care to such member following the bankruptcy or insolvency of a health plan. Accordingly, the obligations to provide medical services to HCP members (and the associated costs) may not terminate at the time the applicable agreement with the health plan terminates, and HCP may not be able to recover its cost of providing those services from the health plan, which could have a material adverse effect on HCP’s financial condition, results of operations, and/or cash flows.

HCP operates primarily in Arizona, California, Florida, Nevada and New Mexico, and may not be able to successfully establish a presence in new geographic regions.

HCP derives substantially all of its revenue from operations in Arizona, California, Florida, Nevada and New Mexico (Arizona, California, Florida, Nevada and New Mexico are hereinafter referred to as the Existing Geographic Regions). As a result, HCP’s exposure to many of the risks described herein is not mitigated by a greater diversification of geographic focus. Furthermore, due to the concentration of HCP’s operations in the Existing Geographic Regions, it may be adversely affected by economic conditions, natural disasters (such as earthquakes or hurricanes), or acts of war or terrorism that disproportionately affect the Existing Geographic Regions as compared to other states and geographic markets.

To expand the operations of its network outside of the Existing Geographic Regions, HCP must devote resources to identifying and exploring such perceived opportunities. Thereafter, HCP must, among other things, recruit and retain qualified personnel, develop new offices, establish potentially new relationships with one or more health plans, and establish new relationships with physicians and other healthcare providers. The ability to establish such new relationships may be significantly inhibited by competition for such relationships and personnel in the health care marketplace in the targeted new geographic regions. Additionally, HCP may face the risk that a substantial portion of the patients served in a new geographic area may be enrolled in a Medicare FFS program and will not desire to transition to a Medicare Advantage program, such as those offered through the health plans that HCP serves, or they may enroll with other health plans with whom HCP does not contract to provide services, which could reduce substantially HCP’s perceived opportunity in such geographic area. In addition, if HCP were to seek expansion outside of the Existing Geographic Regions, HCP would be required to comply with laws and regulations of states that may differ from the ones in which it currently operates, and could face competitors with greater knowledge of such local markets. HCP anticipates that any geographic expansion may require it to make a substantial investment of management time, capital, and/or other resources. There can be no assurance that HCP will be able to establish profitable operations or relationships in any new geographic markets.

Reductions in the quality ratings of the health plans HCP serves could have an adverse effect on its results of operations, financial condition, and/or cash flow.

As a result of the Health Reform Acts, HCP anticipates that the level of reimbursement each health plan receives from CMS will be dependent, in part, upon the quality rating of the Medicare plan that such health plan serves. Such ratings are expected to impact the percentage of any cost savings rebate and any bonuses earned by such health plan. Since a significant portion of HCP’s revenue is expected to be calculated as a percentage of CMS reimbursements received by these health plans with respect to HCP members, reductions in the quality ratings of a health plan that HCP serves could have an adverse effect on its results of operations, financial condition, and/or cash flows. In addition, CMS has announced its intention to terminate any plan that has a rating of less than three stars for three consecutive years. Medicare Advantage plans with five stars are permitted to conduct enrollment throughout the year and enrollees in plans with 4.5 or fewer stars are permitted to change plans during the year. Currently, HCP does not contract with any five star plans. Given each health plan’s control of its plans and the many other providers that serve such plans, HCP believes that it will have limited ability to influence the overall quality rating of any such plan. Accordingly, since low quality ratings can potentially lead to the termination of a plan that HCP serves, HCP may not be able to prevent the potential termination of a contracting plan or a shift of patients to other plans based upon quality issues which could, in turn, have an adverse effect on HCP’s results of operations, financial condition, and/or cash flows.

HCP’s records and submissions to a health plan may contain inaccurate or unsupportable information regarding risk adjustment scores of members, which could cause HCP to overstate or understate its revenue and subject it to various penalties.

HCP, on behalf of itself and its associated physicians, physician groups and IPAs, submits to health plans claims and encounter data that support the risk adjustment factor, or RAF, scores attributable to members. These RAF scores determine, in part, the revenue to which the health plans and, in turn, HCP is entitled for the provision of medical care to such members. The data submitted to CMS by each health plan is based on medical charts and diagnosis codes prepared and submitted by HCP. Each health plan generally relies on HCP to appropriately document and support such RAF data in HCP’s medical records. Each health plan also relies on HCP to appropriately code claims for medical services provided to members. HCP may periodically review medical records and may find inaccurate or unsupportable coding or otherwise inaccurate records. Erroneous claims and erroneous encounter records and submissions could result in inaccurate PMPM fee revenue and risk adjustment payments, which may be subject to correction or retroactive adjustment in later periods. This corrected or adjusted information may be reflected in financial statements for periods subsequent to the period in which the revenue was recorded. HCP might also need to refund a portion of the revenue that it received, which refund, depending on its magnitude, could damage its relationship with the applicable health plan and could have a material adverse effect on HCP’s results of operations, financial condition or cash flows.

CMS audits Medicare Advantage plans for documentation to support RAF-related payments for members chosen at random. The Medicare Advantage plans ask providers to submit the underlying documentation for members that they serve. It is possible that claims associated with members with higher RAF scores could be subject to more scrutiny in a CMS audit. HCP has experienced increases in RAF scores attributable to its members, and thus there is a possibility that a Medicare Advantage plan may seek repayment from HCP as a result of CMS payment adjustments to the Medicare Advantage plan. The plans also may hold HCP liable for any penalties owed to CMS for inaccurate or unsupportable RAF scores provided by HCP.

CMS has indicated that, starting with payment year 2011, payment adjustments will not be limited to RAF scores for the specific Medicare Advantage enrollees for which errors are found but may also be extrapolated to the entire Medicare Advantage plan subject to a particular CMS contract. CMS has described its audit process as plan-year specific and stated that it will not extrapolate audit results for plan years prior to 2011.

CMS has not specifically stated that payment adjustments as a result of one plan year’s audit will not be extrapolated to prior plan years. There can be no assurance that a health plan will not be randomly selected or targeted for review by CMS or that the outcome of such a review will not result in a material adjustment in HCP’s revenue and profitability, even if the information HCP submitted to the plan is accurate and supportable. Since the CMS rules, regulations, and statements regarding this audit program are still not well defined and, in some cases, have not been published in final form, there is also a risk that CMS may adopt new rules and regulations that are inconsistent with their existing rules, regulations, and statements.

A failure to accurately estimate incurred but not reported medical expense could adversely affect HCP’s profitability.

Patient care costs include estimates of future medical claims that have been incurred by the patient but for which the provider has not yet billed HCP. These claim estimates are made utilizing actuarial methods and are continually evaluated and adjusted by management, based upon HCP’s historical claims experience and other factors, including an independent assessment by a nationally recognized actuarial firm. Adjustments, if necessary, are made to medical claims expense and capitated revenues when the assumptions used to determine HCP’s claims liability changes and when actual claim costs are ultimately determined.

Due to the inherent uncertainties associated with the factors used in these estimates and changes in the patterns and rates of medical utilization, materially different amounts could be reported in HCP’s financial statements for a particular period under different conditions or using different, but still reasonable, assumptions. It is possible that HCP’s estimates of this type of claim may be inadequate in the future. In such event, HCP’s results of operations could be adversely impacted. Further, the inability to estimate these claims accurately may also affect HCP’s ability to take timely corrective actions, further exacerbating the extent of any adverse effect on HCP’s results.

HCP faces certain competitive threats which could reduce HCP’s profitability and increase competition for patients.

HCP faces certain competitive threats based on certain features of the Medicare programs, including the following:

•	As a result of the direct and indirect impacts of the Health Reform Acts, many Medicare beneficiaries may decide that an original FFS Medicare program is more attractive than a Medicare Advantage plan. As a result, enrollment in the health plans HCP serves may decrease.

•	Managed care companies offer alternative products such as regional preferred provider organizations (PPOs) and private FFS plans. Medicare PPOs and private FFS plans allow their patients more flexibility in selecting physicians than Medicare Advantage health plans, which typically require patients to coordinate care with a primary care physician. The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 has encouraged the creation of regional PPOs through various incentives, including certain risk corridors, or cost reimbursement provisions, a stabilization fund for incentive payments, and special payments to hospitals not otherwise contracted with a Medicare Advantage plan that treat regional plan enrollees. The formation of regional Medicare PPOs and private FFS plans may affect HCP’s relative attractiveness to existing and potential Medicare patients in their service areas.

•	The payments for the local and regional Medicare Advantage plans are based on a competitive bidding process that may indirectly cause a decrease in the amount of the PMPM fee or result in an increase in benefits offered.

•	The annual enrollment process and subsequent lock-in provisions of the Health Reform Acts may adversely affect HCP’s level of revenue growth as it will limit the ability of a health plan to market to and enroll new Medicare beneficiaries in its established service areas outside of the annual enrollment period.

•	CMS allows Medicare beneficiaries who are enrolled in a Medicare Advantage plan with a quality rating of 4.5 stars or less to enroll in a 5-star rated Medicare Advantage plan at any time during the benefit year. None of the plans HCP serves are 5-star rated. Therefore, HCP may face a competitive disadvantage in recruiting and retaining Medicare beneficiaries.

In addition to the competitive threats intrinsic to the Medicare programs, competition among health plans and among healthcare providers may also have a negative impact on HCP’s profitability. For example, HCP’s Existing Geographic Regions have become increasingly attractive to health plans that may compete with HCP, including the health plans with which HCP and its associated physicians, physician groups, and IPAs currently compete. HCP may not be able to continue to compete profitably in the healthcare industry if additional competitors enter the same market. If HCP cannot compete profitably, the ability of HCP to compete with other service providers that contract with competing health plans may be substantially impaired. Similarly, HCP’s Existing Geographic Regions have also become increasingly attractive to HCP’s competitors due to the large populations of Medicare beneficiaries. HCP may not be able to continue to compete effectively if additional competitors enter the same regions.

HCP competes directly with various regional and local companies that provide similar services in HCP’s Existing Geographic Regions. HCP’s competitors vary in size and scope and in terms of products and services offered. HCP believes that some of its competitors and potential competitors may be significantly larger than HCP and have greater financial, sales, marketing, and other resources. Furthermore, it is HCP’s belief that some of its competitors may make strategic acquisitions or establish cooperative relationships among themselves.

A disruption in HCP’s healthcare provider networks could have an adverse effect on HCP’s operations and profitability.

In any particular service area, healthcare providers or provider networks could refuse to contract with HCP, demand higher payments, or take other actions that could result in higher healthcare costs, disruption of benefits to HCP’s members, or difficulty in meeting applicable regulatory or accreditation requirements. In some service areas, healthcare providers or provider networks may have significant market positions. If healthcare providers or provider networks refuse to contract with HCP, use their market position to negotiate favorable contracts, or place HCP at a competitive disadvantage, then HCP’s ability to market or to be profitable in those service areas could be adversely affected. HCP’s provider networks could also be disrupted by the financial insolvency of a large provider group. Any disruption in HCP’s provider networks could result in a loss of members or higher healthcare costs.

HCP’s revenues and profits could be diminished if HCP fails to retain and attract the services of key primary care physicians.

Key primary care physicians with large patient enrollment could retire, become disabled, terminate their provider contracts, get lured away by a competing independent physician association or medical group, or otherwise become unable or unwilling to continue practicing medicine or contracting with HCP or its associated physicians, physician groups, or IPAs. In addition, HCP’s associated physicians, physician groups and IPAs could view the business model as unfavorable or unattractive to such providers, which could cause such associated physicians, physician groups or IPAs to terminate their relationships with HCP. Moreover, given limitations relating to the enforcement of post-termination noncompetition covenants in California, it would be difficult to restrict a primary care physician from competing with HCP’s associated physicians, physician groups, or IPAs. As a result, members who have been served by such physicians could choose to enroll with competitors’ physician organizations or could seek medical care elsewhere, which could reduce HCP’s revenues and profits. Moreover, HCP may not be able to attract new physicians to replace the services of terminating physicians or to service its growing membership.

Participation in Accountable Care Organization programs is new and subject to federal regulation, supervision, and evolving regulatory developments and may result in financial liability.

The Health Reform Acts establish Medicare Shared Savings Program (MSSP) for ACOs, which took effect in January 2012. Under the MSSP, eligible organizations are accountable for the quality, cost and overall care of Medicare beneficiaries assigned to an ACO and may be eligible to share in any savings below a specified benchmark amount. The Secretary of HHS is also authorized, but not required, to use capitation payment models with ACOs. HCP is evaluating ACOs in which it might participate through one or more of its subsidiaries and expects to participate in one or more ACOs in the future. The continued development and expansion of ACOs will have an uncertain impact on HCP’s revenue and profitability.

The ACO programs are new and therefore operational and regulatory guidance is limited. It is possible that the operations of HCP’s subsidiary ACOs may not fully comply with current or future regulations and guidelines applicable to ACOs, may not achieve quality targets or cost savings, or may not attract or retain sufficient physicians or patients to allow HCP to meet its objectives. Additionally, poor performance could put the HCP ACOs at financial risk with a potential obligation to CMS. Traditionally, other than FFS billing by the medical clinics and healthcare facilities operated by HCP, HCP has not directly contracted with CMS and has not operated any health plans or provider sponsored networks. Therefore, HCP may not have the necessary experience, systems, or compliance to successfully achieve a positive return on its investment in the ACOs or to avoid financial or regulatory liability. To date, demonstration projects using healthcare delivery models substantially similar to an ACO have not resulted in savings. HCP believes that its historical experience with fully delegated managed care will be applicable to operation of its subsidiary ACOs, but there can be no such assurance.

California hospitals may terminate their agreements with HCPAMG or reduce the fees they pay to HCP.

In California, HCPAMG maintains significant hospital arrangements designed to facilitate the provision of coordinated hospital care with those services provided to members by HCPAMG and its associated physicians, physician groups, and IPAs. Through contractual arrangements with certain key hospitals, HCPAMG provides utilization review, quality assurance, and other management services related to the provision of patient care services to members by the contracted hospitals and downstream hospital contractors. In the event that any one of these key hospital agreements is amended in a financially unfavorable manner or is otherwise terminated, such events could have a material adverse effect on HCP’s financial condition, and results of operations.

HCP’s professional liability and other insurance coverage may not be adequate to cover HCP’s potential liabilities.

HCP maintains primary professional liability insurance and other insurance coverage through California Medical Group Insurance Company, Risk Retention Group, an Arizona corporation in which HCP is a majority owner, and through excess coverage contracted through third-party insurers. HCP believes such insurance is adequate based on its review of what it believes to be all applicable factors, including industry standards. Nonetheless, potential liabilities may not be covered by insurance, insurers may dispute coverage or may be unable to meet their obligations, the amount of insurance coverage and/or related reserves may be inadequate, or the amount of any HCP self-insured retention may be substantial. There can be no assurances that HCP will be able to obtain insurance coverage in the future, or that insurance will continue to be available on a cost-effective basis, if at all. Moreover, even if claims brought against HCP are unsuccessful or without merit, HCP would have to defend itself against such claims. The defense of any such actions may be time-consuming and costly and may distract HCP management’s attention. As a result, HCP may incur significant expenses and may be unable to effectively operate its business.

Changes in the rates or methods of third-party reimbursements may adversely affect HCP operations.

Any negative changes in governmental capitation or FFS rates or methods of reimbursement for the services HCP provides could have a significant adverse impact on HCP’s revenue and financial results. Since governmental healthcare programs generally reimburse on a fee schedule basis rather than on a charge-related basis, HCP generally cannot increase its revenues from these programs by increasing the amount it charges for its services. Moreover, if HCP’s costs increase, HCP may not be able to recover its increased costs from these programs. Government and private payors have taken and may continue to take steps to control the cost, eligibility for, use, and delivery of healthcare services due to budgetary constraints, and cost containment pressures as well as other financial issues. HCP believes that these trends in cost containment will continue. These cost containment measures, and other market changes in non-governmental insurance plans have generally restricted HCP’s ability to recover, or shift to non-governmental payors, any increased costs that HCP experiences. HCP’s business and financial operations may be materially affected by these cost containment measures, and other market changes.

HCP’s business model depends on numerous complex management information systems and any failure to successfully maintain these systems or implement new systems could materially harm HCP’s operations and result in potential violations of healthcare laws and regulations.

HCP depends on a complex, specialized, and integrated management information system and standardized procedures for operational and financial information, as well as for HCP’s billing operations. HCP may experience unanticipated delays, complications, or expenses in implementing, integrating, and operating these integrated systems. Moreover, HCP may be unable to enhance its existing management information system or implement new management information systems where necessary. HCP’s management information system may require modifications, improvements, or replacements that may require both substantial expenditures as well as interruptions in operations. HCP’s ability to implement and operate its integrated systems is subject to the availability of information technology and skilled personnel to assist HCP in creating and maintaining these systems.

HCP’s failure to successfully implement and maintain all of its systems could have a material adverse effect on its business, financial condition, and results of operations. For example, HCP’s failure to successfully operate its billing systems could lead to potential violations of healthcare laws and regulations. If HCP is unable to handle its claims volume, or if HCP is unable to pay claims timely, HCP may become subject to a health plan’s corrective action plan or de-delegation until the problem is corrected, and/or termination of the health plan’s agreement with HCP. This could have a material adverse effect on HCP’s operations and profitability. In addition, if HCP’s claims processing system is unable to process claims accurately, the data HCP uses for its incurred but not received (IBNR) estimates could be incomplete and HCP’s ability to accurately estimate claims liabilities and establish adequate reserves could be adversely affected. Finally, if HCP’s management information systems are unable to function in compliance with applicable state or federal rules and regulations, including, without limitation, medical information confidentiality laws such as HIPAA, possible penalties and fines due to this lack of compliance could have a material adverse effect on HCP’s financial condition, and results of operations.

Federal and state privacy and information security laws are complex and HCP may be subject to government or private actions due to privacy and security breaches.

HCP must comply with numerous federal and state laws and regulations governing the collection, dissemination, access, use, security and privacy of protected health information (PHI), including HIPAA and its implementing privacy and security regulations, as amended by the federal HITECH Act and collectively referred to as HIPAA. In the event that HCP’s non-compliance with existing or new laws and regulations related to PHI results in privacy or security breaches, HCP could be subject to monetary fines, civil suits, civil penalties or criminal sanctions and requirements to disclose the breach publicly.

HCP may be impacted by eligibility changes to government and private insurance programs.

Due to potential decreased availability of healthcare through private employers, the number of patients who are uninsured or participate in governmental programs may increase. The Health Reform Acts will increase the participation of individuals in the Medicaid program in states that elect to participate in the expanded Medicaid coverage. A shift in payor mix from managed care and other private payors to government payors as well as an increase in the number of uninsured patients may result in a reduction in the rates of reimbursement to HCP or an increase in uncollectible receivables or uncompensated care, with a corresponding decrease in net revenue. Changes in the eligibility requirements for governmental programs such as the Medicaid program under the Health Reform Acts and state decisions on whether to participate in the expansion of such programs also could increase the number of patients who participate in such programs and the number of uninsured patients. Even for those patients who remain in private insurance plans, changes to those plans could increase patient financial responsibility, resulting in a greater risk of uncollectible receivables. These factors and events could have a material adverse effect on HCP’s business, financial condition, and results of operations.

Negative publicity regarding the managed healthcare industry generally or HCP in particular could adversely affect HCP’s results of operations or business.

Negative publicity regarding the managed healthcare industry generally, the Medicare Advantage program or HCP in particular, may result in increased regulation and legislative review of industry practices that further increase HCP’s costs of doing business and adversely affect HCP’s results of operations or business by:

•	requiring HCP to change its products and services;

•	increasing the regulatory, including compliance, burdens under which HCP operates, which, in turn, may negatively impact the manner in which HCP provides services and increase HCP’s costs of providing services;

•	adversely affecting HCP’s ability to market its products or services through the imposition of further regulatory restrictions regarding the manner in which plans and providers market to Medicare Advantage enrollees; or

•	adversely affecting HCP’s ability to attract and retain members.

Risk factors related to our overall business:

Disruptions in federal government operations and funding create uncertainty in our industry and could have a material adverse effect on our revenues, earnings and cash flows and otherwise adversely affect our financial condition.

A substantial portion of our revenues is dependent on federal healthcare program reimbursement, and any disruptions in federal government operations could have a material adverse effect on our revenues, earnings and cash flows. Although the government passed a budget for fiscal year 2014, there is no guarantee that the U.S. government will be able to pass the federal budget for subsequent fiscal years. In addition, if the U.S. government defaults on its debt, there could be broad macroeconomic effects that could raise our cost of borrowing funds, and delay or prevent our future growth and expansion. Any future federal government shutdown, U.S. government default on its debt and/or failure of the U.S. government to enact annual appropriations could have a material adverse effect on our revenues, earnings and cash flows. Additionally, disruptions in federal government operations may negatively impact regulatory approvals and guidance that are important to our operations, and create uncertainty about the pace of upcoming health care regulatory developments.

Changes in CMS diagnosis and inpatient procedure coding require us to make modifications to processes and information systems, which could result in significant development costs and which if unsuccessful could adversely affect our revenues, earnings and cash flows.

CMS has mandated the use of new patient codes for reporting medical diagnosis and inpatient procedures, referred to as ICD-10. CMS is requiring all providers, payors, clearinghouses, and billing services to utilize

ICD-10 when submitting claims for payment. ICD-10 will affect diagnosis and inpatient procedure coding for everyone covered by HIPAA, not just those who submit Medicare or Medicaid claims. Claims for services provided on or after the date that CMS sets must use ICD-10 for medical diagnosis and inpatient procedures or they will not be paid. In a bill passed on March 31, 2014, Congress voted to delay the ICD-10 implementation deadline until no earlier than October 1, 2015. Although CMS is expected to delay the deadline only until October 1, 2015, it has the authority to delay implementation even further. Uncertainty about when ICD-10 will be mandated could lead to additional costs of running ICD-9 and ICD-10 systems, which could negatively impact our revenues, earnings and cash flows.

We anticipate that if our services, processes or information systems or those of our payors do not comply with ICD-10 requirements at any future date, it could potentially delay or even reduce reimbursement payments to us. These delays or reductions could negatively impact our revenues, earnings and cash flows.

We may engage in acquisitions, mergers or dispositions, which may affect our results of operations, debt-to-capital ratio, capital expenditures or other aspects of our business, and if businesses we acquire have liabilities we are not aware of, we could suffer severe consequences that would materially and adversely affect our business.

Our business strategy includes growth through acquisitions of dialysis centers and other businesses. We may engage in acquisitions, mergers or dispositions, which may affect our results of operations, debt-to-capital ratio, capital expenditures, or other aspects of our business. There can be no assurance that we will be able to identify suitable acquisition targets or merger partners or that, if identified, we will be able to acquire these targets on acceptable terms or agree to terms with merger partners. There can also be no assurance that we will be successful in completing any acquisitions, mergers or dispositions that we announce, or integrating any acquired business into our overall operations. There is no guarantee that we will be able to operate acquired businesses successfully as stand-alone businesses, or that any such acquired business will operate profitably or will not otherwise adversely impact our results of operations. Further, we cannot be certain that key talented individuals at the business being acquired will continue to work for us after the acquisition or that they will be able to continue to successfully manage or have adequate resources to successfully operate any acquired business.

Businesses we acquire may have unknown or contingent liabilities or liabilities that are in excess of the amounts that we originally estimated, and may have other issues, including those related to internal controls over financial reporting or issues that could affect our ability to comply with healthcare laws and regulations and other laws applicable to our expanded business. As a result, we cannot make any assurances that the acquisitions we consummate will be successful. Although we generally seek indemnification from the sellers of businesses we acquire for matters that are not properly disclosed to us, we are not always successful. In addition, even in cases where we are able to obtain indemnification, we may discover liabilities greater than the contractual limits, the amounts held in escrow for our benefit (if any), or the financial resources of the indemnifying party. In the event that we are responsible for liabilities substantially in excess of any amounts recovered through rights to indemnification or alternative remedies that might be available to us, or any applicable insurance, we could suffer severe consequences that would substantially reduce our earnings and cash flows or otherwise materially and adversely affect our business.

If we are not able to continue to make acquisitions, or maintain an acceptable level of non-acquired growth, or if we face significant patient attrition to our competitors or a reduction in the number of our medical directors or associated physicians, it could adversely affect our business.

Acquisitions, patient retention and medical director and physician retention are an important part of our growth strategy. We face intense competition from other companies for acquisition targets. In our U.S. dialysis business, we continue to face increased competition from large and medium-sized providers which compete directly with us for acquisition targets as well as for individual patients and medical directors. In addition, as we continue our international dialysis expansion into various international markets, we will face competition from large and medium-sized providers for these acquisition targets as well. Because of the ease of entry into the dialysis business and the ability of physicians to be medical directors for their own centers, competition for growth in existing and expanding markets is not limited to large competitors with substantial financial resources. Occasionally, we have experienced competition from former medical directors or referring physicians who have opened their own dialysis centers. In addition, Fresenius, our largest competitor, manufactures a full line of dialysis supplies and equipment in addition to owning and operating dialysis centers. This may give it cost advantages over us because of its ability to manufacture its own products. If we are not able to continue to make acquisitions, continue to maintain acceptable levels of non-acquired growth, or if we face significant patient attrition to our competitors or a reduction in the number of our medical directors or associated physicians, it could adversely affect our business.

HCP operates in a different line of business from our historical business. We may face challenges managing HCP as a new business and may not realize anticipated benefits.

As a result of the HCP transaction, we are now significantly engaged in a new line of business. We may not have the expertise, experience, and resources to pursue all of our businesses at once, and we may be unable to successfully operate all businesses in the combined Company. The administration of HCP will require implementation of appropriate operations, management, and financial reporting systems and controls. We may experience difficulties in effectively implementing these and other systems. The management of HCP will require the focused attention of our management team, including a significant commitment of its time and resources. The need for management to focus on these matters could have a material and adverse impact on our revenues and operating results. If the HCP operations are less profitable than we currently anticipate or we do not have the experience, the appropriate expertise, or the resources to pursue all businesses in the combined company, the results of operations and financial condition may be materially and adversely affected.

If we fail to successfully maintain an effective internal control over financial reporting or if the internal control of HCP over financial reporting were found to be ineffective, the integrity of our, and/or HCP’s, financial reporting could be compromised which could result in a material adverse effect on our reported financial results.

The integration of HCP into our internal control over financial reporting has required and will continue to require significant time and resources from our management and other personnel and will increase our compliance costs. Failure to maintain an effective internal control environment could have a material adverse effect on our ability to accurately report our financial results and the market’s perception of our business and our stock price.

Expansion of our operations to and offering our services in markets outside of the U.S. subjects us to political, economical, legal, operational and other risks that could adversely affect our business, results of operations and cash flows.

We are continuing an expansion of our operations by offering our services outside of the U.S., which increases our exposure to the inherent risks of doing business in international markets. Depending on the market, these risks include, without limitation, those relating to:

•	changes in the local economic environment;

•	political instability, armed conflicts or terrorism;

•	social changes;

•	intellectual property legal protections and remedies;

•	trade regulations;

•	procedures and actions affecting approval, production, pricing, reimbursement and marketing of products and services;

•	foreign currency;

•	repatriating or moving to other countries cash generated or held abroad, including considerations relating to tax-efficiencies and changes in tax laws;

•	export controls;

•	lack of reliable legal systems which may affect our ability to enforce contractual rights;

•	changes in local laws or regulations;

•	potentially longer ramp-up times for starting up new operations and for payment and collection cycles;

•	financial and operational, and information technology systems integration; and

•	failure to comply with U.S. or local laws that prohibit us or our intermediaries from making improper payments to foreign officials for the purpose of obtaining or retaining business.

Additionally, some factors that will be critical to the success of our international business and operations will be different than those affecting our domestic business and operations. For example, conducting international operations requires us to devote significant management resources to implement our controls and systems in new markets, to comply with local laws and regulations and to overcome the numerous new challenges inherent in managing international operations, including those based on differing languages, cultures and regulatory environments, and those related to the timely hiring, integration and retention of a sufficient number of skilled personnel to carry out operations in an environment with which we are not familiar.

We anticipate expanding our international operations through acquisitions of varying sizes or through organic growth, which could increase these risks. Additionally, though we might invest material amounts of capital and incur significant costs in connection with the growth and development of our international operations, there is no assurance that we will be able to operate them profitably anytime soon, if at all. As a result, we would expect these costs to be dilutive to our earnings over the next several years as we start-up or acquire new operations.

These risks could have a material adverse effect on our financial condition, results of operations and cash flows.

We may be subject to liability claims for damages and other expenses not covered by insurance that could reduce our earnings and cash flows.

Our operations and how we manage the Company may subject the Company, as well as its officers and directors to whom the Company owes certain defense and indemnity obligations, to litigation and liability for damages. Our business, profitability and growth prospects could suffer if we face negative publicity or we pay damages or defense costs in connection with a claim that is outside the scope or limits of coverage of any applicable insurance coverage, including claims related to adverse patient events, contractual disputes, professional and general liability, and directors’ and officers’ duties. In addition, we have received several notices of claims from commercial payors and other third parties related to our historical billing practices and the historical billing practices of the centers acquired from Gambro Healthcare and other matters related to their settlement agreement with the Department of Justice. Although the ultimate outcome of these claims cannot be predicted, an adverse result with respect to one or more of these claims could have a material adverse effect on our financial condition, results of operations, and cash flows. We currently maintain insurance coverage for those risks we deem are appropriate to insure against and make determinations about whether to self-insure as to other risks or layers of coverage. However, a successful claim, including a professional liability, malpractice or negligence claim which is in excess of any applicable insurance coverage, or that is subject to our self-insurance retentions, could have a material adverse effect on our earnings and cash flows.

In addition, if our costs of insurance and claims increase, then our earnings could decline. Market rates for insurance premiums and deductibles have been steadily increasing. Our earnings and cash flows could be materially and adversely affected by any of the following:

•	the collapse or insolvency of our insurance carriers;

•	further increases in premiums and deductibles;

•	increases in the number of liability claims against us or the cost of settling or trying cases related to those claims; or

•	an inability to obtain one or more types of insurance on acceptable terms, if at all.

Risks Relating to Investment in the Notes

The notes will be unsecured.

The notes will not be secured by any of our or our subsidiaries’ assets. The indenture governing the notes will permit us and our subsidiaries to incur secured debt, including pursuant to our senior secured credit facilities and other forms of secured debt. As a result, the notes and the guarantees will be effectively subordinated to all of our and the guarantors’ secured obligations to the extent of the value of the assets securing such obligations.

As of March 31, 2014, after giving effect to the issuance of the notes offered hereby and the application of the proceeds therefrom to the repayment of a portion of the term loans under our current senior secured credit facilities and to pay related fees and expenses as if they had occurred on that date, the Company and the guarantors would have had total secured debt of approximately $3,678 million, excluding the debt discounts associated with our term loans, and approximately $267 million of additional secured debt available to be borrowed under our current senior secured credit facilities, after giving effect to outstanding letters of credit of approximately $83 million, and the notes and the guarantees of the notes would have been structurally subordinated to approximately $319 million of indebtedness and other liabilities (including trade payables, but excluding liabilities owed to the Company or a guarantor of the notes) of the Company’s non-guarantor subsidiaries, and the total assets of our non-guarantor subsidiaries would have accounted for approximately 14% of our consolidated total assets at that date.

If, after the issuance of the notes offered hereby and the application of the proceeds therefrom on the terms described below under “Use of Proceeds,” we were able to enter into our proposed amended and restated senior secured credit facilities, make the initial borrowings thereunder and apply the proceeds thereof to the payment of all remaining borrowings and other amounts payable under our current senior secured credit facilities and to repurchase all of the 2018 Notes in the Offer, all as contemplated under “Summary—Recent Developments”, then, after giving effect to all of the foregoing transactions as if they had occurred on March 31, 2014, as of that date the Company and the guarantors would have had total secured debt of approximately $4,553 million, excluding the debt discounts associated with our term loans, and approximately $917 million of additional secured debt available to be borrowed under our proposed amended and restated senior secured credit facilities, after giving effect to outstanding letters of credit of approximately $83 million. Our current senior secured credit facilities are, and we expect that our proposed amended and restated secured credit facilities will be, secured by substantially all of the assets of our subsidiary guarantors.

If we or the subsidiary guarantors were to become insolvent or otherwise fail to make payment on the notes or the guarantees, holders of any of our and the subsidiary guarantors’ secured obligations would be paid first out of the proceeds of the assets securing such obligations before the holders of the notes would receive any payments from such proceeds. You may therefore not be fully repaid, or repaid at all, if we or the subsidiary guarantors become insolvent or otherwise fail to make payment on the notes.

The indentures governing our outstanding senior notes and the agreement governing our current senior secured credit facilities contain, and the indenture governing the notes offered hereby and the agreement that is expected to govern our proposed amended and restated senior secured credit facilities will contain, various covenants which limit our management’s discretion in the operation of our business.

The indentures governing our outstanding senior notes restrict, and the indenture governing the notes offered hereby restrict, among other things, our ability and the ability of our Restricted Subsidiaries (as defined) to:

•	incur additional indebtedness and issue certain preferred stock;

•	make certain distributions, investments and other restricted payments;

•	sell certain assets;

•	agree to restrictions on the ability of Restricted Subsidiaries to make payments to us;

•	create certain liens;

•	merge, consolidate or sell substantially all of our assets; and

•	enter into certain transactions with affiliates.

In addition, the agreement governing our current senior secured credit facilities includes similar restrictions and requires us to maintain certain financial ratios and contains negative covenants. The agreement governing our proposed amended and restated senior secured credit facilities is expected to include similar provisions. Our ability to comply with these ratios and covenants may be affected by events beyond our control.

Any failure to comply with the restrictions of the indentures related to outstanding senior notes or the notes offered hereby, the agreements governing our current senior secured credit facilities or our proposed amended and restated senior secured credit facilities or any other subsequent financing agreements may result in an event of default under those agreements. Such a default may allow the creditors, if the agreements so provide, to declare the related debt immediately due and payable as well as any other debt to which a cross-acceleration or cross-default provision applies. In addition, lenders may have the right in these circumstances to terminate any commitments they have to provide further borrowings. Our assets and cash flow may not be sufficient to fully repay borrowings under our outstanding debt agreements if accelerated upon an event of default.

Most of the covenants in the indenture that will govern the notes will terminate if the notes are rated investment grade by both Moody’s and Standard & Poor’s.

Most of the covenants in the indenture that will govern the notes will terminate if on any date the notes are rated investment grade by both Moody’s and Standard & Poor’s, provided that no default or event of default under the indenture has occurred and is continuing on that date. If that occurs, those covenants will not be reinstated even if the notes thereafter lose their investment grade rating. The covenants that will terminate include those restricting, among other things, our ability to incur debt, pay dividends or make distributions on or repurchase our capital stock, make certain loans and investments, sell certain assets, enter into certain transactions with affiliates, and alter the types of business we conduct. There can be no assurance that the notes will ever be rated investment grade or, if they are rated investment grade, that the notes will maintain those ratings. However, termination of those covenants would allow us to engage in certain transactions that would not be permitted while those covenants were in force, including the incurrence of additional indebtedness. See “Description of Notes—Certain Covenants—Covenant Termination.”

Federal and state statutes may allow courts, under specific circumstances, to void the guarantees and require noteholders to return payments received from guarantors.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be deemed a fraudulent transfer if the guarantor received less than a reasonably equivalent value or fair consideration in exchange for giving the guarantee and

•	was insolvent on the date that it gave the guarantee or became insolvent as a result of giving the guarantee, or

•	was engaged in a business or transaction, or was about to engage in a business or transaction, for which the property remaining with the guarantor was an unreasonably small capital, or

•	intended to incur, or believed that it would incur, debts that would be beyond the guarantor’s ability to pay as those debts matured.

A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the guarantee. A guarantee could also be deemed a fraudulent transfer if it was given with actual intent to hinder, delay or defraud any entity to which the guarantor was or became, on or after the date the guarantee was given, indebted.

The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, is greater than all its assets, at a fair valuation, or

•	the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or

•	it could not pay its debts as they become due.

We cannot predict:

•	what standard a court would apply in order to determine whether a guarantor was insolvent as of the date it issued the guarantee or whether, regardless of the method of valuation, a court would determine that the guarantor was insolvent on that date; or

•	whether a court would determine that the payments under the guarantee constituted fraudulent transfers or conveyances on other grounds.

The indenture will contain a “savings clause” intended to limit each subsidiary guarantor’s liability under its guarantee to the maximum amount that it could incur without causing the guarantee to be a fraudulent transfer under applicable law. There can be no assurance that this provision will be upheld as intended to protect such guarantees from fraudulent transfer challenges or, if it were to be upheld, that the remaining amount collectible under such guarantee would suffice to pay the notes when due, or that the guarantor’s obligations under its guarantee would not be reduced to an amount that effectively makes its guarantee worthless. In at least one case, a court has concluded that such a “savings clause” is unenforceable and ineffective to permit even the partial enforcement of a subsidiary guarantee.

If a guarantee is deemed to be a fraudulent transfer, it could be voided altogether. In addition, as a court of equity, a bankruptcy court could subordinate the guarantee to all other debts of the guarantor. In such case, any payment by the guarantor pursuant to its guarantee could be required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor. If a guarantee is voided or held unenforceable for any other reason, holders of the notes offered hereby would cease to have a claim against the subsidiary guarantor based on the guarantee and would be creditors only of the Company and any guarantor whose guarantee was not similarly voided or otherwise held unenforceable.

In addition, any payment by us pursuant to the notes or by a guarantor under a guarantee made at a time when we or such guarantor were subsequently found to be insolvent could be voided and required to be returned to us or to a fund for the benefit of our creditors if such payment was made to an insider within a one-year period prior to a bankruptcy filing or within 90 days prior to such filing for any outside party.

We may not have sufficient funds to purchase notes upon a Change of Control.

If there is a Change of Control (as defined in the indenture governing the notes) and we have not previously exercised our right to redeem all of the outstanding notes as described under “Description of Notes—Optional redemption,” each holder of notes may require us to purchase all or a portion of its notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest to the date of purchase. Certain agreements governing our existing and future indebtedness (including the agreements governing our senior secured credit facilities) restrict or may restrict our ability to purchase the notes upon a Change of Control. As a result, in order to purchase notes following a Change of Control, we may be required to seek the consent of holders of our other indebtedness to purchase the notes or to refinance our outstanding indebtedness, which we might not be able to do, and even if we were able to refinance our other indebtedness, any financing might be on terms unfavorable to us. Under those circumstances, if we do not obtain the consent of the holders of our other indebtedness or refinance our other indebtedness, we will or may be prohibited from purchasing notes.

We cannot assure you that we will have the financial ability to purchase outstanding notes upon the occurrence of a Change of Control. This risk is increased by the fact that the indentures governing our existing senior notes contain change of control provisions requiring us to offer to repurchase all of our outstanding senior notes upon the occurrence of change of control events substantially similar to those that would require us to offer to repurchase the notes offered hereby. In addition, our current senior secured credit facilities provide and the proposed amended and restated senior secured credit facilities are expected to provide that the occurrence of certain kinds of change of control events (including a Change of Control under the indenture that will govern the notes offered hereby or a similar change of control under the indentures governing our existing senior notes) will constitute an event of default under such senior secured credit facilities, which would allow the lenders under such senior secured credit facilities to terminate their commitments to lend thereunder, demand immediate repayment of all outstanding borrowings and seize and sell the pledged collateral in order to repay those borrowings. Any future agreements to which we become a party may contain similar provisions.

In the event a Change of Control occurs at a time when we are prohibited from purchasing notes pursuant to our senior secured credit facilities or any other debt agreement to which we may be a party and we do not obtain a consent or repay the borrowings, we will remain prohibited from purchasing notes. Our failure to purchase tendered notes would constitute an event of default under the indenture which may, in turn, constitute a default under our other debt agreements. See “Description of Notes—Change of control” and “- Events of default.” Likewise, any failure or inability to repurchase our existing notes upon the occurrence of change of control events specified in the indentures governing those notes could have similar consequences.

Courts interpreting change of control provisions under New York law (which will be the governing law of the indenture governing the notes) have not provided clear and consistent meanings of such change of control provisions, leading to subjective judicial interpretation. In addition, a court case in Delaware has questioned whether a change of control provision contained in an indenture could be unenforceable on public policy grounds. No assurances can be given that another court would enforce the change of control provisions in the indenture governing the notes as written for the benefit of the holders of the notes, or as to how these change of control provisions would be impacted were we to become a debtor in a bankruptcy case.

Furthermore, the change of control provisions of the notes may not provide holders of the notes protection in the event of highly leveraged transactions, reorganizations, restructurings, mergers, or similar transactions involving us that may adversely affect holders of notes. In particular, such a transaction may not give rise to a Change of Control, in which case we would not be required to make an offer to purchase the notes as required by the indenture governing the notes.

In addition, under clause (2) of the definition of Change of Control appearing below under “Description of Notes—Certain definitions,” a Change of Control will occur when a majority of the members of our board of directors are not “Continuing Directors” (as defined). In a decision in connection with a proxy contest, the Court of Chancery of Delaware held that the occurrence of a “change of control” under a similar indenture provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees (who would constitute a majority of the new board of directors) as “continuing directors” solely for purposes of avoiding the triggering of such change of control clause, provided the incumbent directors give their approval in the good faith exercise of their fiduciary duties. Therefore, in certain circumstances involving a significant change in the composition of our board of directors, including in connection with a proxy contest where our board of directors does not endorse a dissident slate of directors but approves them as “Continuing Directors,” holders of the notes may not be entitled to require us to make an offer to purchase the notes as required by the indenture governing the notes.

Moreover, clause (3) of the definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) of “all or substantially all” of the assets of DaVita and its Restricted Subsidiaries (as defined), taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be uncertainty as to whether a particular transaction would involve a disposition of “substantially all” of the property of the Company and its Restricted Subsidiaries. As a result, it may be unclear whether a Change of Control has occurred under the indenture governing the notes and whether a holder of notes offered hereby may require us to make an offer to repurchase the notes under those circumstances.

Investors may find it difficult to trade the notes.

The notes are a new issue of securities, and there is currently no public market for the notes. We do not intend to apply for a listing of the notes on any securities exchange or quotation system. Although the underwriters have informed us that they intend to make a market in the notes, they are under no obligation to do so and may discontinue any market making activities at any time without notice. Any such market making will be subject to the limitations imposed by the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

We also cannot assure you that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable. We also cannot assure you as to whether a trading market for the notes will develop or as to the level of liquidity of any trading market for the notes that may develop. Future trading prices of the notes will depend on many factors, including:

•	our operating performance, prospects and financial condition or the operating performance, prospects and financial condition of companies in our industry generally;

•	prevailing interest rates and other economic conditions;

•	the interest of securities dealers in making a market for the notes; and

•	the market for similar securities.

It is possible that the market for the notes will be subject to disruptions. Any disruptions may have a negative effect on the holders of the notes, regardless of our prospects and financial performance.

Changes in credit ratings issued by nationally recognized statistical rating organizations could adversely affect our cost of financing and the market price of our securities.

Credit rating agencies rate our debt securities based on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading, or downgrading the current rating or placing us on a watch list for possible future downgrading. Downgrading the credit rating of our debt securities or placing us on a watch list for possible future downgrading would likely increase our cost of financing, limit our access to the capital markets and have an adverse effect on the market price of our securities, including the notes.

Not all of our subsidiaries will guarantee our obligations under the notes, and the assets of the non-guarantor subsidiaries may not be available to make payments on the notes.

Certain of our domestic subsidiaries will not be guarantors of the notes. In addition, none of our existing or future Foreign Subsidiaries, Unrestricted Subsidiaries or Receivable Subsidiaries (as those terms are defined under “Description of Notes – Certain definitions”) will guarantee the Notes. Likewise, our Restricted Subsidiaries (as defined) that do not guarantee Indebtedness of us or any other Restricted Subsidiaries will not guarantee the notes. Payments on the notes are only required to be made by the subsidiary guarantors and us. Our non-guarantor subsidiaries will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. As a result, the notes and guarantees of the notes will be structurally subordinated to all indebtedness and other liabilities (including trade payables) of any non-guarantor subsidiary such that, in the event of insolvency, liquidation, reorganization, dissolution or other winding up of any non-guarantor subsidiary, all of that subsidiary’s creditors (including trade creditors) would be entitled to payment in full out of that subsidiary’s assets before any of those assets are made available for distribution to us. In addition, the indenture that will govern the notes, the agreement that governs our current senior secured credit facility and the agreement that we expect will govern our proposed amended and restated senior secured credit facilities permit, subject to some limitations, these non-guarantor subsidiaries to incur additional indebtedness and also provide that subsidiary guarantors will be automatically released from their guarantees of the notes upon the occurrence of certain events. As of March 31, 2014, after giving effect to the issuance of the notes offered hereby and the application of the proceeds therefrom to the repayment of a portion of the term loans under our current senior secured credit facilities and to pay fees and expenses related to the offering as if they had occurred on that date, the notes and the guarantees of the notes would have been structurally subordinated to approximately $319 million of indebtedness and other liabilities (including trade payables but excluding liabilities owed to the Company or a guarantor of the notes) of our non-guarantor subsidiaries and the total assets of our non-guarantor subsidiaries would have accounted for approximately 14% of our consolidated total assets at that date.

Our consolidated financial statements include the results of certain physician groups that are not owned by the Company and will not guarantee the notes.

The Company provides services to certain physician groups that, while consolidated in the Company’s financial statements for financial reporting purposes, are not subsidiaries of or owned by the Company, do not constitute “Subsidiaries”, as defined in the indenture that will govern the notes offered hereby and the indentures governing the Company’s outstanding senior notes, and will not guarantee the notes offered hereby and do not guarantee those outstanding senior notes. As of March 31, 2014, if these physician groups were not consolidated in the Company’s financial statements, the Company’s consolidated indebtedness would have been approximately $8,364 million, its consolidated other liabilities (excluding indebtedness) would have been approximately $3,214 million and its consolidated assets would have been approximately $16,913 million. In addition, the Company has entered into management agreements with these physician groups pursuant to which the Company receives management fees from the physician groups. For the twelve months ended March 31, 2014, if these physician groups were not consolidated in the Company’s financial statements but including approximately $700 million of such management fees payable to the Company, the Company’s consolidated total net revenues, consolidated operating income and consolidated net income would be reduced (increased) by approximately $945 million, $16 million, and $(2) million, respectively. The Company may in the future provide services to additional physician groups that do not constitute “Subsidiaries” (as so defined) and do not guarantee the notes offered hereby even though those physician groups may also be consolidated in the Company’s financial statements for financial reporting purposes.

In addition, the Company owns a 67% equity interest in California Medical Group Insurance (CMGI). CMGI is an “Unrestricted Subsidiary”, as defined in the indenture that will govern the notes offered hereby and the indentures governing the Company’s outstanding senior notes, and will not guarantee the notes offered hereby and does not guarantee those outstanding senior notes. The Company’s equity interest in CMGI is accounted for under the equity method of accounting, meaning that, although CMGI is not consolidated in the Company’s financial statements for financial reporting purposes, the Company’s consolidated income statement reflects its pro rata share of CMGI’s net loss as equity investment loss . For the twelve months ended March 31, 2014, the Company’s equity investment loss attributable to CMGI was a loss of approximately $0.7 million. For the twelve months ended March 31, 2014, excluding the Company’s equity investment loss in CMGI, the Company’s consolidated operating income and consolidated net income would be increased by approximately $0.7 million and $0.4 million, respectively.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

As of March 31, 2014, after giving effect to the issuance of the notes offered hereby and the application of the proceeds therefrom to the repayment of a portion of the term loans under our current senior secured credit facilities and to pay fees and expenses related to this offering as if they had occurred on that date, we would have had approximately $8,405 million in outstanding debt, excluding the debt discounts associated with our term loans, on our consolidated balance sheet and approximately $267 million of available unused borrowing capacity under the revolving portion of our current senior secured credit facilities (after giving effect to outstanding letters of credit of approximately $83 million).

If, after the issuance of the notes offered hereby and the application of the proceeds therefrom on the terms described below under “Use of Proceeds”, we were able to enter into our proposed amended and restated senior secured credit facilities, make the initial borrowings thereunder and apply the proceeds thereof to the payment of all remaining borrowings and other amounts payable under our current senior secured credit facilities, and to repurchase all of the outstanding 2018 Notes in the Offer, all as contemplated under “Summary - Recent Developments”, then, after giving effect to all of the foregoing transactions as if they had occurred on March 31, 2014, as of that date we would have had approximately $8,505 million in outstanding debt, excluding the debt discounts associated with our term loans, on our consolidated balance sheet and approximately $917 million of available unused borrowing capacity under the revolving portion of our proposed amended and restated senior secured credit facilities, after giving effect to outstanding letters of credit of approximately $83 million.

Our substantial indebtedness could have important consequences to you. For example, it could

•	make it more difficult for us to satisfy our obligations with respect to our debt securities, including the notes,

•	increase our vulnerability to general adverse economic and industry conditions,

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes,

•	expose us to interest rate fluctuations because the interest under our senior secured credit facilities is and in the future may be at variable rates,

•	limit our flexibility in planning for, or reacting to, changes in our business and the markets in which we operate,

•	place us at a competitive disadvantage compared to our competitors that have less debt, and

•	limit our ability to borrow additional funds.

In addition, we may incur substantial additional indebtedness in the future. The terms of the indentures governing the notes and our existing senior notes and the agreements governing our senior secured credit facilities will allow us to incur substantial additional debt. If new debt is added to current debt levels, the related risks described above could intensify. If additional debt financing is not available when required or is not available on acceptable terms, we may be unable to grow our business, take advantage of business opportunities, respond to competitive pressures or refinance maturing debt, any of which could have a material adverse effect on our operating results and financial condition.

We will require a significant amount of cash to service our indebtedness. Our ability to generate cash depends on many factors beyond our control.

Our ability to make interest and principal payments on our indebtedness, including the notes, and to fund planned capital expenditures and expansion efforts, including any strategic acquisitions we may make in the future, will depend on our ability to generate cash. This, to a certain extent, is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations in the future, that our currently anticipated growth in revenue and cash flow will be realized on schedule or that future borrowings will be available to us in an amount sufficient to enable us to service our indebtedness, including the notes, to refinance our indebtedness when it matures or to fund other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. Our current senior secured credit facilities are secured, and we expect that our proposed amended and restated senior secured credit facilities will be secured, by substantially all of our and the subsidiary guarantors’ assets. In particular, the security for these facilities includes and will include, first priority pledges of 100% of the equity interests owned by us and our subsidiary guarantors in domestic subsidiaries and up to 65% of the equity interests of our direct wholly-owned foreign subsidiaries, if any, and any successor credit facility is likely to be secured on a similar basis. As such, our ability to refinance the notes or seek additional financing could be limited by the fact that these assets have been pledged to secure borrowings under our credit facilities. We cannot assure you that we will be able to service or refinance our indebtedness on commercially reasonable terms or at all.

USE OF PROCEEDS

We estimate the net proceeds from this offering, after deducting the underwriting discount and other estimated expenses payable by us, will be approximately $1,726 million. We intend to use net proceeds from this offering to repay, concurrently with the closing of this offering, a portion of our Term Loan B and Term Loan B-2 borrowings outstanding under our current senior secured credit facilities and to pay fees and expenses related to this offering. As of March 31, 2014, the Term Loan B was bearing interest at a rate of 4.50% per annum and the Term Loan B-2 was bearing interest at a rate of 4.00% per annum. The Term Loan B will mature on October 20, 2016, and the Term Loan B-2 will mature on August 2, 2018.

Certain of the underwriters or their respective affiliates may be lenders or agents under our current senior secured credit facilities and therefore would receive a portion of the proceeds from this offering through the repayment of borrowings under these facilities. See “Underwriting”.

Pending application of the net proceeds from the offering of the notes for the purposes described above, we may temporarily invest the net proceeds in short-term investments.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of March 31, 2014:

•	on an actual basis,

•	on an as adjusted basis after giving effect to the issuance of the notes offered hereby and the application of the proceeds therefrom to the repayment of a portion of the term loans under our current senior secured credit facilities and to pay fees and expenses related to this offering as if they had occurred on that date.

The as adjusted information in the following table is based upon a number of assumptions and estimates and our actual cash and cash equivalents and capitalization, after giving effect to the issuance of the notes offered hereby and the application of the proceeds therefrom to the repayment of a portion of the term loans under our current senior secured credit facilities and to pay fees and expenses related to this offering will likely be different than that reflected below. You should read the following table in conjunction with the financial statements incorporated by reference in this prospectus supplement and the related notes thereto and “Use of Proceeds” above.

	As of March 31, 2014
	Actual	As Adjusted(3)
	(unaudited, dollars in millions)
Cash and cash equivalents	$1,108	$1,108

Total debt (including current maturities):
Current senior secured credit facilities:
Revolving credit facility	$–	$–
Term loans (1)	5,351	3,625
Notes offered hereby	–	1,750
Existing senior notes	2,800	2,800
Other debt	230	230

Total debt (2)	8,381	8,405
Total DaVita HealthCare Partners Inc. shareholders’ equity	4,660	4,660

Total capitalization	$13,041	$13,065

(1)	Excludes $17 million unamortized balances of debt discounts associated with our Term Loan B and Term Loan B-2.

(2)	Excludes the unamortized balance of debt discounts as described above in Footnote 1.

(3)	The as adjusted data reflect the payment of underwriting discounts and other fees and expenses of this offering in an assumed total amount of $24.0 million and excluding any accrued and unpaid interest that will be paid from available cash. None of the as adjusted data appearing in the foregoing table gives effect to the proposed purchase of 2018 Notes in the Offer, entry into our proposed amended and restated senior secured credit facilities or any borrowings thereunder, or any of the other transactions described under “Summary—Recent Developments.”

DESCRIPTION OF OTHER INDEBTEDNESS

Current Senior Secured Credit Facility

We have an outstanding Senior Secured Credit Agreement, or Credit Agreement, which as of March 31, 2014, consisted of a $350,000,000 revolving line of credit, a $762,500,000 Term Loan A, a $1,265,625,000 Term Loan A-3, a $1,693,125,000 Term Loan B and a $1,629,375,000 Term Loan B-2. The Term Loan A and the Term Loan A-3 bear interest at a London Interbank Offered Rate (LIBOR) rate plus an interest rate margin, currently 2.50% for the Term Loan A and 2.25% for the Term Loan A-3. The Term Loan A interest rate margin can range from 2.25% to 2.75% and the Term Loan A-3 interest rate margin can range from 2.00% to 2.50% depending upon the Company’s leverage ratio. The Term Loan B bears interest at LIBOR (floor of 1.50%) plus a margin of 3.00% subject to a ratings based step-down to 2.75% and the Term Loan B-2 bears interest at LIBOR (floor of 1.00%) plus a margin of 3.00%. The Company is subject to these LIBOR-based floors until such time as the LIBOR-based component of the interest rate exceeds 1.50% on the Term Loan B and 1.00% on the Term Loan B-2. At such time, the Company will then be subject to LIBOR-based interest rate volatility on the LIBOR variable component of its interest rate and the overall weighted average interest rate for the Term Loan B and Term Loan B-2 will then be determined based upon the LIBOR interest rates in effect for all individual tranches plus the interest rate margin. In each case, barring any extensions permitted pursuant to the Credit Agreement, the revolving loans and the Term Loan A will mature on October 20, 2015, the Term Loan A-3 will mature on July 21, 2016, the Term Loan B will mature on October 20, 2016, and the Term Loan B-2 will mature on August 2, 2018. The borrowings under the Credit Agreement are guaranteed by substantially all of our direct and indirect wholly-owned domestic subsidiaries and are secured by substantially all of DaVita’s and our guarantors’ assets. The Credit Agreement contains customary affirmative and negative covenants such as various restrictions on investments, acquisitions, the payment of dividends, redemptions and acquisitions of capital stock, capital expenditures and other indebtedness, as well as limitations on the amount of tangible net assets in non-guarantor subsidiaries. However, many of these restrictions will not apply as long as our leverage ratio is below 3.50:1.00. In addition, the Credit Agreement requires compliance with financial covenants including an interest coverage ratio and a leverage ratio that determines the interest rate margins as described above.

Proposed Amended and Restated Senior Secured Credit Facilities

We have commenced a syndication process pursuant to which we are seeking to enter into proposed amended and restated senior secured credit facilities, which we are planning to enter into after the closing of this offering. We anticipate that the proposed amended and restated senior secured credit facilities will provide for an aggregate borrowing capacity of up to $5,500 million (with a right by the Company to request an increase in the borrowing capacity by up to $1,500 million or more, subject to lender participation and other specified conditions), comprised of: (i) a five-year $1,000 million revolving credit facility, (ii) a five-year $1,000 million term loan A, and (iii) a seven-year $3,500 million term loan B. We expect that our proposed amended and restated senior secured credit facilities will be guaranteed by subsidiaries holding most of our domestic assets and will be secured by substantially all of our and our subsidiary guarantors’ assets. In particular, we expect that these facilities will be secured by first priority pledges of 100% of the equity interests owned by us and our subsidiary guarantors in domestic subsidiaries and up to 65% of the equity interests of our direct wholly-owned foreign subsidiaries, if any. See “Summary—Recent Developments—Proposed Amended and Restated Senior Secured Credit Facilities.”

We expect that our proposed amended and restated senior credit facilities will contain limits and restrictions on certain of our business activities. In addition, we expect that our proposed amended and restated senior secured credit facilities will require compliance on a quarterly basis with certain financial covenants.

The proposed amended and restated senior secured credit facilities will be contingent upon the repayment of all borrowings and payment of other amounts payable under our current senior secured credit facilities, and certain other conditions, including final documentation, and we can give no assurance that our proposed amended and restated senior secured credit facilities will become effective as proposed or at all.

Senior Notes Due 2018

On October 20, 2010, we issued $775 million aggregate principal amount of our 6  3⁄8% Senior Notes due 2018, which we refer to as the 2018 Notes, all of which were outstanding as of March 31, 2014. The 2018 Notes require semi-annual interest payments in May and November of each year until maturity. The 2018 Notes are our general unsecured obligations and rank equally with all of our existing and future unsecured senior debt, including the notes. The 2018 Notes are guaranteed on an unsecured senior basis by our subsidiaries (subject to certain exceptions), including each subsidiary that guarantees our senior secured credit facilities. The 2018 Notes are subject to redemption at our option, in whole or in part, on or after November 1, 2013 at redemption prices starting at 104.781% of the principal amount plus accrued and unpaid interest, if any, to the applicable redemption date and declining annually to 100% of principal and accrued interest on November 1, 2016. We have commenced a cash tender offer concurrently with this offering for all of the outstanding 2018 Notes. We currently intend to redeem any 2018 Notes not tendered in the tender offer. See “Summary—Recent Developments—Tender Offer and Consent Solicitation for Our 2018 Notes.”

Senior Notes Due 2020

On October 20, 2010, we issued $775 million aggregate principal amount of our 6  5⁄8% Senior Notes due 2020, which we refer to as the 2020 notes, all of which were outstanding as of March 31, 2014. The 2020 notes require semi-annual interest payments in May and November of each year until maturity. The 2020 notes are our general unsecured obligations and rank equally with all of our existing and future unsecured senior debt, including the notes. The 2020 notes are guaranteed on an unsecured senior basis by our subsidiaries (subject to certain exceptions), including each subsidiary that guarantees our senior secured credit facilities. The 2020 notes are subject to redemption at our option, in whole or in part, on or after November 1, 2014 at redemption prices starting at 104.969% of the principal amount plus accrued and unpaid interest, if any, to the applicable redemption date and declining annually to 100% of principal and accrued interest on November 1, 2017. The 2020 notes are subject to redemption at our option, in whole or in part, prior to November 1, 2014 at a “make whole” redemption price plus accrued and unpaid interest, if any, to the redemption date.

Senior Notes Due 2022

On August 28, 2012, we issued $1,250 million of 5.750% Senior Notes due 2022, which we refer to as the 2022 notes, all of which was outstanding as of March 31, 2014. The 2022 notes require semi-annual interest payments in February and August of each year until maturity. The 2022 notes are our general unsecured obligations and rank equally with all of our existing and future unsecured senior debt, including the notes. The 2022 notes are guaranteed on an unsecured senior basis by our subsidiaries (subject to certain exceptions), including each subsidiary that guarantees our senior secured credit facilities. The 2022 notes are subject to redemption at our option, in whole or in part, on or after August 15, 2017 at redemption prices starting at 102.875% of the principal amount plus accrued and unpaid interest, if any, to the applicable redemption date and declining annually to 100% of principal and accrued interest on August 15, 2020. The 2022 notes are subject to redemption at our option, in whole or in part, prior to August 15, 2017 at a “make whole” redemption price plus accrued and unpaid interest, if any, to the redemption date.

DESCRIPTION OF NOTES

We will issue $1,750 million aggregate principal amount of 5.125% senior notes due 2024 (the “Notes”) under an Indenture dated as of the Issue Date (the “Indenture”) among us, as issuer, the Subsidiary Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder, although the aggregate principal amount of Notes to be issued in this offering will be limited to $1,750 million. We may issue an unlimited principal amount of additional Notes under the Indenture having substantially identical terms and conditions as the Notes issued on the Issue Date (“Additional Notes”). We will only be permitted to issue Additional Notes if at the time of issuance we are in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same series as the Notes that we are currently offering and will vote on all matters with the registered holders (the “Holders”) of the other Notes.

This “Description of Notes” is intended to be a useful overview of some of the provisions of the Notes and the Indenture. Since this description is only a summary, you should refer to the Indenture for a complete description of the obligations of the Company and the Subsidiary Guarantors and your rights.

You will find the definitions of capitalized terms used in this description under the heading “Certain definitions.” For purposes of this description, unless otherwise expressly stated or the context otherwise requires, references to the “Company,” “DaVita,” “we,” “our,” and “us” and similar references refer only to DaVita HealthCare Partners Inc. and not to its subsidiaries.

General

Maturity and interest.  The Notes will mature on July 15, 2024; interest on the Notes will be payable semi-annually in arrears and will:

•	accrue at the rate of 5.125% per annum,

•	accrue from the most recent interest payment date or, if no interest has been paid on the Notes, from the Issue Date,

•	be payable in cash semi-annually in arrears on January 15 and July 15 (commencing on January 15, 2015 with respect to the Notes issued in this offering) to the Holders of record on the January 1 and July 1, respectively, immediately preceding such interest payment dates, and

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking.  The Notes will be our unsecured senior obligations. The Notes:

•	will rank equally in right of payment with all of our other existing and future unsecured indebtedness that is not, by its terms, expressly subordinated in right of payment to the Notes (including our outstanding 6 5⁄8% Senior Notes due 2020 and 5.750% Senior Notes due 2022),

•	will be senior in right of payment to all of our existing, if any, and future unsecured indebtedness that is, by its terms, expressly subordinated in right of payment to the Notes,

•	will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, including indebtedness under our Senior Credit Agreement,

•	will be structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our Subsidiaries that do not guarantee the Notes, and

•	will not be guaranteed or otherwise supported, directly or indirectly, by the assets, profits or cash flow of certain affiliated physician groups that are consolidated with the Company for financial reporting purposes but are not Subsidiaries of the Company.

Similarly, a Subsidiary Guarantor’s Note Guarantee of the Notes will be the unsecured senior obligation of such Subsidiary Guarantor and:

•	will rank equally in right of payment with all existing and future unsecured indebtedness of such Subsidiary Guarantor that is not, by its terms, expressly subordinated in right of payment to such Note Guarantee (including its guarantee of our outstanding 6 5⁄8% Senior Notes due 2020 and 5.750% Senior Notes due 2022),

•	will be senior in right of payment to all existing, if any, and future unsecured indebtedness of such Subsidiary Guarantor that is, by its terms, expressly subordinated in right of payment to such Note Guarantee, and

•	will be effectively subordinated to all of the existing and future secured indebtedness of such Subsidiary Guarantor (including its guarantee of our obligations under our Senior Credit Agreement) to the extent of the value of the assets securing such indebtedness.

As of March 31, 2014, after giving effect to the issuance of the Notes offered hereby and the application of the estimated proceeds therefrom to the repayment of a portion of the term loans outstanding under the Company’s current senior secured credit facilities and to pay related fees and expenses as if they had occurred on that date, the Company and the Subsidiary Guarantors would have had total secured debt of approximately $3,678 million (excluding the debt discounts associated with the Company’s term loans) and approximately $267 million of additional secured debt available to be borrowed under the Company’s current senior secured credit facilities, after giving effect to outstanding letters of credit of approximately $83 million, and the Notes and the Note Guarantees would have been structurally subordinated to approximately $319 million of indebtedness and other liabilities (including trade payables but excluding liabilities owed to the Company or a Subsidiary Guarantor) of our Subsidiaries that are not Subsidiary Guarantors, and the total assets of our Subsidiaries that are not to Subsidiary Guarantors would have accounted for approximately 14% of our consolidated total assets at that date. For information on our debt as adjusted for this offering and the effectiveness of our proposed amended and restated senior secured credit facilities and the application of term loan borrowings thereunder to repay borrowings and other amounts payable under our current senior secured credit facilities and repurchase all of the outstanding 2018 Notes in the Offer as described above under “Summary—Recent Developments,” see “Risk Factors — Risks Relating to Investment in the Notes — The notes will be unsecured.”

In addition, the Company provides services to certain physician groups that, while consolidated in the Company’s financial statements for financial reporting purposes, are not subsidiaries of or owned by the Company, do not constitute “Subsidiaries” as defined in the Indenture that will govern the Notes offered hereby or the indentures governing the Company’s outstanding senior notes, and will not guarantee the Notes offered hereby and do not guarantee those other senior notes. As of March 31, 2014, if these physician groups were not consolidated in the Company’s financial statements, the Company’s consolidated indebtedness would have been approximately $8,364 million, its consolidated other liabilities (excluding indebtedness) would have been approximately $3,214 million and its consolidated assets would have been approximately $16,913 million. In addition, the Company has entered into management agreements with these physician groups pursuant to which the Company receives management fees from the physician groups. For the twelve months ended March 31, 2014, if these physician groups were not consolidated in the Company’s financial statements but including approximately $700 million of such management fees payable to the Company, the Company’s consolidated total net revenues, consolidated operating income and consolidated net income would be reduced (increased) by approximately $945 million, $16 million, and $(2) million, respectively. The Company may in the future provide services to additional physician groups that do not constitute Subsidiaries and do not guarantee the Notes even though those physician groups may also be consolidated in the Company’s financial statements for financial reporting purposes.

The Company currently has one Subsidiary that has been designated as an “Unrestricted Subsidiary” as defined in the indentures governing the Company’s outstanding senior notes and that will be an “Unrestricted Subsidiary” as defined in the Indenture that will govern the Notes. Please see “Risk Factors — Risks Relating to Investment in the Notes — Our consolidated financial statements include the results of certain physician groups that are not owned by the Company and will not guarantee the notes” for certain consolidated financial information of the Company excluding such Unrestricted Subsidiary.

Payments on the Notes; paying agent and registrar.  We will pay principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York, except that we may, at our option, pay interest on the Notes by check mailed to Holders of the Notes at their registered address as they appear in the registrar’s books. We will designate the corporate trust office of the Trustee in New York, New York to act as our initial paying agent and registrar for the Notes. We may, however, change the paying agent or registrar or designate the Company or any of its Restricted Subsidiaries to act as paying agent or registrar for the Notes without prior notice to the Holders of Notes.

We will pay principal of, premium, if any, and interest on, Notes in global form (“Global Notes”) registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the Holder of such Global Notes.

Transfer and exchange.  A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the registrar for any registration of transfer or exchange of Notes, but the Company may require a Holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption or tendered for repurchase and not withdrawn pursuant to a Change of Control Offer or Asset Disposition Offer. Also, the Company is not required to transfer or exchange any Note during a period beginning at the opening of business 15 days before the mailing of notice of redemption of Notes and ending at the close of business on the day of such mailing or register the transfer or exchange of any Note selected for redemption in whole or in part except the unredeemed portion of any Note redeemed in part.

The Holder of a Note will be treated as the owner of it for all purposes. Only Holders will have rights under the Indenture.

Defaulted interest.  The Company will pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue principal and, to the extent such payments are lawful, interest on overdue installments of interest, without regard to any applicable grace periods, at the rate of 2.0% per annum in excess of the interest rate applicable to the Notes.

Form of Notes; book-entry notes.  The Notes will be issued in fully registered form, in minimum denominations of $2,000 in principal amount and multiples of $1,000 in principal amount in excess thereof and will be issued in the form of one or more Global Notes in book-entry form registered in the name of a depository (the “Depository”) or its nominee, which will be considered the Holder of those Global Notes for all purposes under the Indenture. The initial Depository will be DTC. Investors will not have the right to exchange beneficial interests in Global Notes for Notes in physical form. Notes in physical form will be issued in exchange for beneficial interests in the Global Notes only in the limited circumstances described elsewhere in this prospectus supplement under “Book-entry, Delivery and Form.”

Optional redemption

Except as described below, the Notes are not redeemable at our option until July 15, 2019. On and after July 15, 2019, we may at our option redeem the Notes, in whole or from time to time in part, upon not less than 15 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest, if any, on the Notes to be redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

Year	Percentage
2019	102.563%
2020	101.708%
2021	100.854%
2022 and thereafter	100.000%

Prior to July 15, 2017, we may, at our option, on any one or more occasions, upon not less than 15 nor more than 60 days’ notice, redeem up to 35% of the original aggregate principal amount of Notes (including the original aggregate principal amount of any Additional Notes) issued under the Indenture with the Net Cash Proceeds of one or more Equity Offerings at a redemption price (expressed as a percentage of the principal amount thereof) of 105.125% plus accrued and unpaid interest, if any, to the redemption date; provided that

(1)          at least 65% of the original aggregate principal amount of the Notes (including the original aggregate principal amount of any Additional Notes) issued under the Indenture remains outstanding after each such redemption; and

(2)          the redemption date occurs within 90 days after the closing of such Equity Offering (for purposes of clarity, in the event that there are two or more closings for any Equity Offering, then each such closing shall be deemed a separate “closing” for purposes of the foregoing provisions of this clause (2) with respect to the securities issued at such closing).

In addition, the Notes may be redeemed, in whole or from time to time in part, at any time prior to July 15, 2019, at our option, upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium on those Notes as of, and accrued and unpaid interest, if any, on those Notes to, the applicable redemption date.

Any redemption may, at our sole discretion, be subject to one or more conditions precedent, which shall be described in the related notice of redemption to Holders, which conditions may include, without limitation, completion of one or more Equity Offerings, other securities offerings or other financings, transactions or events. If such redemption is subject to satisfaction of one or more conditions precedent, such notice to Holders may (at the option of the Company) include a statement to the effect that the Redemption Date may be delayed, on one or more occasions and in the Company’s sole discretion, either (at the Company’s option) to a date specified by the Company in a subsequent notice to Holders (subject, if the Company shall so elect, to satisfaction of any or all such conditions or the Company’s written waiver of any such conditions that are not satisfied) or until such time as any or all of such conditions have been satisfied or waived by the Company in writing, and that, if any such conditions shall not have been satisfied as and when required (as determined by the Company in its sole discretion and taking into account any election by the Company to delay such Redemption Date), then (unless the Company shall have waived in writing any such conditions that are not satisfied), the Company shall have no obligation to redeem the Notes called for redemption on such Redemption Date (as the same may have been delayed by the Company as aforesaid) and may cancel such proposed redemption and rescind any notice of such redemption. In order to delay any Redemption Date (or to further delay any delayed Redemption Date (as defined below)), the Company shall provide written notice to the Trustee, at least two Business Days before such Redemption Date (or such delayed Redemption Date, as the case may be), to the effect that the Company has elected to delay such Redemption Date (or such delayed Redemption Date, as the case may be) and specifying the new Redemption Date (a “delayed Redemption Date”) (which may, at the Company’s option, be specified as the date on which any or all conditions to such redemption are satisfied (as determined by the Company in its sole discretion) or waived by the Company), and the Trustee shall provide such notice to each Holder of the Notes that were to be redeemed in the same manner in which the notice of redemption was given. The Company may delay any Redemption Date on one or more occasions.

If all conditions precedent (if any) to any redemption of the Notes shall not have been satisfied as and when required (as determined by the Company in its sole discretion and taking into account any election by the Company to delay such Redemption Date) or waived by the Company in writing and the Company has not elected to delay (or further delay) the applicable Redemption Date (or the applicable delayed Redemption Date, as the case may be), the Company shall provide written notice to the effect that the Company has elected to cancel such redemption to the Trustee prior to close of business two Business Days prior to such Redemption Date (or such delayed Redemption Date, as the case may be). Upon the Trustee’s receipt of such notice, the notice of such redemption shall be automatically rescinded and such redemption shall be automatically cancelled and the Company shall have no obligation to redeem the Notes called for redemption. Upon receipt of such notice, the Trustee shall provide such notice to each Holder of the Notes that were to have been redeemed in the same manner in which the notice of redemption was given.

Selection and notice; conditions to redemption

If the optional redemption date for any Notes is on or after an interest payment record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name such Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes are subject to redemption by the Company on such redemption date.

In the case of any partial redemption of the Notes, selection of those Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed (provided that the Company shall have notified the Trustee of such requirements prior to the delivery of notice of redemption to the Holders of Notes called for redemption) or, if the Notes are not listed (or if the Company has not notified the Trustee of the applicable requirements of the principal national securities exchange on which the Notes are listed as aforesaid), then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be appropriate or, in the case of Global Notes, by the Depository or, if applicable, in accordance with the procedures of the Depository; provided that, in the case of partial redemption of Notes pursuant to the second paragraph under the caption “— Optional Redemption” above, the Notes will be selected for redemption on a pro rata basis (subject to the procedures of the Depository); and provided, further, that Notes may be redeemed in part in integral multiples of $1,000 only (provided that the remaining principal amount of any Note redeemed in part must not be less than $2,000). So long as the Notes are represented by one or more Global Notes registered in the name of the Depository, neither the Trustee nor any of its agents shall have any responsibility for any actions taken or not taken by the Depository. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

Note guarantees

The Company’s obligations under the Notes and the Indenture will be jointly and severally guaranteed by each Restricted Subsidiary (other than any Foreign Subsidiary or Receivables Subsidiary) that Guarantees any Indebtedness (including Indebtedness under the Senior Credit Agreement) of the Company or any other Restricted Subsidiary and each other Restricted Subsidiary that the Company may, at its option, otherwise cause to become a Subsidiary Guarantor of the Notes pursuant to the terms of the Indenture.

Not all of our Subsidiaries will be required to guarantee the Notes. Unrestricted Subsidiaries, Foreign Subsidiaries, our Receivables Subsidiaries and Restricted Subsidiaries that do not Guarantee Indebtedness of us or any Restricted Subsidiary will not be required to be Subsidiary Guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, these non-guarantor Subsidiaries will generally be required to pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us.

As of March 31, 2014, after giving effect to the issuance of the Notes offered hereby and the application of the estimated proceeds therefrom to the repayment of a portion of the outstanding indebtedness under the Senior Credit Agreement and to pay fees and expenses related to this offering as if they had occurred on that date, our Subsidiaries that will not be Subsidiary Guarantors on the Issue Date would have had total indebtedness and other liabilities of approximately $319 million (including trade payables but excluding liabilities owed to the Company or a Subsidiary Guarantor) and their total assets would have accounted for approximately 14% of our consolidated total assets at that date.

In addition, the Company provides services to certain physician groups that, while consolidated in the Company’s financial statements for financial reporting purposes, are not subsidiaries of or owned by the Company, do not constitute “Subsidiaries” as defined in the Indenture that will govern the Notes offered hereby or the indentures governing the Company’s outstanding senior notes, and will not guarantee the Notes offered hereby and do not guarantee those other senior notes. As of March 31, 2014, if these physician groups were not consolidated in the Company’s financial statements, the Company’s consolidated indebtedness would have been approximately $8,364 million, its consolidated other liabilities (excluding indebtedness) would have been approximately $3,214 million and its consolidated assets would have been approximately $16,913 million. In addition, the Company has entered into management agreements with these physician groups pursuant to which the Company receives management fees from the physician groups. For the twelve months ended March 31, 2014, if these physician groups were not consolidated in the Company’s financial statements but including approximately $700 million of such management fees payable to the Company, the Company’s consolidated total net revenues, consolidated operating income and consolidated net income would be reduced (increased) by approximately $945 million, $16 million, and $(2) million, respectively. The Company may in the future provide services to additional physician groups that do not constitute Subsidiaries and do not guarantee the Notes even though those physician groups may also be consolidated in the Company’s financial statements for financial reporting purposes.

The Indenture will permit the Incurrence of certain additional Indebtedness by our Subsidiaries that are not Subsidiary Guarantors.

The Indenture will provide that under certain circumstances, the Company will be permitted to designate any of its Subsidiaries as “Unrestricted Subsidiaries” under the Indenture. The effect of designating a Subsidiary as an “Unrestricted Subsidiary” will be that:

•	an Unrestricted Subsidiary will not be subject to the restrictive covenants in the Indenture,

•	a Subsidiary that is a Subsidiary Guarantor of the Notes issued under the Indenture and that is designated as an Unrestricted Subsidiary will be released from its Note Guarantee and its obligations under the Indenture, and

•	the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Company for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

The obligations of each Subsidiary Guarantor under its Note Guarantee and the Indenture will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including, without limitation, its Guarantee of amounts payable under the Senior Credit Agreement and its Guarantees of the Existing Notes) that are relevant under federal or state bankruptcy, fraudulent conveyance, fraudulent transfer or similar laws, and after giving effect to any collections from, rights to receive contribution from, or payments made by or on behalf of, any other Subsidiary Guarantor in respect of the obligations of such Subsidiary Guarantor under its Note Guarantee and the Indenture, result in the obligations of such Subsidiary Guarantor under its Note Guarantee and the Indenture not constituting a fraudulent conveyance or fraudulent transfer under such laws.

A Subsidiary Guarantor shall be released from its obligations under its Note Guarantee and its obligations under the Indenture:

(1)          in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the equity interests of such Subsidiary Guarantor then held by the Company and the Restricted Subsidiaries,

(2)          if such Subsidiary Guarantor is designated as an Unrestricted Subsidiary under the Indenture or otherwise ceases to be a Restricted Subsidiary under the Indenture, in each case in accordance with the provisions of the Indenture, upon effectiveness of such designation or when it first ceases to be a Restricted Subsidiary under the Indenture, respectively, or

(3)          if such Subsidiary Guarantor no longer Guarantees any other Indebtedness of the Company or any Restricted Subsidiary of the Company (except for Guarantees of other Indebtedness of the Company or any Restricted Subsidiary of the Company that are released contemporaneously with the release of such Subsidiary Guarantor’s Note Guarantee); provided that a Subsidiary Guarantor shall not be permitted to be released from its Note Guarantee if it is an obligor with respect to Indebtedness that would not, under the “Limitation on indebtedness” covenant, be permitted to be Incurred by a Restricted Subsidiary that is not a Subsidiary Guarantor.

The foregoing information appearing under this caption “—Note guarantees” supersedes and replaces, insofar as relates to the Notes, the information in the accompanying prospectus under the caption “Description of Guarantees.”

Change of control

If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes issued as described under “Optional redemption,” each Holder of Notes will have the right to require the Company to repurchase all or any part (in integral multiples of $1,000, provided that the remaining principal amount of any Note repurchased in part must not be less than $2,000) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the Change of Control Payment Date.

Within 30 days following any Change of Control, unless the Company has exercised its right to redeem all of the then outstanding Notes as described under “Optional redemption,” the Company will mail a notice (the “Change of Control Offer”) to each Holder of Notes, with a copy to the Trustee, stating:

(1)          that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the Change of Control Payment Date referred to below (the “Change of Control Payment”);

(2)          the repurchase date (which shall be no earlier than 30 days nor later than 60 days after the date such notice is mailed) (the “Change of Control Payment Date”); and

(3)          the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)          accept for payment all Notes or portions of Notes (in integral multiples of $1,000, provided that the remaining principal amount of any Note repurchased in part must not be less than $2,000) properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2)          deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered and not withdrawn; and

(3)          deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The paying agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount equal to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest payment record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Persons in whose names the Notes are registered at the close of business on such record date, and no additional interest will be payable to Holders who tender pursuant to the Change of Control Offer.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders to require that the Company repurchase or redeem the Notes issued under the Indenture in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes that are validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

If a Change of Control Offer is made, there can be no assurance that we will have available funds sufficient to pay for all or any of the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In addition, certain agreements governing our existing and future Indebtedness (including our Senior Credit Agreement) restrict or may restrict our ability to purchase Notes upon a Change of Control and also provide or may provide that some change of control events with respect to us constitute a default under those agreements. In the event a Change of Control occurs at a time when we are prohibited from purchasing Notes pursuant to such agreements or if such a purchase would constitute a default under such agreements, we could seek the consent of the holders of such Indebtedness to the purchase of Notes or could attempt to refinance the borrowings that contain the prohibition. If we do not obtain a consent or refinance the borrowings, we will remain prohibited from purchasing Notes. In that case, our failure to purchase tendered Notes would constitute an Event of Default under the Indenture which may, in turn, constitute a default under our other debt agreements.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. However, courts interpreting change of control provisions have not provided a clear and consistent meaning of such provisions or have questioned the enforceability of such provisions, and no assurance can be given as to how or if a court would enforce the Change of Control provisions in the Indenture or how those provisions would be impacted were we to become a debtor in a bankruptcy case. Furthermore, the Change of Control provisions will not provide holders of the Notes protection in the event of transactions that do not give rise to a Change of Control. Moreover, under clause (2) of the definition of Change of Control, a Change of Control will occur when the majority of the members of our board of directors are not “Continuing Directors” (as defined) and a Delaware court has held that the occurrence of a “change of control” under a similar indenture provision may be avoided if the existing directors approve the slate of new director nominees as “continuing directors” solely for purposes of avoiding the triggering of such change of control clause, provided the incumbent directors give their approval in the good faith exercise of their fiduciary duty. For additional information, see “Risk Factors—Risks Relating to Investment in the Notes—We may not have sufficient funds to purchase notes upon a Change of Control.”

The definition of “Change of Control” includes a disposition (other than by way of merger or consolidation) of “all or substantially all” of the assets of the Company and its Restricted Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be uncertainty as to whether a particular transaction would involve a disposition of “substantially all” of the assets of the Company and its Restricted Subsidiaries. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

Certain covenants

Limitation on indebtedness

The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) if, after giving effect thereto (the “Coverage Ratio Exception”):

(1)          the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00; and

(2)          no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or transactions relating to such Incurrence.

The Indenture will provide that the first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness (“Permitted Indebtedness”):

(1)          Indebtedness of the Company or any Restricted Subsidiary Incurred pursuant to the Senior Credit Facilities (with letters of credit being deemed to have a principal amount equal to the maximum potential liability thereunder to the Company and its Restricted Subsidiaries) or Qualified Receivables Transactions in an aggregate principal amount Incurred pursuant to this clause (1) at any time outstanding not to exceed $7,000.0 million, less the aggregate principal amount of all principal repayments with the proceeds from Asset Dispositions utilized in accordance with clause (3)(a)(i) of the first paragraph under the “Limitation on sales of assets and subsidiary stock” covenant that permanently reduce the commitments thereunder;

(2)          Guarantees by the Company or any Subsidiary Guarantor of Indebtedness Incurred in accordance with the provisions of the Indenture or existing on the Issue Date, or Guarantees by a Foreign Subsidiary of Indebtedness of a Foreign Subsidiary incurred in accordance with the provisions of the Indenture; provided that in the event such Indebtedness that is being Guaranteed by the Company or a Subsidiary Guarantor is a Subordinated Obligation relative to the Notes or a Guarantor Subordinated Obligation relative to the Note Guarantee of such Subsidiary Guarantor, then the related Guarantee shall be subordinated in right of payment to the Notes or such Note Guarantee, as the case may be;

(3)          Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary; provided, however,

(i)          any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(ii)          any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company;

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, not permitted by this clause (3);

(4)          Indebtedness represented by (a) the Notes issued on the Issue Date and the Note Guarantees thereof and (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2), (3), (5), (7), (8), (9), (10) and (17)) outstanding on the Issue Date;

(5)          Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes) (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness Incurred without violation of the Indenture, provided that the notional principal amount of such Hedging Obligations at the time Incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate; or (2) for the purpose of fixing or hedging currency exchange rate risk, provided that the underlying Currency Agreements with respect to such Hedging Obligations do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6)          the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness with respect to property or other assets other than Capital Stock or other Investments, in each case to the extent Incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of acquisition, construction or improvements of property or other assets used or useful in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount which, when taken together with the aggregate principal amount of all other Indebtedness Incurred pursuant to this clause (6) and then outstanding, will not exceed the greater of (a) $250.0 million and (b) 7.5% of Total Tangible Assets at that time;

(7)          Indebtedness Incurred in respect of workers’ compensation claims, self-retention or self-insurance obligations, unemployment insurance, performance, release, appeal, surety and similar bonds and related reimbursement obligations and completion guarantees or similar instruments provided or Incurred by the Company or a Restricted Subsidiary in the ordinary course of business and obligations in connection with participation in government reimbursement or other programs or other similar requirements (in each case, other than for an obligation for money borrowed);

(8)          Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary; provided that any amount of such obligations included on the face of the balance sheet of the Company or any Restricted Subsidiary shall not be permitted under this clause (8);

(9)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(10)        shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of Preferred Stock not permitted by this clause (10);

(11)        Indebtedness of the Company or a Restricted Subsidiary to the extent the net proceeds thereof are promptly deposited to effect defeasance or covenant defeasance of the Notes as described below under “Defeasance” or to effect discharge of the Indenture as described below under “Satisfaction and discharge,” so long as the other conditions thereunder have been satisfied in full;

(12)        Refinancing Indebtedness with respect to Indebtedness Incurred pursuant to the Coverage Ratio Exception or pursuant to this clause (12) or Incurred or referred to in clause (4) above or clause (17) below;

(13)        Guarantees given by the Company or any Restricted Subsidiary in respect of Indebtedness of any Special Purpose Licensed Entity which obligations, when aggregated with the aggregate amount of all then outstanding Investments made under clause (12) of the definition of “Permitted Investment” (with the Fair Market Value of each such Investment being measured at the time made and without giving effect to any subsequent changes in value), do not exceed $150.0 million at any time outstanding;

(14)        (a) Indebtedness, including Acquired Indebtedness, of the Company or any Subsidiary Guarantor incurred in connection with, or in anticipation or contemplation of, an acquisition or merger by the Company or such Subsidiary Guarantor of property used or useful in a Permitted Business (whether through the direct purchase of assets or the purchase of Capital Stock of, or merger or consolidation with or into, any Person owning such assets); provided that the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries determined on a pro forma basis for the Incurrence of such Indebtedness (and the application of the proceeds therefrom), either (A) would have been at least 2.00 to 1.00 or (B) would have been greater than such Consolidated Coverage Ratio immediately prior to such acquisition; and

(b)           Acquired Indebtedness Incurred by the debtor thereof prior to the time that the debtor thereunder was acquired (whether by merger, consolidation, acquisition of Capital Stock or otherwise) by the Company or any of its Restricted Subsidiaries, or prior to the time that the related asset or property was acquired by the Company or any of its Restricted Subsidiaries, and was not Incurred in connection with, or in anticipation or contemplation of, such acquisition, and Refinancing Indebtedness thereof, in an aggregate amount not to exceed $200.0 million at any time outstanding;

(15)        Indebtedness Incurred in connection with any Sale/Leaseback Transaction; provided that the aggregate outstanding amount of all such Indebtedness under this clause (15) does not exceed $50.0 million at any time outstanding;

(16)        Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors in an aggregate amount not to exceed $250.0 million at any time outstanding;

(17)        Indebtedness under the Existing Notes outstanding on the Issue Date and any Guarantees of the Existing Notes;

(18)        Indebtedness arising under any cash pooling arrangement to the extent that the net value thereof (determined by subtracting the borrowings and other withdrawals therefrom from the amount of cash deposited therein) is positive (for purposes of clarity, it is understood and agreed that, if the net value of any cash pooling arrangement is negative, then any Indebtedness attributable to such negative balance shall not be permitted under this clause (18) but may be Incurred under the Coverage Ratio Exception or any other clause of “Permitted Indebtedness” to the extent permitted thereby); and

(19)        in addition to the items referred to in clauses (1) through (18) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (19) and then outstanding (including any renewals, extensions, substitutions, refinancings or replacements of such Indebtedness), will not exceed $350.0 million at any time outstanding.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1)          subject to clause (2) below, in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the

Company, in its sole discretion, will be permitted to classify such item of Indebtedness on the date of Incurrence and may later reclassify all or a portion of such item of Indebtedness in any manner that complies with this covenant, and, as further provided in clause (6) of this paragraph, will in each case be entitled to divide the amount and type of such Indebtedness among the first paragraph of this covenant and/or one or more of the clauses in the second paragraph of this covenant.

(2)          all Indebtedness Incurred or outstanding under the Senior Credit Agreement on the Issue Date shall be deemed Incurred under the Senior Credit Agreement on the Issue Date under clause (1) of Permitted Indebtedness and not the Coverage Ratio Exception or any of the other clauses under “Permitted Indebtedness”;

(3)          Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included as long as Incurred by a Person that could have Incurred such Indebtedness;

(4)          if obligations in respect of letters of credit are Incurred pursuant to the Senior Credit Facilities and are being treated as Incurred pursuant to the first or second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(5)          the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price (if any) (not including, in either case, any redemption or repurchase premium or accrued or accumulated dividends or distributions);

(6)          Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

(7)          the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP, provided that, if such Indebtedness by its terms provides for the accretion of principal, the amount of such Indebtedness will be the accreted value thereof; and

(8)          the principal amount of any Indebtedness outstanding in connection with a Qualified Receivables Transaction is the Receivables Transaction Amount relating to such Qualified Receivables Transaction (which amount shall not include dispositions of self-pay receivables in the ordinary course of business, which the Company or any of its Restricted Subsidiaries believes in good faith cannot be paid in full).

Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount which by its terms provides for accretion of principal and (ii) the principal amount or, in the case of Preferred Stock or Disqualified Stock, the greater of the voluntary or involuntary liquidation preference and the maximum fixed repurchase price thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock (other than Non-Recourse Debt and other than Indebtedness of a Receivables Subsidiary in respect of a Qualified Receivables Transaction). If on any date an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary outstanding at such time shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this “Limitation on indebtedness” covenant, the Company shall be in default of this covenant).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, or, in the case of revolving credit Indebtedness, the date such Indebtedness was first committed; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such refinanced Indebtedness and refinancing Indebtedness are denominated that is in effect on the date of such refinancing. In the event that any other provision (including, without limitation, any other covenant or any defined term) of the Indenture requires the calculation of the principal amount of any Indebtedness, such calculation shall, unless otherwise expressly stated or the context otherwise requires, be made in a manner consistent with the third paragraph, the fourth paragraph and this sixth paragraph of this “Limitation on indebtedness” covenant, mutatis mutandis.

Limitation on layering

The Indenture will provide that the Company will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, Incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of the Company or of such Subsidiary Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes or the Note Guarantee of such Subsidiary Guarantor, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.

For purposes of the foregoing, no Indebtedness will be deemed to be subordinated or junior in right of payment to any other Indebtedness of the Company or any Subsidiary Guarantor solely by virtue of being unsecured or secured by a junior priority Lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or similar arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

Limitation on restricted payments

The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)          declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(a)          dividends or distributions payable in Capital Stock of the Company (other than Capital Stock that is Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and

(b)          dividends or distributions payable to the Company or a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Restricted Subsidiary, to its other holders of Capital Stock on a pro rata basis, taking into account the relative preferences, if any, of the various classes or series of Capital Stock of such Restricted Subsidiary);

(2)          purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Capital Stock that is Disqualified Stock) or in exchange for options, warrants, or other rights to purchase such Capital Stock of the Company);

(3)          purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than (x) such Subordinated Obligations or Guarantor Subordinated Obligations purchased, repurchased, redeemed, defeased or otherwise acquired or retired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and (y) such Subordinated Obligations or Guarantor Subordinated Obligations held by the Company or any Restricted Subsidiary); or

(4)          make any Restricted Investment in any Person

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) shall be referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(a)          a Default or Event of Default shall have occurred and be continuing (or would result therefrom); or

(b)          the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to the Coverage Ratio Exception after giving effect, on a pro forma basis, to such Restricted Payment; or

(c)          the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to October 20, 2010 (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (8), (9), (10) and (11) below) would exceed the sum (the “Restricted Payments Basket”) of (without duplication):

(i)          50% of Consolidated Net Income for the period (treated as one accounting period) from October 1, 2010 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus

(ii)          100% of the aggregate Net Cash Proceeds (including, without limitation, payments received upon the exercise of stock options) and the Fair Market Value of Qualified Proceeds received by the Company from the issue or sale of its Capital Stock (other than Capital Stock that is Disqualified Stock) or other capital contributions to the common equity of the Company subsequent to October 20, 2010 (other than (x) Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination and (y) Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock to the extent used to redeem Notes in compliance with the provisions of the second paragraph of “Optional redemption”); plus

(iii)          the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to October 20, 2010 of any

Indebtedness of the Company or its Restricted Subsidiaries issued after October 20, 2010 convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company or its Restricted Subsidiaries upon such conversion or exchange); plus

(iv)          the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

(A)          repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary (other than expressly for reimbursement of tax payments) not to exceed the aggregate amount of all such Restricted Investments made since October 20, 2010; or

(B)          the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made since October 20, 2010 by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under clause (iv)(A) of this paragraph to the extent it is already included in Consolidated Net Income.

The Indenture will provide that the provisions of the preceding paragraph will not prohibit:

(1)          the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(2)          if no Default or Event of Default under the Indenture shall have occurred and be continuing, the acquisition, retirement, defeasance or purchase of any shares of Capital Stock of the Company either (i) solely in exchange for shares of Capital Stock of the Company (other than Disqualified Stock) or (ii) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Capital Stock of the Company (other than Capital Stock that is Disqualified Stock) (provided that the amount of net proceeds so applied shall not be applied toward the Restricted Payments Basket);

(3)          if no Default or Event of Default under the Indenture shall have occurred and be continuing, the acquisition, making of any principal payment, redemption, defeasance or other retirement of any Subordinated Obligations either (i) solely in exchange for shares of Capital Stock of the Company (other than Capital Stock that is Disqualified Stock), (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (a) shares of Capital Stock of the Company (other than Capital Stock that is Disqualified Stock) (provided that the amount of net proceeds so applied shall not be applied toward the Restricted Payments Basket), (b) Refinancing Indebtedness permitted to be Incurred pursuant to the “Limitation on indebtedness” covenant or (c) “Refinancing Indebtedness” as defined in, and that was permitted to be Incurred and, prior to the date of the Indenture, was Incurred pursuant to Section 4.10, of the indentures pursuant to which the Existing Notes were issued, (iii) upon a Change of Control or in connection with an Asset Disposition to the extent required by the agreement governing such Subordinated Obligations but only if the Company shall have complied with the “Change of control” covenant or the “Limitations on sale of assets and subsidiary stock” covenant, as applicable, in the Indenture and, if applicable, purchased all Notes validly tendered pursuant to the relevant offer prior to acquiring, paying, redeeming, defeasing or otherwise retiring such Subordinated Obligations or (iv) to the extent such Subordinated Obligations constitute Acquired Indebtedness not Incurred in connection with or in anticipation or contemplation of the underlying acquisition or merger or the applicable Person becoming a Restricted Subsidiary;

(4)          so long as no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of Common Stock of the Company from officers, directors and employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the board of the Company, in an aggregate amount not to exceed $15.0 million in any calendar year;

(5)          repurchases of Capital Stock deemed to occur upon exercise of stock options, warrants or other convertible or exercisable securities if such Capital Stock represents a portion of the exercise or conversion price thereof;

(6)          so long as no Default or Event of Default shall have occurred and be continuing, payments to holders of the Company’s Capital Stock in lieu of issuance of fractional shares of its Capital Stock or to dissenting shareholders if required by applicable law;

(7)          the distribution of Capital Stock of an Unrestricted Subsidiary of the Company to holders of Capital Stock of the Company;

(8)          so long as no Default or Event of Default shall have occurred and shall be continuing, purchases or other acquisitions or retirements by the Company or any of its Restricted Subsidiaries of the Company’s Common Stock for aggregate consideration not to exceed $1,200.0 million;

(9)          so long as no Default or Event of Default shall have occurred and be continuing, the making of any Restricted Payments if, at the time of the making of such payments, and after giving pro forma effect thereto (including, without limitation, the Incurrence of any Indebtedness to finance such payment), the Consolidated Total Leverage Ratio would not exceed 3.50 to 1.00;

(10)        the purchase, redemption, defeasance or other retirement of the Existing Notes or the 7  1⁄4% Senior Subordinated Notes due 2015 on or after October 20, 2010 to the extent such purchase, redemption, defeasance or other retirement would constitute a Restricted Payment; and

(11)        additional Restricted Payments not to exceed $500.0 million in the aggregate.

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment or any Investment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (11) of the immediately preceding paragraph, or is entitled to be made pursuant to the first paragraph of this covenant, or in the event that any Permitted Investment meets the criteria of more than one of the clauses of such term, the Company will be entitled to divide and classify, and subsequently re-divide and reclassify, such Restricted Payment or Investment (or any portion thereof) in any manner that complies with this covenant or the definition of Permitted Investment (including without limitation by dividing such Restricted Payment or Investment among one or more such paragraphs and/or clauses.)

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. If the Company or a Restricted Subsidiary makes a Restricted Payment which, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the provisions of the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments or restatements made in good faith to the Company’s financial statements.

As of March 31, 2014, the Company would have been able to make up to approximately $2,014 million of Restricted Payments under the provisions of the Indenture described in clause (c) of the first paragraph above.

Limitation on liens

The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or suffer to exist any Lien (other than Permitted Liens) of any nature whatsoever against any assets or property of the Company or any Restricted Subsidiary (including Capital Stock of Restricted Subsidiaries), whether owned on the Issue Date or acquired after that date, which Lien secures Indebtedness, unless contemporaneously therewith:

(1)          in the case of any Lien securing an obligation that ranks pari passu with the Notes or a Note Guarantee thereof, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

(2)          in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes or a Note Guarantee, effective provision is made to secure the Notes or Note Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation;

in each case, for so long as such obligation is secured by such Lien.

Limitation on restrictions on distributions from restricted subsidiaries

The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)          pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2)          make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3)          transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

The Indenture will provide that the preceding provisions will not prohibit:

(i)          any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including, without limitation, the Indenture, the Notes issued thereunder and the Guarantees thereof, the Existing Notes and the Guarantees thereof and the related indentures and the Senior Credit Facilities, in each case, in effect on such date;

(ii)          any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by a Restricted Subsidiary on or before the date on which such Restricted Subsidiary was acquired (whether by merger, consolidation, acquisition of Capital Stock or otherwise) by the Company or a Restricted Subsidiary (other than Capital Stock or Indebtedness that was Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such

Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or in contemplation of the transaction) and outstanding on such date; provided that any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired and property acquired by such Restricted Subsidiary after its date of acquisition;

(iii)        any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting an amendment, restatement, modification, renewal, increase, refunding, replacement or refinancing of an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement, amendment, restatement, modification, renewal, increase, refunding, replacement or refinancing are not, in the good faith judgment of the Company’s Board of Directors or Senior Management, materially less favorable, taken as a whole, to the Holders of the Notes; than the encumbrances and restrictions contained in such agreements referred to in clause (i) or (ii) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was acquired (whether by merger, consolidation, acquisition of Capital Stock or otherwise) by the Company or a Restricted Subsidiary, whichever is applicable;

(iv)          (a) purchase money obligations for property acquired in the ordinary course of business, (b) Capitalized Lease Obligations permitted under the Indenture, (c) industrial revenue bonds or (d) operating leases, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired or leased;

(v)          any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition (whether by sale, merger, consolidation, acquisition of Capital Stock or otherwise) of the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(vi)         customary non-assignment provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(vii)        encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

(viii)      customary encumbrances or restrictions existing under or by reason of provisions in joint venture, partnership (limited or general), limited liability company or similar agreements required in connection with the entering into of such transaction;

(ix)        customary restrictions imposed on the transfer, licensing, sub-licensing and assignment of intellectual property and of intellectual property licenses;

(x)          restrictions relating to any Lien permitted under the Indenture;

(xi)        any other Indebtedness or contractual requirements Incurred with respect to a Qualified Receivables Transaction relating exclusively to the assets that are the subject of the Qualified Receivables Transaction;

(xii)      in the case of Restricted Subsidiaries that are not Subsidiary Guarantors, restrictions imposed under instruments governing Indebtedness Incurred pursuant to the definition of “Permitted Indebtedness”;

(xiii)     in the case of any Restricted Subsidiary that is not a Subsidiary Guarantor, restrictions under the constitutive documents governing such Subsidiary: (A) with respect to Subsidiaries, existing on the Issue Date; and (B) with respect to Subsidiaries created or acquired after the Issue Date (1) prohibiting such Subsidiary from Guaranteeing Indebtedness of the Company or another Subsidiary,

(2) on dividend payments and other distributions solely to permit pro rata dividends and other distributions in respect of any Capital Stock of such Subsidiary (taking into account the relative preferences, if any, of the various classes or series of Capital Stock of such Subsidiary), (3) limiting transactions with the Company or another Subsidiary to those with terms that are fair and reasonable to such Subsidiary and no less favorable to such Subsidiary than could have been obtained in an arm’s-length transaction with an unrelated third party, and (4) limiting such Subsidiary’s ability to transfer assets or Incur Indebtedness without the consent of the holders of the Capital Stock of such Subsidiary; and

(xiv)     any encumbrances or restrictions imposed by any amendments, restatements, modifications, renewals, increases, restrictions, encumbrances, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiii) above; provided that such amendments, restatements, modifications, renewals, increases, restrictions, encumbrances, refundings, replacements or refinancings are, in the good faith judgment of the Company’s Board of Directors or Senior Management, no more materially restrictive, taken as a whole, with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

Limitation on sales of assets and subsidiary stock

The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1)          the Company or such Restricted Subsidiary, as the case may be, receives consideration (both cash and non-cash) equal to not less than the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition) of the shares and assets subject to such Asset Disposition;

(2)          at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents or Replacement Assets. For purposes of this clause (2), each of the following shall be deemed to be cash:

(a)          any liabilities (as shown on the face of the Company’s or such Restricted Subsidiary’s then most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and Subordinated Obligations) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(b)          any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) within 180 days of the closing of such Asset Disposition; and

(c)          any Designated Noncash Consideration received by the Company or any Restricted Subsidiary in such Asset Disposition having an aggregate Fair Market Value (as determined in good faith by the Board of Directors of the Company), taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed $100.0 million (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value); and

(3)          an amount equal to 100% of the Net Available Cash from such Asset Disposition:

(a)          first, is applied by the Company or such Restricted Subsidiary, as the case may be,

(i)          to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Bank Indebtedness) to prepay, repay or purchase Bank Indebtedness of the Company or of a Restricted Subsidiary within 365 days from the date of such Asset Disposition (such period, the “Application Period”), unless to the extent such Net Available Cash is otherwise used in accordance with clause (ii); provided, however, that, in connection with any prepayment, repayment or purchase of any such Indebtedness pursuant to this clause (a), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased, or

(ii)        to the extent the Company or any Restricted Subsidiary, as the case may be, elects, to invest in Replacement Assets within the applicable Application Period; and

(b)          second, to the extent of the balance of the Net Available Cash after application in accordance with (a) above (such balance, “Excess Proceeds”), is applied by the Company or such Restricted Subsidiary, as the case may be, toward an offer to purchase Notes issued under the Indenture as set forth in the next succeeding paragraph;

provided, however, that pending the final application of any such Net Available Cash in accordance with clause (a) or clause (b) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture.

The Indenture provides that on the 366th day after an Asset Disposition (or such earlier date, if any, as the Board of Directors of the Company or such Restricted Subsidiary determines that the Net Available Cash will not be applied in accordance with clause (3)(a) of the first paragraph of this covenant), if the aggregate amount of Excess Proceeds exceeds $50.0 million, the Company will be required to make an offer (an “Asset Disposition Offer”) to all Holders of Notes issued under the Indenture and, to the extent required by the terms of other Senior Indebtedness, to all holders of other Senior Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Senior Indebtedness with the proceeds from any Asset Disposition (“Pari Passu Notes”) to purchase the maximum principal amount of such Notes and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of such Notes and Pari Passu Notes plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Notes, as applicable, in integral multiples of $1,000 in principal amount (provided that the unpurchased portion of any Note shall not be less than $2,000 in principal amount) or, in the case of Pari Passu Notes, in such other integral multiples as maybe specified in the agreements governing the Pari Passu Notes. To the extent that the aggregate amount of such Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of such Notes and Pari Passu Notes validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer exceeds the amount of Excess Proceeds, the Trustee, in accordance with (in the case of Global Notes) the applicable procedures of the Depository, shall select such Notes and the holders, trustees or similar representatives, as the case may be, of Pari Passu Notes shall select the Pari Passu Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of such tendered Notes and Pari Passu Notes. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

Each Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition

Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will purchase the principal amount of Notes and Pari Passu Notes required to be purchased pursuant to this covenant (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all such Notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.

If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Disposition Offer.

On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Notes or portions of such Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all such Notes and Pari Passu Notes so validly tendered and not properly withdrawn, in integral multiples of $1,000 in principal amount (provided that the unpurchased portion of any Note shall not be less than $2,000 in principal amount) or, in the case of Pari Passu Notes, in such other integral multiples as may be specified in the agreements governing such Pari Passu Notes. The Company will deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant and, in addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. The Company or the paying agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering Holder of Notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an Officers’ Certificate from the Company, will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Notes. Any Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on or promptly following the Asset Disposition Purchase Date.

In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under the “Merger and consolidation” covenant, which transaction does not constitute a Change of Control, the successor company shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Disposition. In addition, the Fair Market Value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Available Cash for purposes of this covenant.

The Company will comply, to the extent applicable, with the requirements of Rule 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of any conflict.

If the Company is required to make an Asset Disposition Offer, such offer may be subject to restrictions arising out of the terms of its existing and future Indebtedness or other limitations comparable to the restrictions and limitations that may apply to offers to purchase the Notes following a Change of Control, and those limitations may restrict or prevent the Company from purchasing any or all of the Notes pursuant to such Asset Disposition Offer. See “—Change of control” above and “Risk Factors—Risks Relating to Investment in the Notes.” Accordingly, there can be no assurance that the Company will be able to make an Asset Sale Offer or to pay for any Notes tendered for purchase pursuant to such offer.

Limitation on affiliate transactions

The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”), involving aggregate consideration in excess of $10.0 million unless:

(1)           the terms of such Affiliate Transaction are no less favorable, taken as a whole, to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate; and

(2)           in the event such Affiliate Transaction involves an aggregate consideration in excess of $35.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board of Directors having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above).

The preceding paragraph will not apply to:

(1)           any Restricted Payment permitted to be made pursuant to the “Limitation on restricted payments” covenant or any Investment described in the definition of “Permitted Investments”;

(2)           any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, stock purchase, ownership or option plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee or director benefits plans provided on behalf of directors, officers, consultants and employees of the Company and its Subsidiaries, in each case, as approved by the Board of Directors of the Company;

(3)           loans or advances to employees, consultants, officers or directors in the ordinary course of business of the Company or any of its Restricted Subsidiaries (including for travel, entertainment, moving or relocation) or Guarantees in respect thereof or otherwise made on their behalf (including payment on any such Guarantees) made in compliance with applicable law but in any event not to exceed $15.0 million in the aggregate outstanding (without giving effect to the forgiveness of any such loan) at any one time with respect to all loans or advances made since the Issue Date;

(4)           any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, and Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company, a Restricted Subsidiary and/or a Special Purpose Licensed Entity and/or a Receivables Subsidiary, as the case may be, in accordance with the “Limitation on indebtedness” covenant and the “Limitation on liens” covenant;

(5)           the payment of reasonable and customary fees to directors, and indemnity provided on behalf of, directors, officers, employees or consultants, of the Company or any of its Subsidiaries;

(6)           the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted to the extent that its terms are not, in the good faith judgment of the Company’s Board of Directors or Senior Management, more materially disadvantageous, taken as a whole, to the Holders of the Notes than the terms of the agreements in effect on the Issue Date;

(7)           transactions entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business (including, without limitation, management contracts and payments pursuant to management contracts) with any Person (including, without limitation, any joint venture, limited or general partnership, limited liability company or similar business entity) that owns or has any rights to use property or assets used or useful in a Permitted Business;

(8)           sales of Receivables, or participations therein, in connection with any Qualified Receivables Transaction; and

(9)           transactions relating to any cash pooling arrangement.

Conduct of business

The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, engage in any other business that is not a Permitted Business.

SEC reports

The Indenture will provide that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act and the SEC, the Company will file or furnish with the SEC, and make available to the Trustee and the Holders of the Notes issued under the Indenture, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein or in the relevant forms. In the event that the Company is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act or any rule, regulation, interpretation or action of the SEC, the Company will nevertheless make available such Exchange Act information to the Trustee and the Holders of the Notes issued under the Indenture as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, or if the Company’s consolidated financial statements consolidate any Physician Groups that are not Restricted Subsidiaries, and if such Unrestricted Subsidiaries and Physician Groups that are not Restricted Subsidiaries would, in the aggregate and calculated as of the last day of the applicable fiscal quarter or fiscal year, as the case may be, constitute a Significant Subsidiary, then the quarterly report on Form 10-Q or annual report on Form 10-K (or any applicable successor forms) for such fiscal quarter or fiscal year, as the case may be, required by the preceding paragraph shall include a reasonably detailed presentation or, in the case of clause (b) below, a summary, (a) in the footnotes to the consolidated financial statements and (b) in Management’s Discussion and Analysis of Results of Operations and Financial Condition, of the consolidated financial condition and results of operations of the Company and its consolidated subsidiaries, excluding any such Unrestricted Subsidiaries and without consolidating any such Physician Groups that are not Restricted Subsidiaries (it being understood that information comparable to that appearing under the caption “Risk Factors–Risks Relating to Investment in the Notes– Our consolidated financial statements include the results of certain physician groups that are not owned by the Company and will not guarantee the notes” in the Company’s prospectus supplement dated June 10, 2014 relating to the original issuance of the Notes on the Issue Date will be deemed to satisfy the requirements of this clause (b), provided that such information shall be provided for the three, six or nine month period of the then current fiscal year covered by such Form 10-Q (it being understood that no such information need be provided for any three month period within any such six or nine month period) or the most recent fiscal year covered by such Form 10-K, as the case may be). The quarterly and annual financial information required by the preceding sentence shall reflect the adjustments necessary so that any Unrestricted Subsidiaries and any Physician Groups that are not Restricted Subsidiaries (and any Subsidiaries of such Unrestricted Subsidiaries and such Physician Groups) are not consolidated in the Company’s financial statements (it being understood that the Company’s direct or indirect equity interest in and share of the revenues, operating income, net income or similar operating results of any such Person that is accounted for under the equity method, and any management fees or other amounts payable to the Company or any of its Restricted Subsidiaries by any such Physician Group that is not a Restricted Subsidiary, may be reflected in such consolidated financial information; and it being further understood that all such adjustments may appear in the notes to the financial statements and need not be made or reflected in the financial statements themselves). Anything in this paragraph to the contrary notwithstanding, the Company may, if it so elects, provide the information required by this paragraph in a current report on Form 8-K (or any applicable successor form) filed substantially concurrently with the applicable Form 10-Q or 10-K, as the case may be.

For purposes of this covenant, the Company and the Subsidiary Guarantors will be deemed to have furnished the reports to the Trustee and the Holders of Notes as required by this covenant if they have filed or furnished such reports with the SEC via the EDGAR (or successor or similar) filing system and such reports are publicly available.

Merger and consolidation

The Indenture will provide that the Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(1)           the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to such Trustee, all the obligations of the Company under the Notes issued under the Indenture;

(2)           immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3)           immediately after giving effect to such transaction and any related financing, the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the Coverage Ratio Exception;

(4)           each Subsidiary Guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply or unless the Company is the Successor Company) shall have by supplemental indenture confirmed that its Note Guarantee under the Indenture shall apply to such Successor Company’s obligations in respect of the Indenture and the Notes issued under the Indenture; and

(5)           the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the Indenture.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Notwithstanding the foregoing, the sale, conveyance, assignment, transfer or other disposition of assets of any Subsidiary in connection with a Qualified Receivables Transaction that complies with the other provisions of the Indenture shall not constitute the sale, conveyance, assignment, transfer or other disposition of all or substantially all the assets of the Company or such Subsidiary for purposes of this “Merger and consolidation” covenant.

The predecessor Company will be released from its obligations under the Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the Notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person. As a result, it may be unclear as to whether or not the “Merger and consolidation” covenant applies to a particular sale or other transfer of properties.

Notwithstanding the preceding clause (3), (v) the Company may effect a reorganization described in the proviso to the definition of “Change of Control,” (w) any Restricted Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company or a Subsidiary Guarantor, (x) any Restricted Subsidiary that is not a Subsidiary Guarantor may consolidate with, merge with or into or transfer all or part of its properties and assets to a Restricted Subsidiary that is not a Subsidiary Guarantor, (y) the Company may merge with or into an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction and (z) the Company may consolidate with, merge with or into or transfer all or part of its properties and assets to a Subsidiary Guarantor.

In addition, the Indenture will provide that the Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into any Person (other than another Subsidiary Guarantor or the Company) and will not permit the conveyance, transfer or lease of substantially all of the assets of any Subsidiary Guarantor to any Person (other than another Subsidiary Guarantor or the Company) unless:

(1)          (a) the resulting, surviving or transferee Person will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and such Person (if not such Subsidiary Guarantor) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, all the obligations of such Subsidiary Guarantor under its Note Guarantee; (b) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default of Event of Default shall have occurred and be continuing; and (c) the Company will have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures comply with the Indenture; or

(2)          the transaction is made in compliance with the “Limitation on sales of assets and subsidiary stock” covenant.

Future subsidiary guarantors

The Indenture will provide that the Company will not permit any Restricted Subsidiary (other than any Foreign Subsidiary or any Receivables Subsidiary) to Guarantee the payment of any Indebtedness of the Company or any Indebtedness of any other Restricted Subsidiary, unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Notes issued under the Indenture and all other obligations under the Indenture on a senior basis; provided that, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or a Note Guarantee, any Guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s Note Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Note Guarantee, as the case may be.

The obligations of a Subsidiary Guarantor under its Note Guarantee will be limited as necessary to prevent its Note Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “—Note guarantees” above.

The Indenture will provide that any Subsidiary Guarantor shall be released from its obligations under its Note Guarantee of the Notes and its obligations under the Indenture upon certain circumstances. For additional information, see “—Note guarantees” above and “—Defeasance” and “—Satisfaction and discharge” below.

Covenant termination

If on any date following the Issue Date (i) the Notes have Investment Grade Ratings from both of the Rating Agencies, (ii) no Default or Event of Default under the Indenture has occurred and is continuing and (iii) the Company has delivered an Officers’ Certificate to the Trustee certifying that the conditions set forth in clauses (i) and (ii) above are satisfied (the occurrence of the events described in the foregoing clauses (i), (ii) and (iii) being collectively referred to as a “Covenant Termination Event”), the Company and its Restricted Subsidiaries will no longer be subject to, and will be permanently released from their obligations under, the following provisions of the Indenture:

•	“—Limitation on indebtedness”;

•	“—Limitation on restricted payments”;

•	“—Limitation on restrictions on distributions from restricted subsidiaries”;

•	“—Limitation on sales of assets and subsidiary stock”;

•	“—Limitation on affiliate transactions”;

•	“—Conduct of business”; and

•	clause (3) of the first paragraph of “—Merger and consolidation,”

and no failure by the Company or any Subsidiary to comply with any of the foregoing provisions shall constitute a Default or Event of Default under the Indenture.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Events of default

Under the Indenture, each of the following is an Event of Default under the Indenture:

(1)           default in any payment of interest on any Note issued and outstanding under the Indenture when due, continued for 30 days;

(2)           default in the payment of principal of or premium, if any, on any Note issued and outstanding under the Indenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(3)           failure by the Company or any Subsidiary Guarantor to comply with its obligations under the “Merger and consolidation” covenant;

(4)           failure by the Company to comply for 30 days after written notice with any of its obligations under the covenant described under “Change of control” above or under the covenants described under “Certain covenants” above (in each case, other than a failure to purchase Notes issued and outstanding under the Indenture, which will constitute an Event of Default under clause (2) above, and other than a failure to comply with the “Merger and consolidation” covenant, which is covered by clause (3) above);

(5)           failure by the Company to comply for 60 days after written notice with its other agreements contained in the Indenture;

(6)           default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee exists on, or is created after, the Issue Date, which default:

(a)           is caused by a failure to pay principal at final maturity of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”); or

(b)           results in the acceleration of such Indebtedness prior to its final maturity (the “cross-acceleration provision”);

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $75.0 million or more;

(7)           certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “bankruptcy provisions”);

(8)           failure by the Company or any Significant Subsidiary to pay the uninsured portion of final judgments aggregating in excess of $75.0 million, which judgments are not paid, discharged or stayed for a period of 60 days (the “judgment default provision”); or

(9)           any Note Guarantee of a Subsidiary Guarantor under the Indenture that is a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor under the Indenture that is a Significant Subsidiary or group of Subsidiary Guarantors under the Indenture that taken together would constitute a Significant Subsidiary denies or disaffirms its or their, as the case may be, obligations under the Indenture or its Note Guarantee or their Note Guarantees, as the case may be.

However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the Notes outstanding under the Indenture notify the Company of the default and the Company does not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default with respect to the Company of the type described in clause (7) above) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of Notes outstanding under the Indenture by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default with respect to the Company of the type described in clause (7) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. The Holders of a majority in principal amount of the outstanding Notes under the Indenture may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default under the Indenture, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such acceleration, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, if an Event of Default occurs and is continuing under the Indenture, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request, order or direction of any of the Holders unless such Holders have offered to such Trustee indemnity or security satisfactory to it against any costs, expenses and liabilities which may be incurred. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or any Notes issued thereunder unless:

(1)           such Holder has previously given the Trustee notice that an Event of Default under the Indenture is continuing;

(2)           Holders of at least 25% in principal amount of Notes outstanding under the Indenture have requested the Trustee to pursue the remedy;

(3)           such Holders have offered the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4)           the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)           the Holders of a majority in principal amount of Notes outstanding under the Indenture have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of Notes outstanding under the Indenture are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default under the Indenture has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of Notes issued under the Indenture or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default under the Indenture occurs and is continuing and the Trustee receives actual notice of such Default, the Trustee must mail to each Holder of Notes issued under the Indenture notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Notes, the Trustee may withhold notice if and so long as the board of directors or the executive committee or a trust committee of directors and/or responsible officers of the Trustee in good faith determines that withholding notice is in the interests of such Holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default under the Indenture that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults under the Indenture, their status and what action the Company is taking or proposing to take in respect thereof.

Amendments and waivers

Subject to certain exceptions, the Indenture, the Notes and the Note Guarantees may be amended or supplemented with the consent of the Holders of a majority in principal amount of Notes outstanding under the Indenture (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes). However, the Indenture shall provide that, without the consent of each Holder of an outstanding Note affected, no amendment, supplement or waiver may, among other things:

(1)           reduce the amount of Notes whose Holders must consent to an amendment;

(2)           reduce the stated rate of or extend the stated time for payment of interest on any Note;

(3)           reduce the principal of or extend the Stated Maturity of any Note;

(4)           reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described above under “Optional redemption,” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(5)           make any Note payable in money other than that stated in such Note;

(6)           impair the right of any Holder of any Note to receive payment of principal, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7)           make any change in the amendment provisions of the Indenture which require each Holder’s consent or in the waiver provisions;

(8)           make any change to the ranking of the Notes or the Note Guarantees that adversely affects the rights of any Holder of the Notes; or

(9)           release any Subsidiary Guarantor from any of its obligations under its Note Guarantee, except as permitted by the Indenture.

Notwithstanding the foregoing, without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture and the Notes to:

(1)           cure any ambiguity, omission, defect or inconsistency;

(2)           provide for the assumption by a successor corporation of the obligations of the Company under the Indenture or the assumption by a corporation, partnership, trust or limited liability company of the obligations of a Subsidiary Guarantor under the Indenture;

(3)           provide for uncertificated Notes in addition to or in place of certificated Notes, provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

(4)           add Subsidiary Guarantors (or other guarantors) or Note Guarantees (or other Guarantees) with respect to the Notes, or release a Subsidiary Guarantor (or any other such guarantor) or any Note Guarantee (or other Guarantee) in accordance with the applicable provisions of the Indenture;

(5)           secure the Notes or the Note Guarantees (or any other Guarantee) thereof;

(6)           add to the covenants of the Company for the benefit of the Holders of such Notes or surrender any right or power conferred upon the Company;

(7)           make any change that does not materially adversely affect the rights of any Holder of such Notes;

(8)           comply with any requirement of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(9)           release a Subsidiary Guarantor from its obligations under its Note Guarantee (or release any other guarantor from its obligations under its Guarantee) or the Indenture in accordance with the applicable provisions of the Indenture;

(10)           provide for the appointment of a successor trustee; provided that such successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture; or

(11)           conform any provision of the Indenture, the Notes or the Note Guarantees to the description thereof contained in this prospectus supplement.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment or supplement. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any Holder of Notes given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender. After an amendment under the Indenture becomes effective, the Company is required to mail to the Holders of Notes issued thereunder a notice briefly describing such amendment. However, the failure to give such notice to all such Holders, or any defect in the notice will not impair or affect the validity of the amendment or supplement.

Defeasance

The Company at any time may terminate all obligations under the Indenture and the Notes issued thereunder (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. If the Company exercises its legal defeasance option, all Note Guarantees and all obligations of the Subsidiary Guarantors under the Indenture will terminate.

The Company at any time may terminate its obligations under the Indenture described under “Change of control” and clause (3) of the “Merger and consolidation” covenant and under all of the other covenants described under “Certain covenants” (“covenant defeasance”) and no failure by the Company or any Subsidiary to comply with any of the foregoing provisions shall constitute a Default or Event of Default under the Indenture.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) or (9) under “Events of default” above or because of the failure of the Company to comply with clause (3) of the “Merger and consolidation” covenant above or because of any failure to purchase Notes as described under “Change of control” or “Limitation on sales of assets and subsidiary stock.”

In order to exercise either defeasance option under an Indenture, the Company must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations or a combination thereof for the payment of principal, premium, if any, and interest on the Notes outstanding under the Indenture to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) reasonably acceptable to the Trustee to the effect that Holders of such Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change subsequent to the date of the Indenture in applicable Federal income tax law.

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes issued thereunder and certain other provisions) as to all outstanding Notes issued thereunder when either

(1)           all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from this trust) have been delivered to the Trustee for cancellation, or

(2)          (a) all the Notes not delivered to the Trustee for cancellation otherwise (i) have become due and payable, (ii) will become due and payable, or may be called for redemption, within one year or (iii) have been called for redemption pursuant to the provisions described under “Optional redemption,” and, in any case, the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds, in trust solely for the benefit of the Holders of such Notes, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire Indebtedness (including all principal and accrued interest) on such Notes not theretofore delivered to the Trustee for cancellation,

(b)           the Company has paid all other sums payable by it under the Indenture, and

(c)           the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of such Notes at maturity or on the date of redemption, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent to discharge have been complied with. If the Indenture is discharged as aforesaid, all Note Guarantees and all obligations of the Subsidiary Guarantors under the Indenture will terminate.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator, stockholder, partner or member of, or owner of an equity interest in, of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company under any Notes, the Indenture, any Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Concerning the trustee

The Bank of New York Mellon Trust Company, N.A. is the Trustee under the Indenture and has been appointed by the Company as registrar and paying agent with regard to the Notes.

Governing law

The Indenture provides that it and the Notes and Note Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

“2010 Notes” means the Company’s 6  3⁄8% Senior Notes due 2018 and 6  5⁄8% Senior Notes due 2020 issued on October 20, 2010.

“2010 Transactions” means the issuance of the 2010 Notes on October 20, 2010, the entering into by the Company of a credit agreement among the Company, certain subsidiaries of the Company, as subsidiary guarantors, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, on October 20, 2010, the tender offer for and/or repurchase, redemption or other retirement of the Company’s outstanding 6  5⁄8% Senior Notes due 2013 and the Company’s outstanding 7  1⁄4% Senior Subordinated Notes due 2015 and the application of the proceeds from the issuance of the 2010 Notes and borrowings under such credit agreement in connection with a tender offer for and/or repurchase, redemption or other retirement of the Company’s outstanding 6  5⁄8% Senior Notes due 2013 and the Company’s outstanding 7  1⁄4% Senior Subordinated Notes due 2015 and otherwise as set forth under “Use of Proceeds” in the prospectus supplement dated October 5, 2010 relating to the original issuance of the 2010 Notes on October 20, 2010.

“2012 Notes” means the Company’s 5.750% Senior Notes due 2022 issued on August 28, 2012.

“2012 Transactions” means the issuance of the 2012 Notes on August 28, 2012, the entering into by the Company of an amended credit agreement dated August 28, 2012 among the Company, certain subsidiaries of the Company, as subsidiary guarantors, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, in connection therewith and the application of the proceeds from the issuance of the 2012 Notes and borrowings under such amended credit agreement in connection with the Company’s merger with Healthcare Partners Holdings, LLC (“HCP”) and the repayment of certain Indebtedness of HCP and term loans of the Company and otherwise as set forth under “Use of Proceeds” in the prospectus supplement dated August 14, 2012 relating to the original issuance of the 2012 Notes on August 28, 2012.

“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Notes” means Notes issued after the Issue Date in accordance with the Indenture.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means, with respect to any Note to be redeemed on any redemption date, the greater of:

(1)          1.0% of the then outstanding principal amount of such Note; and

(2)          the excess, if any, of:

(a)          the present value at such redemption date of (i) the redemption price of such Note at July 15, 2019 (such redemption price being set forth in the table appearing in the first paragraph under the caption “—Optional Redemption”) plus (ii) all required interest payments due on such Note through July 15, 2019 (excluding accrued but unpaid interest to such redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)           the then outstanding principal amount of such Note.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition (other than a license or sub-license entered into in the ordinary course of business), or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)          a sale, lease, transfer, issuance or other disposition (including, without limitation, by merger, consolidation or sale or other transfer of Capital Stock) by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(2)          the sale or other disposition of cash and cash equivalents in the ordinary course of business;

(3)          a disposition of inventory in the ordinary course of business;

(4)          a disposition of obsolete or worn out equipment or equipment that is disposed of in each case in the ordinary course of business;

(5)          transactions permitted under the “Merger and consolidation” covenant;

(6)          an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Restricted Subsidiary;

(7)          for purposes of the “Limitation on sales of assets and subsidiary stock” covenant only, the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or its Restricted Subsidiaries) or a Restricted Payment made in accordance with the “Limitation on restricted payments” covenant;

(8)          any sale, lease, transfer or other disposition (including, without limitation, by merger, consolidation or sale or other transfer of Capital Stock) of assets (including without limitation the Capital Stock of Subsidiaries) with an aggregate Fair Market Value of less than $50.0 million per transaction or series of related transactions;

(9)          the creation of any Permitted Lien and dispositions in connection with Permitted Liens;

(10)        dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(11)        the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by the “Limitation on indebtedness” covenant;

(12)        any sale, transfer, issuance or other disposition or distribution of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(13)        the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property to the extent not materially interfering with the business of the Company and its Restricted Subsidiaries taken as a whole;

(14)        sales or other dispositions of assets or property pursuant to Sale/Leaseback Transactions entered into in compliance with the “Limitation on indebtedness” covenant;

(15)        sales or other dispositions of Receivables and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” in a Qualified Receivables Transaction; and

(16)        the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the “Merger and consolidation” covenant or any disposition that constitutes a Change of Control pursuant to the Indenture.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate assumed in making calculations in accordance with Accounting Standards Codification Topic 840 “Leases”) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

“Bank Indebtedness” means any and all amounts, whether Incurred or outstanding on the Issue Date or Incurred after the Issue Date, in respect of the Senior Credit Facilities and any related notes, collateral documents, letters of credit and Guarantees and any Interest Rate Agreement entered into in connection with the Senior Credit Facilities, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company at the rate specified therein whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means, as to any Person, the board of directors or similar body of such Person or any duly authorized committee thereof. For purposes of clarity, it is understood and agreed that references to a majority or other percentage or portion of the Board of Directors of any Person means a majority or such other percentage or portion of the board of directors or similar body of such Person or of any duly authorized committee thereof.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)          securities with maturities of one year or less from the date of acquisition, issued, fully guaranteed or insured by the United States of America or any agency or instrumentality thereof;

(2)          securities with maturities of one year or less from the date of acquisition issued, fully guaranteed or insured by any State of the United States of America or any political subdivision thereof rated at least AA- by S&P or Aa3 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments;

(3)          certificates of deposit, time deposits, overnight bank deposits, demand deposits or other deposits, bankers’ acceptances and repurchase agreements issued by or in a Qualified Issuer having maturities of one year or less from the date of acquisition;

(4)          commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, and having maturities of 270 days or less from the date of acquisition;

(5)          money market accounts or funds, a substantial portion of the assets of which constitute Cash Equivalents described in clauses (1) through (4) above, with, issued by or managed by Qualified Issuers;

(6)          money market accounts or funds, a substantial portion of the assets of which constitute Cash Equivalents described in clauses (1) through (4) above, which money market accounts or funds have net assets of not less than $500.0 million and have the highest rating available of either S&P or Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments;

(7)          money market accounts or funds rated at least AA by S&P and at least Aa by Moody’s;

(8)          auction rate securities rated not less than AAA by S&P and not less than Aaa by Moody’s;

(9)          securities with maturities of one year or less from the date of acquisition issued by, and any certificates of deposit, time deposits, overnight bank deposits, demand deposits, or other accounts issued by or with, a bank or other financial institution to the extent insured by the Federal Deposit Insurance Corporation or any similar or successor entity; and

(10)          in the case of Foreign Subsidiaries of the Company, substantially similar instruments to those set forth in clauses (1) through (9) above.

“Change of Control” means:

(1)          any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time, directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent entity); or

(2)          the first day on which a majority of the members of the full Board of Directors of the Company are not Continuing Directors; or

(3)          the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), excluding any such transaction that complies with the “Merger and consolidation” covenant; or

(4)          the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company;

provided that notwithstanding the foregoing, the occurrence of a reorganization that results in all the Capital Stock of the Company being held by a Parent Entity shall not result in a Change of Control provided that the shareholders of the Parent Entity immediately after such reorganization are substantially the same as the shareholders of the Company (with substantially equivalent ownership percentages) immediately preceding such reorganization.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Fixed Charges for such four fiscal quarters; provided, however, that:

(1)          if the Company or any Restricted Subsidiary:

(a)          has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Fixed Charges for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility drawn for working capital purposes in the ordinary course of business outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b)          has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Fixed Charges for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2)          if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Disposition or other disposition of all or substantially all of a company, division, operating unit, segment, business, group of related assets (but only if such group of related assets has a Fair Market Value of more than $5.0 million), or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Asset Disposition or other such disposition:

(a)          the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such asset sale or other disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b)          Consolidated Fixed Charges for such period will be reduced by an amount equal to the Consolidated Fixed Charges directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such asset sale or other disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Fixed Charges for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)          if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation, acquisition of Capital Stock or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged or consolidated with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets (but only if such group of related assets has a Fair Market Value of more than $5.0 million) or line of business, Consolidated EBITDA and Consolidated Fixed Charges for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4)          if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness or made any asset sale or other disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Fixed Charges for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act) will be determined in good faith by a responsible financial or accounting officer of the Company; provided that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within one year following any such transaction. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest

Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Consolidated Debt Expense” means, for any period, without duplication, the total debt expense of the Company and its consolidated Restricted Subsidiaries, computed on a consolidated basis, whether paid or accrued, and included in debt expense as set forth on the statement of operations of the Company, plus, to the extent not included in such debt expense and without duplication:

(1)          interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP, and the interest component of any deferred payment obligations;

(2)          amortization of debt discount and debt issuance cost (provided that any amortization of bond premium will be credited to reduce Consolidated Debt Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Debt Expense);

(3)          non-cash interest expense;

(4)          commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5)          interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

(6)          cash costs associated with Hedging Obligations (including amortization of fees but excluding mark-to-market charges or adjustments); provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Debt Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(7)          the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; and

(8)          the cash contributions to any employee stock ownership plan or similar trust or stock option plan to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness incurred by such plan or trust.

For the purpose of calculating the Consolidated Coverage Ratio in connection with the Incurrence of any Indebtedness described in the final paragraph of the definition of “Indebtedness,” the calculation of Consolidated Debt Expense shall include all interest expense (including any amounts described in clauses (1) through (8) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness.”

For purposes of the foregoing, total debt expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements, (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company and (iii) exclusive of the write-off of deferred financing costs. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Debt Expense.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following, to the extent deducted or taken into account in calculating such Consolidated Net Income:

(1)          Consolidated Fixed Charges;

(2)          Consolidated Income Taxes;

(3)          consolidated expenses for valuation adjustments or impairment charges;

(4)          consolidated depreciation or amortization expense;

(5)          expenses and charges relating to non-controlling interests and equity income in consolidated Subsidiaries; and

(6)          other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation).

Notwithstanding the preceding sentence, clauses (2) through (6) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (6) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Fixed Charges” means, on a consolidated basis and without duplication,

(1)          Consolidated Debt Expense, plus

(2)          the product of (a) all dividends paid or payable, in cash, Cash Equivalents or indebtedness, or accrued during such period on any series of Disqualified Stock of the Company or on Preferred Stock of its Restricted Subsidiaries payable to a party other than the Company or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Consolidated Income Taxes” means, with respect to the Company and its consolidated Restricted Subsidiaries for any period, on a consolidated basis and without duplication, taxes imposed upon, or other payments required to be made by, the Company or any of its consolidated Restricted Subsidiaries by any governmental authority which taxes or other payments are calculated by reference to the income or profits of the Company or the Company and its consolidated Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(1)          any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

(a)          subject to the limitations contained in clauses (3) through (9) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b)          the Company’s equity in a net loss of any such Person for such period will be included in determining such Consolidated Net Income;

(2)          any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, by operation of the terms of its charter, any contract or agreement, operation of law or otherwise, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a)          subject to the limitations contained in clauses (3) through (9) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary (excluding the effect of restrictions relating to or arising under the Senior Credit Facilities (including, if applicable, any Senior Credit Facilities existing or entered into on or after October 20, 2010), the Indenture, the Notes and the Guarantees thereof, the Existing Notes, the Guarantees thereof and the related indentures, in each case permitted pursuant to either (x) clauses (i), (ii) and (iii) of the second paragraph of the “Limitation on restrictions on distributions from restricted subsidiaries” covenant or (y) the comparable provisions of any of the indentures governing the Existing Notes) during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)          for the avoidance of doubt, the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)          any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(4)          any gain or loss arising from the early extinguishment of any Indebtedness in connection with the 2010 Transactions, the 2012 Transactions, or the Transactions, or any refinancing, redemption, purchase (including, without limitation, by tender offer), retirement, repayment, defeasance or discharge subsequent to the Issue Date of any other Indebtedness of the Company or any of its Restricted Subsidiaries, including the amortization or write-off of debt issuance costs or debt discount in connection with any of the foregoing;

(5)          any non-cash compensation charges arising from the grant of, issuance, vesting or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards;

(6)          the cumulative effect of a change in accounting principles;

(7)          any fees, expenses or charges related to the 2010 Transactions, the 2012 Transactions, or the Transactions or any refinancing, redemption, purchase (including, without limitation, by tender offer), retirement, repayment, defeasance or discharge subsequent to the Issue Date of any other Indebtedness of the Company or any of its Restricted Subsidiaries;

(8)          any extraordinary, unusual or nonrecurring gain (or extraordinary, unusual or nonrecurring loss or charge), together with any related provision for taxes on any such extraordinary, unusual or nonrecurring gain (or the tax effect of any such extraordinary, unusual or nonrecurring loss or charge), realized by the Company or any Restricted Subsidiary during such period; and

(9)          gains and losses due solely to fluctuations in currency values.

“Consolidated Total Leverage Ratio” means, as of any date of determination, with respect to the Company and its consolidated Restricted Subsidiaries, the ratio of (x) the aggregate amount of all Indebtedness, minus the aggregate amount of all Cash Equivalents, of the Company and its consolidated Restricted Subsidiaries (“Consolidated Total Indebtedness”) as of the last day of the period of the most recent four consecutive fiscal quarters ending prior to the date of determination for which financial statements are in existence to (y) the aggregate amount of Consolidated EBITDA of the Company and its consolidated Restricted Subsidiaries for such period, all calculated on consolidated basis in accordance with GAAP. For purposes of calculating the Consolidated Total Leverage Ratio, Consolidated EBITDA shall, if necessary, be calculated on a pro forma basis in a manner consistent with the proviso to the first sentence of the definition of “Consolidated Coverage Ratio”; and Consolidated Total Indebtedness shall, if necessary, be calculated on a pro forma basis as follows:

if the Company or any Restricted Subsidiary:

(a)          has Incurred any Indebtedness since the last day of the applicable four quarter period that remains outstanding on the applicable date of determination or if the transaction giving rise to the need to calculate the Consolidated Total Leverage Ratio includes the Incurrence of Indebtedness, Consolidated Total Indebtedness will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the last day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the last day of such period; or

(b)          has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the last day of such period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Total Leverage Ratio includes a discharge of Indebtedness, Consolidated Total Indebtedness will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the last day of such period.

All such pro forma calculations shall be made in a manner consistent with the second paragraph of the definition of “Consolidated Coverage Ratio”. In addition, the calculation of the Consolidated Total Leverage Ratio shall be made in a manner consistent with the third paragraph, the fourth paragraph and the sixth paragraph under the “Limitation on indebtedness” covenant above, mutatis mutandis.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Company who: (1) was a member of such board of directors on the Issue Date; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Coverage Ratio Exception” has the meaning ascribed to such term in the first paragraph of the “Limitation on indebtedness” covenant.

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract or other similar currency agreement or arrangements as to which such Person is a party or a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default under the Indenture.

“Designated Noncash Consideration” means the Fair Market Value (as determined in good faith by the Board of Directors) of noncash consideration received by the Company or any Restricted Subsidiary in connection with an Asset Disposition that is designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale or other transfer of such Designated Noncash Consideration.

“Disqualified Stock” means with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)          matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)          is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

(3)          is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset disposition (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the caption “Change of control” or the “Limitation on sales of assets and subsidiary stock” covenant, as the case may be, and such repurchase or redemption complies with the “Limitation on restricted payments” covenant.

“Equity Offering” means an offering for cash by the Company (to the extent such offering is not on behalf of selling stockholders) of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than public offerings with respect to the Company’s Common Stock, or options, warrants or rights, registered on Form S-4 or S-8 or any successors thereto.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Existing Notes” means the Company’s outstanding 6  3⁄8% Senior Notes due 2018, 6  5⁄8% Senior Notes due 2020 and 5.750% Senior Notes due 2022.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such asset) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction.

Fair Market Value (other than of any asset with a public trading market) (x) of $75.0 million or less shall be determined by Senior Management or the Board of Directors of the Company, in each case, acting reasonably and in good faith and (y) in excess of $75.0 million shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a board resolution delivered to the Trustee.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on October 20, 2010, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)          to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)          entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business or undertakings customary in a Qualified Receivables Transaction. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Subordinated Obligation” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor which is expressly subordinate in right of payment to the obligations of such Subsidiary Guarantor under its Note Guarantee with respect to the Notes pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; provided that solely for purposes of determining compliance with the “Limitation on indebtedness” covenant (i) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security and (ii) unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of Accounting Standards Codification Topic “Derivation and Hedging”), in each case will be deemed not to be an Incurrence of Indebtedness; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)          all obligations in respect of indebtedness of such Person for borrowed money;

(2)          all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)          all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

(4)          all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except trade payables and other accrued liabilities arising in the ordinary course of business in connection with obtaining goods, materials or services);

(5)          Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

(6)          with respect to any Restricted Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock of such Restricted Subsidiary, with the amount of Indebtedness represented by such Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price (if any) (not including, in either case, any redemption or repurchase premium or any accrual or accumulated dividends or distributions);

(7)          all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8)          all Indebtedness of other Persons to the extent Guaranteed by such Person (for purposes of clarity, it is understood and agreed that, if a person Guarantees only a portion of the Indebtedness of another Person, then only the portion of such Indebtedness so guaranteed shall be deemed Indebtedness of the Person Guaranteeing such Indebtedness);

(9)          all obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time);

(10)        all net obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person;

(11)        all outstanding Disqualified Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price (if any) (not including, in either case, any redemption or repurchase premium or any accrued or accumulated dividends or distributions); and

(12)        to the extent not otherwise included in this definition, the Receivables Transaction Amount outstanding relating to a Qualified Receivables Transaction entered into by such Person , with the principal amount thereof being determined in accordance with clause (8) of the third paragraph of the “Limitation on indebtedness” covenant.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

In addition, “Indebtedness” of any Person shall include Indebtedness described above in this definition that would not appear as a liability on the balance sheet of such Person if:

(1)          such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2)          such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3)          there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness, to property or assets of such Person or a Restricted Subsidiary of such Person;

and then such Indebtedness shall be included in an amount not to exceed:

(a)          the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b)          if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers or trade receivables in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1)          endorsements of negotiable instruments and documents in the ordinary course of business; and

(2)          an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

For purposes of the “Limitation on restricted payments” covenant,

(1)          “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary;

(2)          any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer; and

(3)          if the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or distribution equal to the Fair Market Value of the Capital Stock of that entity not sold or disposed of.

“Investment Grade Rating” means an investment grade rating by the Rating Agencies, which in the case of Moody’s shall mean a rating equal to or higher than Baa3 (or the equivalent), in the case of S&P shall mean a rating equal to or higher than BBB- (or the equivalent), and in the case of any other Rating Agency shall mean a rating equivalent to the rating by Moody’s or S&P, as the case may be.

“Issue Date” means the date on which any Notes are first issued under the Indenture.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Management Services Agreement” means each of those certain agreements by and between the Company or one of its Subsidiaries (or any Physician Group with an existing agreement with the Company or one of its Subsidiaries for the provision of management services) and any Physician Group pursuant to which the Company or one of its Subsidiaries (or Physician Group) provides management services to such Physician Group; and, directly or indirectly, receives a management or similar fee for such services.

“Merger Agreement” means Agreement and Plan of Merger, by and among DaVita In., Seismic Acquisition LLC and the other parties signatory thereto dated as of May 20, 2012 and, unless otherwise expressly stated or the context otherwise requires, as the same may be amended, supplemented or modified from time to time.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)          all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), in connection with or as a consequence of such Asset Disposition;

(2)          all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid in connection with such Asset Disposition;

(3)          all payments made to discharge any severance liabilities arising in connection with such Asset Disposition;

(4)          all distributions and other payments required to be made to holders of non-controlling interests in Subsidiaries or in joint ventures, limited or general partnerships, limited liability companies or similar business entities or other Persons as a result of such Asset Disposition; and

(5)          the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

“Nominee Agreement” means, with respect to any Physician Group, any agreement granting the Company or one of its Subsidiaries direct or indirect rights with respect to transfers of equity interests in such Physician Group.

“Non-Recourse Debt” means Indebtedness of a Person:

(1)          as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness other than any undertakings, indemnities, agreements or instruments which are excluded from the definition of “Guarantee”) or (b) is directly or indirectly liable (as a guarantor or otherwise); and

(2)          as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries (other than the Capital Stock of or other ownership interests in any Unrestricted Subsidiaries).

“Note Guarantee” means, individually, any Guarantee of payment of the Notes by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indentures thereto, and, collectively, all such Guarantees. Each such Note Guarantee will be in the form prescribed by the Indenture.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company. Officer of any Subsidiary Guarantor has a correlative meaning.

“Officers’ Certificate” means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

“Opinion of Counsel” means a written opinion reasonably acceptable to the Trustee from legal counsel. The counsel may be an employee of or counsel to the Company.

“Parent Entity” means, for purposes of the proviso to the definition of “Change of Control,” a newly created entity having, at the time of consummation of a reorganization transaction permitted by such proviso, no assets with a Fair Market Value in excess of $1.0 million (other than Capital Stock of the Company and its Subsidiaries) and no liabilities with a Fair Market Value in excess of $1.0 million, in each case that would be reflected on an unconsolidated balance sheet of such entity at such time.

“Permitted Business” means the businesses engaged in by the Company and its Subsidiaries on the Issue Date as described in the prospectus supplement dated June 10, 2014 relating to the original issuance of the Notes, the related prospectus dated June 10, 2014 and the documents incorporated and deemed to be incorporated by reference in such prospectus supplement or prospectus, and businesses of the types that are reasonably related thereto or that are reasonable extensions thereof and, without limitation to the foregoing, any and all healthcare services businesses and any businesses reasonably related thereto or that are reasonable extensions thereof. For purposes of clarity, it is understood and agreed that a business engaged in by a Person other than the Company and its Subsidiaries is a “Permitted Business” so long as it is the type of business described in the preceding sentence.

“Permitted Indebtedness” has the meaning ascribed to such term in the second paragraph of the “Limitation on indebtedness” covenant.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)          (a) the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary, and (b) any Investment deemed to be made upon the designation of an Unrestricted Subsidiary as a Restricted Subsidiary;

(2)          another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

(3)          cash and Cash Equivalents;

(4)          payroll, travel, moving, entertainment and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(5)          Guarantees issued in accordance with the “Limitation on indebtedness” covenant;

(6)          Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(7)          Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with the “Limitation on sales of assets and subsidiary stock” covenant or a Sale/Leaseback Transaction;

(8)          (a) Investments in existence on the Issue Date and any extension, modification or renewal of any such investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments (of cash or otherwise) or other increases thereof or Guarantees (other than as a result of the accrual or accretion of interest or original issue discount or the issuance by such investee of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date), (b) solely for purposes of the definition of “Restricted Investments,” Investments in existence on October 20, 2010 and any extension, modification or renewal of any such Investments existing on October 20, 2010, but only to the extent not involving additional advances, contributions or other Investments (of cash or otherwise) or other increases thereof or Guarantees (other than as a result of the accrual or accretion of interest or original issue discount or the issuance by such investee of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on October 20, 2010) and (c) Investments made on or prior to the Issue Date pursuant to the Merger Agreement or any related agreements;

(9)          Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are both Incurred in compliance with the “Limitation on indebtedness” covenant and of the type described in clause (5) of the definition of “Permitted Indebtedness”;

(10)        Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (10), in an aggregate amount at the time of such Investment not to exceed $100.0 million outstanding at any one time (with the Fair Market Value of each such Investment being measured at the time made and without giving effect to subsequent changes in value);

(11)        any Investment received in exchange for the Capital Stock of an Unrestricted Subsidiary and Investments owned by an Unrestricted Subsidiary upon its redesignation as a Restricted Subsidiary;

(12)        Investments of the Company or any Restricted Subsidiary in any Special Purpose Licensed Entity (with the Fair Market Value of each such Investment being measured at the time made and without giving effect to subsequent changes in value) which, when aggregated with the aggregate amount of all obligations Guaranteed pursuant to clause (13) of the definition of “Permitted Indebtedness,” shall not exceed $150.0 million at any time outstanding;

(13)        Investments by the Company or a Restricted Subsidiary in connection with a Qualified Receivables Transaction;

(14)        Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection, and lease, workers’ compensation, performance and similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(15)        any Investment by the Company or a Restricted Subsidiary in a Permitted Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (15) that are at that time outstanding, not to exceed $250.0 million (with the Fair Market Value of each such Investment being measured at the time made and without giving effect to subsequent changes in value);

(16)        [reserved];

(17)        Investments pursuant to any Permitted Physician Group Loan.

“Permitted Liens” means, with respect to any Person:

(1)          Liens securing Indebtedness under one or more Senior Credit Facilities or other Indebtedness Incurred in accordance with the “Limitation on indebtedness” covenant in an aggregate principal amount outstanding that does not exceed the greater of (A) the aggregate principal amount of Indebtedness permitted to be outstanding under clause (1) of the definition of “Permitted Indebtedness” and (B) the maximum principal amount such that the Secured Indebtedness Leverage Ratio would not exceed 3.5 to 1.0, in each case calculated on a pro forma basis at the time any Indebtedness secured by a Lien pursuant to this clause (1) is Incurred and after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom;

(2)          pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation or regulations or deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements in each case Incurred in the ordinary course of business;

(3)          Liens imposed by law, including carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not more than 60 days past due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(4)          Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate provisions, if any, required pursuant to GAAP have been made in respect thereof;

(5)          Liens in favor of issuers of surety, indemnity, bid, warranty, release, appeal or performance bonds or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute an obligation for money borrowed;

(6)          encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect, in the good faith judgment of the Senior Management of such Person, the value of said properties or materially impair their use in the operation of the business of such Person;

(7)          Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

(8)          leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9)          judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded or appropriate reserves have been established as required by GAAP, if any;

(10)        Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that:

(a)          the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

(b)          such Liens are created within 180 days after the completion of the construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto or improvements, accessions or proceeds in respect thereof;

(11)        banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a)          such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board or other applicable regulatory authority; and

(b)          such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(12)        Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13)        Liens existing on the Issue Date;

(14)        Liens on property or assets (including improvements, accessions and proceeds in respect thereof) or shares of Capital Stock (and dividends or distributions thereon and proceeds in respect thereof) of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(15)        Liens on property or assets (including improvements, accessions and proceeds in respect thereof) at the time the Company or a Restricted Subsidiary acquired such property or assets, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(16)        Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

(17)        Liens securing the Notes and any Guarantees thereof;

(18)        Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, defease, extend or modify Indebtedness that was previously so secured not in violation of the Indenture; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19)        any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20)        Liens in favor of the Company or a Restricted Subsidiary;

(21)        Liens under industrial revenue, municipal or similar bonds;

(22)        Liens in connection with dispositions of self-pay receivables in the ordinary course of business, which the Company or any of its Restricted Subsidiaries believe in good faith cannot be paid in full;

(23)        Liens securing Indebtedness Incurred pursuant to clause (16) of the definition of “Permitted Indebtedness”; provided, however, that such Liens do not extend to the assets or property of the Company or any Subsidiary Guarantor;

(24)        Liens on assets that are the subject of a Qualified Receivables Transaction;

(25)        customary non-assignment provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(26)        (x) Liens securing Indebtedness Incurred pursuant to Sale/Leaseback Transactions entered into in compliance with clause (15) of the definition of “Permitted Indebtedness,” but only to the extent that such Liens attach to the assets or property being financed pursuant to such Sale/Leaseback Transactions (including improvements, accessions, and proceeds in respect thereof) and do not encumber any other assets or property of the Company or its Restricted Subsidiaries, and (y) Liens securing Indebtedness Incurred in connection with any Sale/Leaseback Transaction entered into in respect of the Company’s headquarters facility (including, without limitation, land, building, improvements and related assets and accession and proceeds in respect thereof) in Denver, Colorado in an aggregate principal amount not to exceed $125.0 million at any time outstanding (it being understood that, to the extent that Indebtedness of the type described in this clause (y) exceeds $125.0 million, then the amount in excess of $125.0 million may be secured by other Permitted Liens or otherwise in a manner that complies with the “Limitation on liens” covenant);

(27)        Liens and setoff rights securing obligations in respect of, or arising in connection with, cash pooling arrangements so long as any Indebtedness under any such cash pooling arrangement complies with the “Limitation on indebtedness” covenant; and

(28)        in addition to the items referred to in clauses (1) through (27) above, Liens securing Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount which, when taken together with the aggregate principal amount of all other Indebtedness of the Company and its Restricted Subsidiaries secured by Liens Incurred pursuant to this clause (28) and then outstanding, will not exceed $150.0 million.

“Permitted Physician Group Loans” means loans or advances to any Physician Group which funds may be used contemporaneously to finance the acquisition of the equity interests or assets of one or more additional Physician Groups and any Subsidiaries thereof (excluding Subsidiaries organized or acquired in contemplation of such transaction); provided that (1) immediately before and immediately after giving pro forma effect to any such loan or advance, no Default shall have occurred and be continuing, (2) any additional Physician Group acquired as an entity pursuant to the foregoing shall enter into a Management Services Agreement with the Company or any of its Subsidiaries (or a Physician Group with a Management Services Agreement with the Company or any of its Subsidiaries) and Nominee Agreements and (3) any acquisition of an additional Physician Group shall be consummated in compliance with all applicable laws in all material respects.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Physician Groups” means HealthCare Partners Affiliates Medical Group; Healthcare Partners Associates Medical Group, Inc.; HealthCare Partners Medical Group (Bacchus), Ltd.; JSA Professional Association, Healthcare Partners Medical Group, Inc.; Physician Associates of the Greater San Gabriel Valley, a Medical Group Inc.; Northridge Medical Group, Inc.; Talbert Medical Group, Inc.; HCP/ARTA Medical Group, P.C.; Arta Health Network, a Professional Medical Corporation; Arta Western Medical Group, Inc.; Mosaic Management Services Inc.; Talbert Surgical Associates, LLC; and any other professional corporation, limited liability company, partnership or other entity that, directly or indirectly, provides or arranges medical services and (i) provides or arranges such services in a state that only permits the equity interests of such entity to be held by one or more licensed physicians or licensed professionals or professional entities and (ii) has entered into a Management Services Agreement and Nominee Agreements.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Qualified Issuer” means any commercial bank that has a combined capital and surplus in excess of $500.0 million.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business.

“Qualified Receivables Transaction” means any sale, factoring or securitization transaction involving Receivables that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer, or may grant a security interest in, any Receivables (whether existing on the Issue Date or arising thereafter) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, all bank accounts specifically designated for the collection of such Receivables, all contracts and all guarantees or other obligations in respect of such Receivables, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with sales, factoring or securitizations involving Receivables.

“Rating Agencies” means Moody’s and S&P or if either Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of its Board of Directors) which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and all proceeds thereof and rights (contractual or otherwise) and collateral related thereto and shall include, in any event, any items of property that would be classified as an account receivable of the Company or any of its Subsidiaries or an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” or “proceeds” as so defined of any such items.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of facilitating or entering into one or more Qualified Receivables Transactions, and that engages only in activities reasonably related or incidental thereto.

“Receivables Transaction Amount” means (a) in the case of any Receivables securitization (but excluding any sale or factoring of Receivables), the amount of obligations outstanding under the legal documents entered into as part of such Receivables securitization on any date of determination that would be characterized as principal if such Receivables securitization were structured as a secured lending transaction rather than as a purchase and (b) in the case of any sale or factoring of Receivables, the cash purchase price paid by the buyer in connection with its purchase of Receivables (including any bills of exchange) less the amount of collections received in respect of such Receivables and paid to such buyer, excluding any amounts applied to purchase fees or discount or in the nature of interest, in each case as determined in good faith and in a consistent and commercially reasonable manner by the Company.

“refinance” means to refinance, repay, prepay, replace, exchange, renew, extend or refund; “refinanced” and “refinances” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refinance (including pursuant to any defeasance or discharge mechanism) any Indebtedness existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1)          (a) if the Stated Maturity of the Indebtedness being refinanced (the “Refinanced Indebtedness”) is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Refinanced Indebtedness or (b) if the Stated Maturity of the Refinanced Indebtedness is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

(2)          the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Refinanced Indebtedness;

(3)          such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Refinanced Indebtedness (plus, without duplication, any additional Indebtedness Incurred to pay interest or dividends owed thereon, any reasonable premium (or premium required to be paid pursuant to the instruments governing such Refinancing Indebtedness) paid to the holders of the Refinanced Indebtedness and reasonable fees and expenses Incurred in connection therewith);

(4)          if the Refinanced Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees thereof, as the case may be, on terms at least as favorable to the Holders of the Notes as those contained in the documentation governing the Refinanced Indebtedness;

(5)          if the obligor of such Refinanced Indebtedness is the Company or a Subsidiary Guarantor, the obligor of such Refinancing Indebtedness must be the Company or a Subsidiary Guarantor; and

(6)          the proceeds of the Refinancing Indebtedness shall be used substantially concurrently with the Incurrence thereof to redeem or refinance (including pursuant to any defeasance or discharge mechanism) the Refinanced Indebtedness, unless the Refinanced Indebtedness is not then due and is not redeemable or prepayable at the option of the obligor thereof or is redeemable or prepayable only with notice or lapse of time, in which case such proceeds shall be held in a segregated account until the Refinanced Indebtedness becomes due or redeemable or prepayable or such notice or time period lapses and then shall be used to refinance the Refinanced Indebtedness; provided that in any event the Refinanced Indebtedness shall be redeemed or refinanced within one year of the Incurrence of the Refinancing Indebtedness.

“Replacement Assets” means:

(1)          other properties or assets to replace the properties or assets that were the subject of the Asset Disposition;

(2)          properties and assets that are or will be used or useful in businesses of the Company or its Restricted Subsidiaries or a Permitted Business; or

(3)          any Permitted Business or Capital Stock of a Person operating in a Permitted Business to the extent not otherwise prohibited by the Indenture.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” has the meaning ascribed to such term in the first paragraph of the “Limitation on restricted payments” covenant.

“Restricted Payments Basket” has the meaning ascribed to such term in the first paragraph of the “Limitation on restricted payments” covenant.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property owned on the date of the Indenture or thereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries for borrowed money that is secured by a Lien on any property of the Company or any of its Restricted Subsidiaries and which Lien arises under any instrument or agreement to which the Company or any of its Restricted Subsidiaries is a party or by which any of them is bound.

“Secured Indebtedness Leverage Ratio” means, as of any date of determination, with respect to the Company and its consolidated Restricted Subsidiaries, the ratio of (x) the aggregate amount of all Secured Indebtedness, minus the aggregate amount of all Cash Equivalents, of the Company and its consolidated Restricted Subsidiaries (“Consolidated Total Secured Indebtedness”) as of the last day of the period of the most recent four consecutive fiscal quarters ending prior to the date of determination for which financial statements are in existence to (y) the aggregate amount of Consolidated EBITDA of the Company and its consolidated Restricted Subsidiaries for such period, all calculated on consolidated basis in accordance with GAAP. For purposes of calculating the Secured Indebtedness Leverage Ratio, Consolidated EBITDA shall, if necessary, be calculated on a pro forma basis in a manner consistent with the proviso to the first sentence of the definition of “Consolidated Coverage Ratio”; and Consolidated Total Secured Indebtedness shall, if necessary, be calculated on a pro forma basis as follows:

if the Company or any Restricted Subsidiary:

(a)          has Incurred any Indebtedness since the last day of the applicable four quarter period that remains outstanding on the applicable date of determination or if the transaction giving rise to the need to calculate the Secured Indebtedness Leverage Ratio includes the Incurrence of Indebtedness, Consolidated Total Secured Indebtedness will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the last day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the last day of such period; or

(b)          has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the last day of such period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Secured Indebtedness Leverage Ratio includes a discharge of Indebtedness, Consolidated Total Secured Indebtedness will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the last day of such period.

All such pro forma calculations shall be made in a manner consistent with the second paragraph of the definition of “Consolidated Coverage Ratio.” In addition, the calculation of the Secured Indebtedness Leverage Ratio shall be made in a manner consistent with the third paragraph, the fourth paragraph and the sixth paragraph under the “Limitation on indebtedness” covenant above, mutatis mutandis.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Agreement” means the Credit Agreement, dated as of October 20, 2010, as amended, restated, modified or supplemented prior to the Issue Date, among the Company, the guarantors party thereto, the several banks and other financial institutions or entities from time to time lenders thereunder and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, including any related letters of credit, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as the same may be further amended, restated, modified, supplemented, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder, extending the maturity of any Indebtedness thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto or with different parties (whether or not such added, substituted or different parties are banks or other institutional lenders)).

“Senior Credit Facilities” means, with respect to the Company or any Restricted Subsidiary, one or more debt or credit facilities (including the Senior Credit Agreement), commercial paper facilities, indentures or other financing arrangements providing for revolving credit loans, term loans, letters of credit or other Indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any debt or credit facilities, commercial paper facilities, indentures or other financing arrangements that replace, refund or refinance any part of any such debt or credit facilities, commercial paper facilities, indentures, other financing arrangements, loans, letters of credit or other Indebtedness, whether by or with the same or any other agents, lenders or group of lenders, investors or other providers of financing or parties.

“Senior Indebtedness” means whether outstanding on the Issue Date or thereafter issued, created, Incurred or assumed, all amounts payable by the Company under or in respect of Indebtedness of the Company, including premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company at the rate specified in the documentation with respect thereto whether or not a claim for post-filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:

(1)           any Indebtedness Incurred in violation of the Indenture;

(2)           any obligation of the Company to any Subsidiary;

(3)           any liability for Federal, state, foreign, local or other taxes owed or owing by the Company;

(4)           any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(5)           any Indebtedness, Guarantee or obligation of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Company, including, without limitation, any Subordinated Obligations; or

(6)           any Capital Stock.

“Senior Management” means the Chairman of the Board (if an officer), President, Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of the Company.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Special Purpose Licensed Entity” means any Person in a business related to any business of the Company and the Restricted Subsidiaries that (i) the Company and its Restricted Subsidiaries are prohibited from engaging in directly under applicable law, including provisions of state law (a) prohibiting the ownership of healthcare facilities by public companies, (b) prohibiting the corporate practice of medicine or (c) otherwise restricting the ability of the Company or one of its Restricted Subsidiaries to acquire directly a required license to operate a healthcare facility, and (ii) has entered into a transaction or series of transactions with the Company or any of its Restricted Subsidiaries under which:

(x)           the Company or any of its Restricted Subsidiaries provides management, administrative or consulting services to the Special Purpose Licensed Entity;

(y)           the owners of the Special Purpose Licensed Entity are prohibited from transferring any of their interests in the Special Purpose Licensed Entity without the consent of the Company or one of its Restricted Subsidiaries; and

(z)           the Company or one of its Subsidiaries has the right to require the owners of the Special Purpose Licensed Entity to transfer all of their interests in the Special Purpose Licensed Entity to a Person designated by the Company or one of its Restricted Subsidiaries.

“Stated Maturity” means, with respect to any security or Indebtedness, the date specified in such security or the instrument or agreement pursuant to which such Indebtedness was incurred, as the case may be, as the fixed date on which the payment of principal of such security or Indebtedness is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Company which is expressly subordinate or junior in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture, limited liability company or similar business entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein or the context otherwise requires, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Subsidiary Guarantor” means each Subsidiary of the Company in existence on the Issue Date that provides a Note Guarantee of the Notes on the Issue Date and any other Restricted Subsidiary that provides a Note Guarantee of the Notes in accordance with the Indenture; provided that upon the release or discharge of such Person from its Note Guarantee in accordance with the Indenture, such Person ceases to be a Subsidiary Guarantor.

“Total Tangible Assets” means as of any date, the total amount of tangible assets of the Company and the Restricted Subsidiaries on a consolidated basis at the end of the fiscal quarter immediately preceding such date.

“Transactions” means the issuance of the Notes on the Issue Date, and the application of proceeds from the issuance of the Notes as set forth under “Use of Proceeds” in the prospectus supplement dated June 10, 2014 relating to the original issuance of the Notes on the Issue Date.

“Treasury Rate” means, as of the applicable redemption date for any Notes, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to July 15, 2019; provided, however, that if the period from such redemption date to July 15, 2019 is not equal to the constant maturity of a United States Treasury security for which a weekly average is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to July 15, 2019 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means:

(1)           California Medical Group Insurance Company, Risk Retention Group, an Arizona corporation, and any successors thereto (“CMGI”) (subject to the right of the Company to designate CMGI as a Restricted Subsidiary and thereafter to re-designate CMGI as an Unrestricted Subsidiary from time to time, all as provided below) and any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)           any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(x)          (1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2)           all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(3)           such designation and the Investment of the Company in such Subsidiary complies with the “Limitation on restricted payments” covenant;

(4)           such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

(5)           such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a)           to subscribe for additional Capital Stock of such Person; or

(b)           to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6)           on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms, taken as a whole, substantially less favorable to the Company, as determined in good faith by Senior Management, than those that might have been obtained from Persons who are not Affiliates of the Company; or

(y)           with respect to any Receivables Subsidiary, such Subsidiary is designated as an Unrestricted Subsidiary in accordance with the following paragraph.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary (other than a Receivables Subsidiary) would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary (including without limitation, CMGI) to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness under the Coverage Ratio Exception on a pro forma basis taking into account such designation.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of

America, which in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“Voting Stock” of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

“Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Restricted Subsidiary.

BOOK-ENTRY, DELIVERY AND FORM

The notes initially will be represented by one or more permanent global certificates in definitive, fully registered form, which we refer to as the Global Notes. The Global Notes will be deposited upon issuance with The Depository Trust Company, New York, New York, or DTC, as depository (the “Depository”), and registered in the name of a nominee of DTC.

The Global Notes

DTC has advised us that pursuant to procedures established by it (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with DTC and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants (as defined below)) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Investors may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture governing the notes. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture.

Payments of the principal of, and premium, if any, and interest on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Notes. None of the Company, any guarantor, the trustee or any paying agent under the indenture governing the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DTC has advised us that its present practice is, upon receipt of any payment of principal, premium, if any, and interest on the Global Notes, to credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC. Payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. Holders will not be entitled to receive notes in physical form except under the limited circumstances set forth below.

DTC has advised us that it will take any action permitted to be taken by a registered holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account at DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the

Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations and may include the underwriters. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Owners of beneficial interests in Global Notes will not be entitled to receive notes in physical form in exchange for those beneficial interests except under limited circumstances specified in the indenture governing the notes. Specifically, notes in physical form will be issued in exchange for beneficial interests in the Global Notes only if:

•	the Depository notifies us that it is unwilling or unable to continue as Depository for the Global Notes and a successor Depository is not appointed by us within 90 days of such notice, or

•	an Event of Default (as defined) with respect to the notes has occurred and is continuing and the note registrar has received a written request from the Depository to issue notes in physical form.

Clearstream. Clearstream Banking, societé anonyme (“Clearstream”) is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to beneficial interests in Global Notes held through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear. The Euroclear System (“Euroclear”) was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Although Clearstream and Euroclear have agreed to the procedures described below in order to facilitate transfers of interests in the Global Notes, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When beneficial interests in Global Notes are to be transferred from the account of a DTC participant to the account of a Clearstream Participant or a Euroclear Participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive beneficial interests in Global Notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for beneficial interests in Global Notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending beneficial interests in Global Notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer beneficial interests in Global Notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a Clearstream or Euroclear participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these beneficial interests in Global Notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving beneficial interests in Global Notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the notes is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder (the “Treasury Regulations”) and administrative and judicial interpretations thereof, all as currently in effect, all of which are subject to change (including changes in effective dates and retroactive changes) or possible differing interpretations. This summary deals only with notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, real estate investment trusts, regulated investment companies, dealers in securities or currencies, partnerships or other pass-through entities, former citizens or residents of the United States, tax exempt organizations, holders that are subject to the alternative minimum tax provisions of the Code, persons holding notes as a hedge against currency risks or part of a “straddle,” “hedge,” “conversion,” or other integrated transaction for tax purposes, or U.S. Holders (as defined below) whose functional currency is not the U.S. dollar. It also does not deal with persons other than original purchasers of the notes (except where otherwise specifically noted). This discussion does not address the effect of any other U.S. federal taxes (such as the tax on net investment income and gift and estate taxes), the tax considerations arising under the laws of any foreign, state or local jurisdiction, or any reporting requirements of or other tax consequences under the Treasury Regulations relating to certain tax shelter transactions.

Persons considering the purchase of the notes should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction or tax treaty.

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes (i) a citizen or resident of the U.S., (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in U.S. Treasury Regulations, certain trusts which were in existence on August 20, 1996 and were treated as United States persons under the Code and applicable Treasury Regulations thereunder prior to such date that elect to continue to be so treated also shall be considered U.S. Holders. As used herein, the term “non-U.S. Holder” means a beneficial owner of a note that is not a U.S. Holder or a partnership.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of any note, the treatment of a partner in that partnership will generally depend upon the status of such partner and the activities of such partnership. Prospective purchasers that are partnerships or that hold the notes through a partnership or similar pass-through entity should consult their tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership, or disposition of the notes.

U.S. Holders

Payments of interest. Payments of interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received, in accordance with the U.S. Holder’s regular method of tax accounting.

Disposition of a note. Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption, retirement or other taxable disposition of the note (other than amounts representing accrued and unpaid interest, which will be taxable as such) and such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal such U.S. Holder’s initial investment in the note. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the note had been held at the time of disposition for more than one year. Long-term capital gains of certain taxpayers will be taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Payments of interest. A non-U.S. Holder that is an individual or corporation (or an entity treated as a corporation for federal income tax purposes) holding the notes on its own behalf will not be subject to U.S. federal income taxes on payments of interest on a note, unless such non-U.S. Holder is (i) a direct or indirect 10% or greater shareholder of DaVita, (ii) a controlled foreign corporation related to DaVita, or (iii) a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the Withholding Agent, as defined below, must have received a statement from the individual or corporation that:

•	is signed under penalties of perjury by the beneficial owner of the note,

•	certifies that such owner is not a U.S. Holder, and

•	provides the beneficial owner’s name and address.

A “Withholding Agent” is the last U.S. payor (or a non-U.S. payor that is a qualified intermediary, U.S. branch of a foreign person, or withholding foreign partnership) in the chain of payment prior to payment to a non-U.S. Holder (which itself is not a Withholding Agent). Generally, this statement is made on an IRS Form W-8BEN (“W-8BEN”), which is generally effective for the remainder of the year of signature plus three full calendar years unless a change in circumstances makes any information on the form incorrect. The beneficial owner must inform the Withholding Agent within 30 days of such change and furnish a new W-8BEN. A noteholder that is not an individual or corporation (or an entity treated as a corporation for U.S. federal income tax purposes) holding the notes on its own behalf may have substantially increased reporting requirements. In particular, in the case of notes held by a foreign partnership (or foreign trust), the partners (or beneficiaries) rather than the partnership (or trust) will be required to provide the certification discussed above, and the partnership (or trust) will be required to provide certain additional information.

A non-U.S. Holder whose income with respect to its investment in a note is effectively connected with the conduct of a U.S. trade or business would generally be taxed as if the non-U.S. Holder was a U.S. person provided the non-U.S. Holder provides to the Withholding Agent an IRS Form W-8ECI. In addition, if the non-U.S. Holder is a corporation, any effectively connected income will generally be subject to a “branch profits tax” at a rate of 30% (or a reduced rate under an applicable treaty).

Certain securities clearing organizations, and other entities who are not beneficial owners, may be able to provide a signed statement to the Withholding Agent. However, in such case, the signed statement may require a copy of the beneficial owner’s W-8BEN (or the substitute form).

Disposition of a note. Generally, a non-U.S. Holder will not be subject to U.S. federal income taxes on any amount that constitutes gain upon the sale, exchange, redemption, retirement or other taxable disposition of a note, unless (i) such non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and such gain is derived from sources within the U.S. and certain other conditions are met or (ii) such gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. Holder (and, if a treaty applies, such gain is attributable to a permanent establishment or fixed base maintained by such holder in the U.S.). In addition, if the non-U.S. Holder is a corporation, any such effectively connected gain will generally be subject to a “branch profits tax” at a rate of 30% (or a reduced rate under an applicable treaty).

Information reporting and backup withholding

Backup withholding of U.S. federal income tax may apply to payments made in respect of the notes to registered owners that are not “exempt recipients” and that fail to provide certain identifying information (such as the registered owner’s taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption.

Generally, compliance with the identification procedures described above under “—Non-U.S. Holders—Payments of interest” would establish an exemption from backup withholding for those non-U.S. Holders that are not exempt recipients. However, we may be required to report annually to the IRS and to the non-U.S. Holder the amount of, and the tax withheld with respect to, any interest paid to the non-U.S. Holder, regardless of whether any tax was actually withheld, and proceeds from sales or other dispositions of the notes. Copies of these information returns may also be made available to the tax authorities of the country in which you reside under the provisions of a specific treaty or agreement.

Upon the sale or other disposition of a note to (or through) a broker, the broker must report the sale and withhold on the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Certification of the registered owner’s non-U.S. status would generally be made on a W-8BEN under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s U.S. federal income tax provided the required information is furnished to the IRS.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement among us, the guarantors and the underwriters, we have agreed to sell to each underwriter, and each underwriter severally and not jointly has agreed to purchase from us, the principal amount of notes set forth opposite that underwriter’s name:

Underwriters	Principal amount of notes
Wells Fargo Securities, LLC	$288,750,000
Barclays Capital Inc.	288,750,000
Credit Suisse Securities (USA) LLC	166,250,000
Goldman, Sachs & Co.	166,250,000
J.P. Morgan Securities LLC	166,250,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	166,250,000
Morgan Stanley & Co. LLC	166,250,000
SunTrust Robinson Humphrey, Inc.	166,250,000
Credit Agricole Securities (USA) Inc.	43,750,000
Mitsubishi UFJ Securities (USA), Inc.	43,750,000
Scotia Capital (USA) Inc.	43,750,000
SMBC Nikko Securities America, Inc.	$43,750,000

$1,750,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from us, are several and not joint. The underwriting agreement provides that the underwriters have agreed to purchase all of the notes if any of them are purchased. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to 0.375% of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to 0.250% of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions to be paid by us to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us
Per note	1.25%

In the underwriting agreement, we have agreed that:

•	We will not, for a period of 30 days after the date of this prospectus, without first obtaining the prior written consent of Wells Fargo Securities, LLC and Barclays Capital Inc., directly or indirectly, sell, offer, contract or grant any option to sell, pledge or transfer or otherwise dispose of, or announce the offering of, any debt securities that are substantially similar to the notes or securities exchangeable for or convertible into debt securities that are substantially similar to the notes, except for the notes sold to the underwriters pursuant to the underwriting agreement.

•	We will indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are a new issue of securities and there is currently no established trading market for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and they may discontinue any market making at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because such underwriter or its affiliates have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or Relevant Implementation Date, it has not made and will not make an offer of our securities which are the subject of this prospectus to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of Wells Fargo Securities, LLC and Barclays Capital Inc. for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of securities to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of notes through any financial intermediary on our behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of us or the underwriters.

Each underwriter has agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us or the guarantors; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

If any of the underwriters or their respective affiliates have a lending relationship with us, certain of those underwriters or their respective affiliates routinely hedge, and certain other of those underwriters or their respective affiliates are hedging and are likely to continue to hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Additionally, certain of the underwriters and/or their respective affiliates are lenders and/or agents under our senior secured credit facilities; as a result, such underwriters and/or affiliates may receive a portion of the proceeds of this offering. Certain affiliates of the underwriters have in the past acted as, and are expected in the future to act as, lenders and agents under our proposed amended and restated senior secured credit facilities. Certain affiliates of the underwriters are acting as arrangers for our proposed amended and restated senior secured credit facilities. J.P. Morgan Chase Bank, N.A. serves as administrative agent under our current senior secured credit facilities and is expected to be administrative agent under our proposed amended and restated senior secured credit facilities. Wells Fargo Securities, LLC and Barclays Capital Inc. have been engaged to act as the dealer managers and solicitation agents in connection with the Offer and will receive customary fees and expenses in connection therewith. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets,” pursuant to 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, of such plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”), and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a Plan fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which the issuer or the initial purchasers or their affiliates may be considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. In addition to the foregoing, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide a statutory exemption for transactions between an ERISA Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises discretionary authority or control or renders investment advice with respect to the assets involved in the transaction) solely by reason of providing services to the ERISA Plan or by relationship to a service provider, provided that the ERISA Plan fiduciary has made a determination that there is adequate consideration for the transaction.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

LEGAL MATTERS

Certain legal matters in connection with the notes offered hereby will be passed upon for us by Kim M. Rivera, the Company’s Chief Legal Officer, and Sidley Austin LLP, San Francisco, California, special counsel to the Company. Cahill Gordon & Reindel LLP, New York, New York will act as counsel for the underwriters, and certain regulatory matters will be passed upon for the underwriters by Winston & Strawn, Washington, D.C. Ms. Rivera participates in various employee benefit plans offered by the Company and as of March 31, 2014 beneficially owned or had vested rights to acquire shares of our common stock that represented approximately 0.043% of our total outstanding shares of common stock.

EXPERTS

The consolidated financial statements and financial statement schedule of DaVita HealthCare Partners Inc. as of December 31, 2012 and 2013, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

As described in the accompanying prospectus under the caption “Where You Can Find More Information,” we have incorporated by reference in the accompanying prospectus specified documents that we have filed or may file with the SEC under the Securities Exchange Act of 1934, as amended. However, no document or information that we have “furnished” or may in the future “furnish” to (rather than “file” with) the SEC shall be incorporated by reference into this prospectus supplement or the accompanying prospectus.

WHERE YOU CAN FIND MORE INFORMATION

DaVita HealthCare Partners Inc. is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with these requirements, it files annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. DaVita Inc’s SEC filings are available to the public at the SEC’s website at http://www.sec.gov. You may also inspect information that we file with The New York Stock Exchange at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

The address of our internet site is http://www.investors.davitahealthcarepartners.com. We make available free of charge on or through our internet site DaVita HealthCare Partners Inc.’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and amendments to those reports and proxy statements filed or furnished pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file this material with, or furnish it to, the SEC. Any internet addresses provided in this prospectus are for informational purposes only and are not intended to be hyperlinks. In addition, the information on our internet site is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus or any accompanying prospectus supplement or other offering materials. Accordingly, no information in our or any of these other internet addresses is included herein or incorporated or deemed to be incorporated by reference herein.

PROSPECTUS

Debt Securities

and Guarantees

We may offer and sell from time to time, any of the securities listed above, in one or more series.

This prospectus contains a general description of the securities we may offer for sale. The specific terms of these securities will be contained in one or more supplements to this prospectus. The prospectus supplements may add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus, carefully before you invest.

This prospectus may not be used to offer to sell any securities unless accompanied by a prospectus supplement.

We may sell any securities on a continuous or delayed basis directly to investors or through underwriters, dealers or agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters, dealers or agents are involved in the sale of any securities, the applicable prospectus supplement will set forth the names of such underwriters, dealers or agents and any applicable commissions or discounts. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in the applicable prospectus supplement.

Investing in our securities involves risks. See “Risk Factors” on page 5 of this prospectus along with the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 10, 2014.

Prospectus

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement or any related free writing prospectus from us that supplements this prospectus. We have not authorized anyone to provide any additional or other information. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the cover of the applicable document. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended. Under the automatic shelf registration process, we may, at any time and from time to time, in one or more offerings, sell debt securities, including any related guarantees, under this prospectus. This prospectus provides you with a general description of the securities we may offer. Each time we offer debt securities, we will provide a prospectus supplement that will contain specific information about the terms of those securities and the offering. The prospectus supplement may also add, update or change the information in this prospectus. Please carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated and deemed to be incorporated by reference in this prospectus and the additional information described below under the heading “Where You Can Find More Information.”

As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved.

As used in this prospectus, unless stated otherwise or the context requires otherwise, “DaVita,” DaVita HealthCare Partners,” the “Company,” “we,” “us” and “our” refer to DaVita HealthCare Partners Inc. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. We also file certain reports and other information with the New York Stock Exchange, or the NYSE, on which our common stock is traded. Copies of such material can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available through our website at http://www.davitahealthcarepartners.com. However, information on our website is not a part of this prospectus or any accompanying prospectus supplement.

The SEC allows us to “incorporate by reference” in this prospectus information that we file with the SEC, which means that we are disclosing important business and financial information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. This prospectus incorporates by reference the documents filed by us listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the year ended December 31, 2013;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2014; and

•	Current Reports on Form 8-K filed with the SEC on March 20, 2014.

We will provide free of charge a copy of any or all of the information that has been incorporated by reference in this prospectus if you write to or call us at the following:

DaVita HealthCare Partners Inc.

2000 16th Street

Denver, Colorado 80202

Telephone: (888) 484-7505

Attention: Investor Relations

FORWARD-LOOKING STATEMENTS

This prospectus and the documents deemed to be incorporated by reference in this prospectus contains or may contain statements that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements to be covered by the safe harbor provisions for such statements contained in these documents. All statements that do not concern historical facts are forward-looking statements and include, among other things, statements about our expectations, beliefs, intentions and/or strategies for the future. These forward-looking statements may include statements regarding our future operations, financial condition and prospects, expectations for treatment growth rates, revenue per treatment, expense growth, levels of the provision for uncollectible accounts receivable, operating income, cash flow, operating cash flow, estimated tax rates, capital expenditures, the development of new centers and center acquisitions, government and commercial payment rates, revenue estimating risk and the impact of our related level of indebtedness on our financial performance, including earnings per share. These statements can sometimes be identified by the use of forward looking words such as “may,” “believe,” “will,” “should,” “could,” “would,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “continue,” “seek,” “forecast,” or “intend” or other similar words or expressions of the negative thereof.

These statements involve substantial known and unknown risks and uncertainties that could cause our actual results to differ materially from those described in the forward-looking statements, including, but not limited to:

•	risks resulting from the concentration of profits generated by higher-paying commercial payor plans for which there is continued downward pressure on average realized payment rates, and a reduction in the number of patients under such plans, which may result in the loss of revenues or patients,

•	a reduction in government payment rates under the Medicare ESRD program or other government-based programs,

•	the impact of health care reform legislation that was enacted in the U.S. in March 2010,

•	the impact of the Center for Medicare and Medicaid Services (CMS) 2014 Medicare Advantage benchmark structure,

•	the impact of the American Taxpayer Relief Act,

•	the impact of the sequestration that went into effect on April 1, 2013,

•	the impact of disruptions in federal government operations and funding,

•	changes in pharmaceutical or anemia management practice patterns, payment policies, or pharmaceutical pricing,

•	legal compliance risks, including our continued compliance with complex government regulations and current or potential investigations by various government entities and related government or private-party proceedings, including risks relating to the final resolution of the 2010 and 2011 U.S. Attorney Physician Relationship Investigations, such as restrictions on our business and operations required by a corporate integrity agreement and other settlement terms, and the financial impact thereof,

•	continued increased competition from large and medium-sized dialysis providers that compete directly with us,

•	our ability to maintain contracts with physician medical directors, changing affiliation models for physicians, and the emergence of new models of care introduced by the government or private sector that may erode our patient base and reimbursement rates such as accountable care organizations (ACOs), independent practice associations (IPAs) and integrated delivery systems, or to businesses outside of dialysis and HCP’s business,

•	our ability to complete acquisitions, mergers or dispositions that we might be considering or announce, or to integrate and successfully operate any business we may acquire or have acquired, including HCP, or to expand our operations and services to markets outside the U.S.,

•	variability of our cash flows,

•	the risk that we might invest material amounts of capital and incur significant costs in connection with the growth and development of our international operations, yet we might not be able to operate them profitably anytime soon, if at all,

•	risks arising from the use of accounting estimates, judgments and interpretations in our financial statements,

•	loss of key HCP employees, potential disruption from the HCP transaction making it more difficult to maintain business and operational relationships with customers, partners, associated physicians and physician groups, hospitals and others,

•	the risk that laws regulating the corporate practice of medicine could restrict the manner in which HCP conducts its business,

•	the risk that the cost of providing services under HCP’s agreements may exceed our compensation,

•	the risk that reductions in reimbursement rates, including Medicare Advantage rates, and future regulations may negatively impact HCP’s business, revenue and profitability,

•	the risk that HCP may not be able to successfully establish a presence in new geographic regions or successfully address competitive threats that could reduce its profitability,

•	the risk that a disruption in HCP’s healthcare provider networks could have an adverse effect on HCP’s operations and profitability,

•	the risk that reductions in the quality ratings of health maintenance organization plan customers of HCP could have an adverse effect on HCP’s business,

•	the risk that health plans that acquire health maintenance organizations may not be willing to contract with HCP or may be willing to contract only on less favorable terms, and

•	the other risk factors referenced on page 5 of this prospectus.

The forward-looking statements included or incorporated by reference in this prospectus are only made as of the date of this prospectus or the respective document incorporated by reference herein, as applicable. Except as required by law, we undertake no obligation to update or revise these statements, whether as a result of changes in underlying factors, new information, future events or otherwise. See “Where You Can Find More Information.”

THE COMPANY

Our Company consists of two major divisions, Kidney Care and HealthCare Partners (HCP). Our Kidney Care division is comprised of our U.S. dialysis and related lab services business, our ancillary services and strategic initiatives including our international operations, and our corporate support expenses. Our HCP division is comprised of our HCP business. Our largest line of business is our U.S. dialysis and related lab services business, which is a leading provider of kidney dialysis services in the U.S. for patients suffering from chronic kidney failure, also known as end stage renal disease (ESRD). Our other major line of business is HCP, which is a patient-and physician-focused integrated health care delivery and management company with nearly three decades of providing coordinated, outcomes-based medical care in a cost-effective manner.

U.S. dialysis and related lab services business

Our U.S. dialysis and related lab services business is a leading provider of kidney dialysis services for patients suffering from chronic kidney failure or ESRD. As of March 31, 2014, we provided dialysis and administrative services in the U.S. through a network of 2,098 outpatient dialysis centers in 46 states and the District of Columbia, serving a total of approximately 165,000 patients. We also provide acute inpatient dialysis services in approximately 1,000 hospitals and related laboratory services throughout the U.S. Our U.S. dialysis and related lab services business accounted for approximately 65% of our consolidated net revenues for the twelve months ended March 31, 2014. All references in this document to dialysis and related lab services refer only to our U.S. dialysis and related lab services business.

HealthCare Partners business

HCP is a patient- and physician-focused integrated health care delivery and management company with nearly three decades of experience providing coordinated, outcomes-based medical care in a cost-effective manner. Through capitation contracts with some of the nation’s leading health plans, as of March 31, 2014, HCP had approximately 795,000 members under its care in southern California, central and south Florida, southern Nevada, central New Mexico and central Arizona. Of these, approximately 292,000 individuals were patients enrolled in Medicare Advantage. The remaining approximately 503,000 individuals were managed care members whose health coverage is provided through their employer or who have individually acquired health coverage directly from a health plan or as a result of their eligibility for Medicaid benefits. In addition to its managed care business, during the twelve months ended March 31, 2014, HCP provided care in all markets, except Arizona, to over 448,000 patients whose health coverage is structured on a fee-for-service (FFS) basis, including patients enrolled through traditional Medicare and Medicaid programs, preferred provider organizations and other third-party payors.

The patients of HCP’s associated physicians, physician groups and independent practice associations (IPAs) benefit from an integrated approach to medical care that places the physician at the center of patient care. As of March 31, 2014, HCP delivered services to its members via a network of over 3,000 associated group and other network primary care physicians, 217 network hospitals, and several thousand associated group and network specialists. Together with hundreds of case managers, registered nurses and other care coordinators, these medical professionals utilize a comprehensive information technology system, sophisticated risk management techniques and clinical protocols to provide high-quality, cost-effective care to HCP’s members.

Ancillary services and strategic initiatives businesses

As of March 31, 2014, our ancillary services and strategic initiatives consisted primarily of pharmacy services, disease management services, vascular access services, ESRD clinical research, physician services, direct primary care and our international dialysis operations. Our ancillary services and strategic initiatives, including our international operations accounted for approximately 8% of our consolidated net revenues for the twelve months ended March 31, 2014, and relate primarily to our core business of providing kidney care services. As of March 31, 2014, we provided dialysis and administrative services to a total of 75 outpatient dialysis centers located in ten countries outside the U.S.

RISK FACTORS

An investment in our debt securities involves significant risks. Before purchasing any securities, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, as updated by subsequent annual, quarterly and other reports and documents we file with the SEC that are incorporated by reference herein or in the applicable prospectus supplement. Our business, financial condition, results of operations or liquidity could be adversely affected by any of these risks.

The risks and uncertainties we describe are not the only ones we face. Additional risks and uncertainties not known to us or that we deem immaterial may also impair our business or operations. Any adverse effect on our business, financial condition, results of operations or liquidity could result in a decline in the value of the debt securities and the loss of all or part of your investment.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries. Net proceeds may be temporarily invested prior to use.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges for each of the periods indicated are set forth below. The information set forth below should be read together with the financial statements and the accompanying notes incorporated by reference into this prospectus. See “Where You Can Find More Information.”

	Three Months Ended March 31, 2014	Year Ended December 31,
		2013	2012	2011	2010	2009
Ratio of earnings to fixed charges (1)	3.12	2.73	3.17	3.39	3.43	3.56

(1)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings for this purpose is defined as pretax income from continuing operations adjusted by adding back fixed charges expensed during the period less pre-tax net income attributable to noncontrolling interests. Fixed charges include debt expense (interest expense and the amortization of deferred financing costs, the amortization of debt discounts and the amortization of interest rate cap agreements), the estimated interest component of rent expense on operating leases, and capitalized interest.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be our direct unsecured general obligations and will be senior debt securities, which will rank equally with any of our other unsecured senior debt. The debt securities will be issued under one or more separate indentures between us and a designated trustee. We will include in a prospectus supplement the specific terms of each series of senior debt securities being offered. In addition, the material terms of any indenture, which will govern the rights of the holders of our senior debt securities, will be set forth in the applicable prospectus supplement.

DESCRIPTION OF GUARANTEES

One or more registrants may issue from time to time guarantees for the benefit of holders of our debt securities. Any such guarantees will, unless otherwise specified in the applicable prospectus supplement, include the following terms and conditions, plus any additional terms specified in the accompanying prospectus supplement.

A guarantee will provide that the guarantor unconditionally guarantees the due and punctual payment of the principal, interest (if any), premium (if any) and all other amounts due under the applicable debt securities when the same shall become due and payable, whether at maturity, pursuant to mandatory or optional repayments, by acceleration or otherwise, in each case after any applicable grace periods or notice requirements, according to the terms of the applicable underlying securities. Any guarantee shall be unconditional irrespective of the validity or enforceability of the applicable underlying security, any change or amendment thereto or any other circumstances that may otherwise constitute a legal or equitable discharge or defense of a guarantor. However, the guarantors will not waive presentment or demand of payment or notice with respect to the applicable underlying security unless otherwise provided in the accompanying prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus in any of the following ways:

•	directly to one or more purchasers;

•	through underwriters, dealers or agents; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any direct purchasers or any underwriters, dealers or agents and their compensation in a prospectus supplement.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement accompanying this prospectus, Kim M. Rivera, the Company’s Chief Legal Officer, and Sidley Austin LLP, San Francisco, California, special counsel to the Company, will pass upon certain legal matters for us with respect to the securities. Ms. Rivera participates in various employee benefit plans offered by the Company and as of March 31, 2014 beneficially owned or had vested rights to acquire shares of our common stock that represented approximately 0.043% of our total outstanding shares of common stock.

EXPERTS

The consolidated financial statements and financial statement schedule of DaVita HealthCare Partners Inc. as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$1,750,000,000

DaVita HealthCare Partners Inc.

5.125% Senior Notes due 2024

PROSPECTUS SUPPLEMENT

June 10, 2014

Joint Book-Running Managers

Wells Fargo Securities

Barclays

BofA Merrill Lynch

Credit Suisse

Goldman, Sachs & Co.

J.P. Morgan

Morgan Stanley

SunTrust Robinson Humphrey

Co-Managers

Credit Agricole CIB

Mitsubishi UFJ Securities

Scotiabank

SMBC Nikko